As filed with the Securities and Exchange Commission on October 2, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENERAL MOTORS FINANCIAL COMPANY, INC.

(Exact name of registrant as specified in its charter)

(For co-registrants, please see Table of Additional Registrants on the next page.)

Texas	6199	75-2291093
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(817) 302-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank E. Brown III, Esq.

Senior Vice President, Corporate Counsel and Secretary

General Motors Financial Company, Inc.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(817) 302-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

L. Steven Leshin, Esq.

Gregory J. Schmitt, Esq.

Hunton & Williams LLP

1445 Ross Ave., Suite 3700

Dallas, Texas 75202

(214) 979-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
4.75% Senior Notes due 2017	$1,000,000,000	100%	$1,000,000,000	$128,800
Guarantee of 4.75% Senior Notes due 2017(2)	(2)	(2)	(2)	(2)

(1)	Equals the aggregate principal amount of 4.75% Senior Notes due 2017 being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The notes are guaranteed by the guarantor named in the Table of Additional Registrants. No separate consideration will be paid in respect of the guarantee pursuant to Rule 457(n) of the Securities Act. The guarantee is not traded separately.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact name of registrant as specified in its charter (1)	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number
AmeriCredit Financial Services, Inc.	Delaware	75-2439888

(1)	The address of the guarantor is 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, and the telephone number is (817) 302-7000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2013

Offer to Exchange up to $1,000,000,000 aggregate principal amount of new

4.75% Senior Notes due 2017,

which have been registered under the Securities Act,

for any and all of its outstanding unregistered 4.75% Senior Notes due 2017

Subject to the Terms and Conditions described in this Prospectus

The Exchange Offer will expire at 5:00 p.m. Eastern Time on                     , 2013,

unless extended

The Notes

We are offering to exchange, upon the terms and subject to the conditions of this prospectus and the accompanying letter of transmittal, our new registered 4.75% Senior Notes due 2017 for all of our outstanding old unregistered 4.75% Senior Notes due 2017. We refer to our outstanding 4.75% Senior Notes due 2017 as the “old notes” and to the new 4.75% Senior Notes due 2017 issued in this exchange offer as the “Notes.” We refer to the offer to exchange the old notes for the Notes as the “exchange offer” in this prospectus. The Notes are substantially identical to the old notes that we issued on August 16, 2012, except for certain transfer restrictions and registration rights provisions relating to the old notes.

Material Terms of The Exchange Offer

•	You will receive an equal principal amount of Notes for all old notes that you validly tender and do not validly withdraw before the exchange offer expires.

•	The exchange will not be a taxable exchange for U.S. federal income tax purposes.

•	There has been no public market for the old notes and we cannot assure you that any public market for the Notes will develop. We do not intend to list the Notes on any securities exchange or to arrange for them to be quoted on any automated quotation system.

•	The terms of the Notes are substantially identical to the old notes, except for transfer restrictions and registration rights provisions relating to the old notes.

•	If you fail to tender your old notes for the Notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

•	Each broker-dealer that receives Notes for its own account in the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, or the Securities Act, in connection with any resale of the Notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

Consider carefully the “Risk Factors” beginning on page 29 of this prospectus.

We are not making this exchange offer in any state where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October     , 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to exchange only the Notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 throughout this prospectus, including the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future,” or “anticipate” and other comparable expressions), you must remember that our expectations may not be correct, even though we believe they are reasonable. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. We do not guarantee that any future transactions or events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements. You should read carefully the section of this prospectus under the heading “Risk Factors.”

We assume no responsibility for updating forward-looking information contained herein or in other reports we file with the Securities and Exchange Commission (“SEC”), and do not update or revise any forward-looking information, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We may “incorporate by reference” in this prospectus information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below (but excluding any portions thereof that are furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2012 filed on February 15, 2013;

•	our Current Report on Form 8-K/A filed on February 26, 2013;

•	our Current Report on Form 8-K filed on April 8, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed on May 2, 2013;

•	our Current Report on Form 8-K filed on May 6, 2013;

•	our Current Report on Form 8-K filed on May 14, 2013;

•	our Current Report on Form 8-K filed on June 7, 2013;

•	our Current Report on Form 8-K/A filed on June 17, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on July 30, 2013; and

•	our Current Report on Form 8-K/A filed on August 19, 2013.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus. We also incorporate by reference into this prospectus all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or expiration of the exchange offer made hereby. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Unless expressly incorporated into this prospectus, information furnished under Items 2.02 and 7.01 on a Current Report on Form 8-K, and the exhibits furnished pursuant thereto, shall not be incorporated by reference into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

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You may request free copies of any of these filings by writing or calling us at our principal offices, which are located at the following address:

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Attention: Chris A. Choate, Chief Financial Officer

Telephone: (817) 302-7000

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the Notes that will be offered in exchange for the old notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the Notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

In addition, this prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available to holders of old notes upon request to us) for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

We file periodic reports and other information with the SEC. These reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov. You may also find additional information about us, including documents that we file with the SEC, on our website at http://www.gmfinancial.com. The information included or linked to this website in not a part of this prospectus.

Due to the financial statement impact of the international operations acquisition, the presentation convention has been changed from “thousands” to “millions” to simplify the review and analysis of our financial information. Some prior period amounts may not round under the new convention in a manner consistent with our previous presentation.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read the entire prospectus, including the section describing the risks related to our business, to our acquisition of Ally Financial Inc.’s international operations and to investing in the Notes entitled “Risk Factors” and the consolidated financial statements of GM Financial and of Ally Financial Inc.’s international operations, including the accompanying notes, incorporated by reference or included elsewhere in this prospectus, before deciding to exchange your old notes for Notes.

In this prospectus, unless the context indicates otherwise, “Company,” “GM Financial,” “we,” “us,” and “our” refer to General Motors Financial Company, Inc. and its subsidiaries which, as of the date of this prospectus, includes those entities that have already been acquired from Ally Financial Inc.; “Ally” refers to Ally Financial Inc.; “international operations” refers to the auto finance and financial services operations of Ally in Europe, Latin America and China and the entities that comprise such operations that we have acquired or will acquire; “North America” refers to the United States and Canada; “Europe” refers to Germany, the U.K., Austria, France, Italy, Switzerland, Sweden, Belgium, the Netherlands, Luxembourg, Spain, Greece and Portugal; “Latin America” refers to Mexico, Chile, Colombia and Brazil; and “Transactions” refers to the transactions described under “Acquisition of the International Operations.”

As of the date of this prospectus, we have acquired Ally’s auto finance and financial services operations in Europe and in Latin America, and we have not acquired the equity interest in GMAC-SAIC Automotive Finance Company Limited, which conducts auto finance and financial services in China.

The Exchange Offer

We completed on August 16, 2012 the private offering of $1.0 billion of 4.75% Senior Notes due 2017. We entered into a registration rights agreement (the “Registration Rights Agreement”) with the initial purchasers in the private offering of the old notes in which we agreed, among other things, to file a registration statement with the SEC, to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC and to use our commercially reasonable efforts to cause this exchange offer to be consummated within 365 days of August 16, 2012. You are entitled to exchange in this exchange offer old notes that you hold for registered Notes with substantially identical terms, except for certain transfer restrictions and registration rights provisions relating to the old notes. If we fail to timely file the registration statement, the registration statement is not timely declared effective or we fail to timely complete this exchange offer, we must pay liquidated damages to the holders of the old notes until the deadlines are met. You should read the discussion under the headings “Prospectus Summary” and “Description of the Notes” for further information regarding the Notes.

We believe that the Notes to be issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for further information regarding this exchange offer and resale of the Notes.

General Motors Financial Company, Inc.

Overview

GM Financial, the wholly-owned captive finance subsidiary of General Motors Company (“GM”), is a global provider of automobile financing solutions. As of June 30, 2013, our portfolio consisted of $26.2 billion of auto loans and leases and commercial dealer loans, comprised of $15.2 billion in North America and $11.0 billion internationally. We have been operating in the automobile finance business in North America since September 1992. Our strategic relationship with GM began in September 2009 and we were acquired by GM in October 2010 with the mission of providing captive financing capabilities to strategic and underserved segments of GM’s markets. Consistent with this mission, in November 2012, we announced the acquisition of Ally’s international operations which, when fully consummated, will provide us with the ability to serve GM dealers and consumers in Europe, Latin America and China. Upon completion of all of the Transactions, GM Financial will have a global footprint that covers approximately 80% of GM’s worldwide vehicle sales and includes both prime and sub-prime capabilities for consumer loans and leases and broad commercial lending capabilities for GM dealers. See “Acquisition of the International Operations.” Additionally, we maintain a significant share of the sub-prime auto finance market for used vehicles in North America, supporting used vehicle sales by both GM and non-GM dealerships.

As of the date of this prospectus, we operate in North America and internationally in Europe and Latin America. Pending certain regulatory and other approvals, we expect to complete the acquisition of the remaining international operations that we have not already acquired in early 2014 or as soon as practicable thereafter. In North America, we offer consumer and commercial financing. In our

North American consumer business, we primarily offer auto financing to sub-prime consumers who typically are unable to obtain financing from traditional sources such as banks and credit unions. We also offer a full credit spectrum of lease financing products for new GM vehicles as part of our consumer business in North America. We utilize a proprietary credit scoring system to differentiate credit applications and to statistically rank-order credit risk in terms of expected default rates, which enables us to evaluate credit applications for approval as well as appropriately tailor loan and lease pricing and structure. We source our business primarily through our relationships with automobile dealerships, which we maintain through our regional credit centers, marketing representatives (dealer relationship managers) and alliance relationships. We believe our origination efforts are supported by disciplined credit underwriting standards, risk-based pricing decisions and servicing expertise.

In 2012, we launched a commercial lending program for GM dealers in the U.S. and have now expanded that program to include GM dealers in Canada. Our strategy in offering commercial lending in North America is to build a platform with sufficient scale to support GM-franchised dealerships and provide relevant, competitive alternatives to existing marketplace offerings. This commercial lending program has grown rapidly in its first year, with approximately 200 dealer relationships and approximately $1.2 billion in outstanding commercial loans as of June 30, 2013.

We have helped GM achieve incremental sales through our sub-prime lending and full credit spectrum leasing products in North America. We have a significant share of GM’s sub-prime financings for new vehicle sales in North America and have helped increase GM’s sub-prime sales penetration to industry-leading levels. As of June 30, 2013, GM’s sales penetration in the U.S. sub-prime segment (considered to be borrowers with a credit bureau score of less than or equal to 620) was 8.6% compared to the industry average of 6.4% in the same quarter and 4.8% in the September 2010 quarter, prior to GM’s acquisition of us. With respect to U.S. leasing, GM’s penetration was 20.0% for the quarter ended June 30, 2013 compared to the industry average of 24.3% and GM’s penetration of 8.6% in the September 2010 quarter.

Through our international operations, we currently offer consumer and commercial financing in Europe and Latin America, primarily for GM customers and dealers. Following the completion of the remaining portion of the Transactions, our geographic coverage will also include China. The management team for the international operations, the members of which have become employees of GM Financial as a result of the Transactions completed thus far will continue to lead our international operations. These individuals had an average tenure of 21 years with Ally or its predecessors in the auto finance industry. In our international operations, we primarily offer retail loans to prime quality borrowers purchasing new GM vehicles. Depending on the country, we also offer complementary financing-related insurance products, such as credit life, gap and extended warranty coverage, which we provide through third-party insurance brokers and insurance companies. Similar to our North American business, we utilize a proprietary scoring system in most markets and have a risk management group dedicated to our international operations that monitors credit policy compliance and overall credit performance. We also offer commercial financing to GM dealers through our international operations. The international operations have strong, multi-decade relationships with GM-franchised dealerships in Europe and Latin America and we provide floorplan and other commercial loans to more than 90% of GM-franchised dealerships in these regions. Our commercial lending strategy in Europe and Latin America focuses on maintaining the high penetration levels we currently have with GM dealers and creating opportunities for increased consumer financing penetration in order to help GM achieve incremental new car sales.

Traditionally the businesses have been funded, both in North America and internationally, primarily through the utilization of bank provided credit facilities and through public and private securitization transactions. As a result of the completion of the Transactions, we expect that our funding platform will include incrementally more unsecured funding in addition to our more traditional secured funding sources.

Acquisition of the International Operations

On November 21, 2012, we announced agreements with Ally to acquire its auto finance and financial services operations in Europe and Latin America and its non-controlling 40% equity interest in GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”), which conducts auto finance and financial services business in China.

As of the date of this prospectus, we have acquired Ally’s auto finance and financial services operations in Europe and in Latin America, leaving our acquisition of Ally’s non-controlling 40% interest in GMAC-SAIC to be completed. The closing related to the remaining portion of the Transactions will occur when the closing conditions with respect to this portion of the Transactions have been satisfied or waived, which we currently expect to occur in early 2014 or as soon as practicable thereafter. The aggregate purchase price for all of the Transactions is approximately $4.1 billion, subject to closing adjustments. The aggregate amount paid with respect to the acquisitions that have occurred thus far is approximately $3.2 billion. In addition to the purchase price that we have paid with respect to the Transactions, we have also funded a $1.5 billion inter-company loan to certain of the entities we acquired in Europe, of which $1.4 billion was used to repay loans from Ally that were assumed as part of the acquisitions.

The approximately $3.2 billion paid for the acquisitions that have occurred thus far, and the $1.5 billion funded for the extension of the inter-company loan to our acquired European entities, were ultimately funded through a combination of our own cash, including cash proceeds received in our senior note offerings, and a $1.3 billion equity contribution from GM. We anticipate that the acquisition of the remaining portion of the international operations will cost approximately $900 million, subject to certain closing adjustments, and will be funded through a combination of our own cash and $700 million in additional equity from GM.

As of June 30, 2013, on a pro forma basis assuming completion of all of the Transactions, including an equity contribution of $2.0 billion from GM and the incurrence by us of $2.5 billion in unsecured notes, our balance sheet would reflect total assets of $35.5 billion, total liabilities (including consolidated debt) of $28.9 billion, tangible net worth of $5.4 billion and leverage, measured as total assets to tangible net worth, of 6.6x.

Strategic Rationale for the Acquisition of the International Operations

The acquisition of the international operations transforms GM Financial into a global captive finance company and provides numerous strategic benefits, including:

•	closes the competitive gap with respect to financing penetration, customer retention and financing cost competitiveness for GM;

•	enhances our ability to increase incremental sales of GM vehicles globally;

•	strengthens our relationship with GM by increasing our global footprint to cover approximately 80% of GM’s worldwide vehicle sales;

•	further transitions our business into a full spectrum credit platform as the international operations are predominantly focused on prime credit quality retail and commercial lending borrowers, and diversifies our North American business, with its focus on sub-prime retail borrowers;

•	diversifies our customer base geographically;

•	strengthens our balance sheet by diversifying our funding mix to include more unsecured indebtedness, resulting in less encumbered assets and more operating flexibility;

•	strengthens our management team with the addition of the existing management team of the international operations, which ensures business continuity with in-house knowledge to evaluate and develop financing capabilities in underserved or previously exited international markets; and

•	provides us with self-contained operating platforms for the international operations, including people and systems, which allow for a quality transition and provides for operational continuity.

Business Strategies

Expand our business with GM-franchised dealers and drive incremental GM vehicle sales

Our originations strategy is centered on maintaining and expanding our business with GM-franchised dealers and on driving incremental GM vehicle sales. We intend to pursue opportunities to increase and enhance our strategic support of GM vehicle sales by expanding our consumer and commercial business with GM-franchised dealers in North America, maintaining the high penetration levels the international operations currently have with GM dealers in Europe and Latin America and supporting increased consumer sales of GM vehicles in Europe and Latin America through expanded and more attractive product offerings. Upon full completion of the Transactions, we will have a global footprint that covers approximately 80% of GM’s worldwide vehicle sales. We expect that through this global alignment our volume of new GM originations and the percentage of our total originations represented by new GM vehicles will continue to increase.

Historically, the international operations had operated in more countries compared with its current footprint. As we evaluate the opportunities and work to ensure the availability of financing in GM’s key international markets, we may re-enter certain previously exited countries over time.

Consumer Strategy. Our consumer business strategy focuses primarily on increasing new GM vehicle sales by offering competitive financing programs to GM-franchised dealers. In North America, we provide financing solutions in specific market segments that are at times underserved or that we believe may benefit from additional competition. Our product offerings in North

America include sub-prime loans and full credit spectrum leasing for new GM vehicles. In the future, we may seek to expand our product offerings in North America to include prime, direct-to-consumer and balloon loans, as well as expand our capabilities to support fleet leasing for small businesses. Additionally, we plan to maintain a significant share of the North American sub-prime market for used vehicle financing for both GM and non-GM dealers. In our international operations, we offer a diverse product offering to GM dealers, focusing primarily on retail loans for prime quality borrowers purchasing new GM vehicles. Depending on the country, we also offer complementary financing-related insurance products, such as credit life, gap and extended warranty coverage, which we provide through third-party insurance brokers and insurance companies. Opportunities to expand our product offering in Europe and Latin America may include sub-prime lending, used vehicle financing and operating leasing.

Our support of GM’s competitive positioning in the market is demonstrated by our ability to drive incremental GM vehicles sales and our success in improving GM’s sales penetration of sub-prime loans and leases in the United States. Since our acquisition by GM in October 2010, GM’s U.S. sub-prime loan and lease penetration has increased at a greater rate than industry averages excluding GM. In Europe and Latin America, GM’s sales penetration of prime loans trails other vehicle manufacturers that have a captive finance company. One of our strategies for our international operations is to narrow this penetration gap, which we believe will facilitate incremental GM vehicle sales that are currently being lost due to financing not being available at competitive rates.

Commercial Strategy. Our commercial lending offerings include wholesale or floorplan loans to GM dealers to finance the purchase of vehicle inventory, and loans to finance improvements to dealership facilities, provide working capital and purchase and/or finance dealership real estate. Our commercial lending business in North America is relatively new, having launched in the United States in April 2012 and subsequently expanded into Canada in March 2013. Our strategy for commercial lending in North America is to build a platform with sufficient scale to support GM-franchised dealerships and provide relevant, competitive alternatives to existing marketplace offerings. Our European and Latin American commercial lending operations have had a relationship for decades with most of the GM-franchised dealerships in the countries where they operate, often since the inception of the dealerships, and have penetration rates in excess of 90% of total GM-franchised dealerships. Our strategy with respect to European and Latin American commercial lending is to maintain the high penetration rates we currently have with GM dealers and create opportunities to increase our penetration of consumer financing products and achieve incremental GM sales.

Maintain disciplined underwriting and credit risk management

We are committed to maintaining prudent underwriting standards throughout the business cycle. We view our proprietary scoring models for credit risk assessment of both consumer and commercial borrowers, and risk-based structuring and pricing of consumer loans and leases, as key to properly executing our business strategy. In all of our markets, we employ a disciplined underwriting process that includes both the use of proprietary scoring models and other guidelines and evaluation criteria to structure our loans and leases. Our international operations use regional and in-country underwriting to underwrite both consumer loans and leases and commercial lending accounts. We believe this regional and in-country presence enables us to be more responsive to dealer concerns and local market conditions.

Focus on maintaining strength of balance sheet and liquidity

To support our continued growth, both in North America and across our international operations, and to maintain financial flexibility throughout the business cycle, we are focused on prudent balance sheet management as well as maintaining an adequate level of liquidity. We have significant equity support from our parent, GM; assuming completion of all of the Transactions, GM will have invested an aggregate amount of $5.5 billion in GM Financial since we were acquired in 2010. As of June 30, 2013, on a pro forma basis assuming completion of all of the Transactions, including an equity contribution of $2.0 billion from GM and the incurrence by us of $2.5 billion in unsecured notes, our balance sheet would reflect total assets of $35.5 billion, total liabilities (including consolidated debt) of $28.9 billion, tangible net worth of $5.4 billion and leverage, measured as total assets to tangible net worth, of 6.6x. Additionally, our liquidity remains strong. As of June 30, 2013, we had $12.4 billion in credit facilities for the origination of consumer receivables and leases and dealer loans.

Maintain a diversity of funding sources

We have historically financed our business operations through a variety of sources, including credit facilities, securitization transactions and unsecured debt. We have a long history of successfully securitizing auto loans and anticipate continuing to use the securitization market as our primary funding source in North America. Similarly, the international operations have a long history of successfully financing auto loans and commercial loans through various secured and unsecured funding arrangements, including a history of using securitizations. We intend to continue to pursue a diversified funding strategy to access a variety of markets, channels and investors, including accessing the unsecured debt markets from time to time depending on prevailing conditions in the capital markets. Additionally, we believe that the increased scale and geographic and product diversification provided by the acquisition of the international operations enhances our credit profile and will be accretive to our ability to access a variety of capital sources.

Competitive Strengths

We believe our competitive strengths include the following:

Global captive finance company with full credit and product mix capabilities

Historically, we have focused on indirect sub-prime auto finance. GM acquired us in October 2010 to provide captive financing capabilities to strategic and underserved segments of GM’s markets. To fulfill this objective, in addition to continued support of GM with sub-prime lending, we have added full credit spectrum leasing capability across North America in 2011 and commercial lending capability for GM dealers in the U.S. in 2012 and in Canada in early 2013. We anticipate introducing prime lending products to our North American operations in the future, potentially as early as 2014, thereby further diversifying our product and credit mix to include full-captive capability for GM dealers in the U.S. and Canada.

The international operations are focused primarily on retail loans for prime quality borrowers purchasing new GM vehicles and commercial lending to GM dealers. Consequently, the Transactions will result in further diversification of our credit and product mix towards prime and commercial, respectively, versus our current North American credit and product mix of sub-prime and consumer, respectively. Additionally, upon completion of all of the Transactions, our captive financing capabilities will expand to cover approximately 80% of GM’s worldwide vehicle sales on four continents, resulting in significantly greater geographic diversification than our historical North American concentration.

We believe that this increased geographic, credit and product mix diversification will lower our default rates and make our credit performance results less volatile, due to the increased percentage of prime retail and commercial loans in our portfolio, thereby resulting in more stable and predictable profitability and cash flows from operations. Additionally, we also believe that lower and less volatile credit losses should result in the ability to obtain improved financing terms, more reliable access to funding and lower cost of funds.

Established automobile finance franchise with long-term track record

Our combined businesses have successfully operated in the North American, European and Latin American markets for an extended period of time. We believe we benefit from this tenure in these markets through strong dealer relationships, robust marketing, origination and servicing capabilities as well as established underwriting practices. We believe our market experience positions us well to continue to grow within these markets, further develop existing relationships and continue to broaden our product platform.

In North America, we have been operating in the auto finance industry since 1992, and currently provide loans on new and used vehicles purchased by consumers from both GM and non-GM franchised and select independent dealerships. Since our acquisition by GM, we began providing lease financing for new GM vehicles in the United States and Canada and more recently have launched a commercial lending business for GM-franchised dealers in North America. In addition to our new GM vehicle financing activities, we have historically maintained a significant share of the sub-prime auto finance market, primarily financing used vehicle purchases. We believe we are well positioned to take advantage of the favorable existing trends in the new and used automobile markets in North America at both GM-franchised and non-GM dealerships and, with our expanded product offerings, we are positioned to continue to strengthen and broaden these dealer relationships over time.

In Europe and Latin America, the international operations have been a leading financing provider to the auto industry for decades. The international operations have extensive histories and broad multi-national capabilities, having operated in Europe for over 90 years, Mexico and Brazil for over 70 years, and Chile and Colombia for over 30 years. This long operational history provides insights into the many varied markets in which we have and will operate and has contributed to strong and long-term relationships with multiple constituencies in these markets, including GM dealers, financing sources and regulatory agencies.

Within the fast growing Chinese market, GMAC-SAIC was one of the first Chinese foreign auto finance joint-venture companies in China and has operated there for almost a decade. We believe that GMAC-SAIC will be able to continue to build on its existing relationships.

Strong relationship with and significant capital resources from our parent company, GM

                As GM’s captive finance subsidiary, we currently benefit from, and will further benefit from upon the completion of the remaining portion of the Transactions, our access to GM-franchised dealerships across our North American, European, Latin American and Chinese operations, which we believe will drive increased origination volume from GM-franchised dealerships, both for new GM and used vehicles sold by these dealerships. Our GM sub-prime origination volume as a percent of total GM U.S. sub-prime origination volume was 33.9% for the three months ended June 30, 2013. We also believe our relationship with GM will continue to facilitate North American volume growth related to our expanded product offerings, such as our lease and commercial lending programs.

Our international operations have worked with or been a part of GM for over 90 years and have long-standing relationships with GM dealers. This long tenure as a business partner of both GM and GM dealerships in Europe, Latin America and China has resulted in stable, consistent and trusted relationships. These relationships, in turn, afford us unique opportunities to provide market intelligence feedback, develop and coordinate marketing and financing campaigns at the country, regional and vehicle model level, participate in customized training programs for dealer personnel and develop improved consumer finance product offerings, supported or endorsed by GM, that dealers can utilize to achieve incremental vehicle sales.

In addition to facilitating origination volume growth and the expansion of our product offerings across our operations, GM also provides us with significant financial resources through the provision of equity capital and access to liquidity facilities as well as other financial arrangements. As of June 30, 2013, GM had invested $4.8 billion in GM Financial, comprised of GM’s initial investment of $3.5 billion, as part of the October 2010 acquisition, as well as its April 2013 equity contribution of $1.3 billion in connection with the Transactions we have completed thus far. Additionally, we anticipate GM making an additional investment of $700 million in connection with the completion of the acquisition of the remaining portion of the international operations that we have not acquired thus far, which would result in a total investment of $5.5 billion. These investments reflect the strategic importance to GM of having a global captive auto finance company. GM’s most recent equity contributions also reflect a commitment by GM to ensure that we remain appropriately capitalized while we significantly expand and diversify our business through the consummation of the Transactions.

Financial resources available to us from GM also include a tax sharing agreement, which effectively defers up to $1.0 billion in taxes that we would otherwise be required to pay to GM over time, and a $600 million unsecured revolving credit facility. This facility has a commitment period running to September 2014. While we have no commitment, we expect that our unsecured revolving credit facility with GM will be extended and increased as necessary to support our liquidity. We believe our unsecured revolving credit facility and our tax sharing agreement increase our overall financial flexibility and capacity for growth.

In addition to the unsecured revolving credit facility that GM provides us, we benefit from access to a portion of GM’s three-year $5.5 billion secured revolving credit facility which GM entered into in November 2012, as this facility includes a GM Financial borrowing sub-limit of $4.0 billion. Our borrowings under the facility are limited by GM’s ability to borrow the entire amount available under the facility. Therefore, we may be able to borrow up to $4.0 billion or may be unable to borrow depending on GM’s borrowing activity. If we do borrow under the facility we expect such borrowings would be short-term in nature. Neither we, nor any of our subsidiaries, guarantee any obligations under this facility and none of our or our subsidiaries’ assets secure this facility.

Opportunity for future growth

We believe that the combined businesses will have numerous opportunities to grow and expand, primarily through our relationship with GM and by leveraging our relationships with GM-franchised dealerships.

We have developed strong origination capabilities in North America across a broad spectrum of the auto finance industry. As of June 30, 2013, we had active dealer agreements with approximately 4,640 GM-franchised dealerships, representing approximately 97% of all GM dealerships in North America, and with approximately 10,372 non-GM dealerships. While we continue to originate loans through non-GM dealers in the U.S., the volume of our new GM vehicle originations, including loans and leases, has increased substantially since we were acquired by GM in October 2010, having gone from $180 million in 2010 to $3.1 billion in 2012 to $2.3 billion in the first six months of 2013. Additionally, since we launched our North American commercial lending business in April 2012, we have added approximately 200 dealers with outstanding receivables of $1.2 billion as of June 30, 2013.

Our growth opportunities in North America include continued growth in our sub-prime lending business and in our leasing and commercial lending businesses, expansion of our consumer product offerings to include prime, direct-to-consumer and balloon loans, as well as expansion of our capabilities to support fleet leasing for small businesses.

We also have strong origination capabilities in Europe and Latin America, based on our high GM dealer penetration rates. As of June 30, 2013, the international operations had commercial lending relationships with approximately 2,400 dealers in Europe and Latin America, representing 95% wholesale penetration in these regions. Our strong and long-standing relationships with GM dealers in Europe and Latin America provide us with an opportunity to increase our penetration of consumer lending for new GM vehicle sales by these dealerships. Currently, GM’s sales penetration of prime loans in Europe and Latin America trails other vehicle manufacturers that have a captive finance company. One of our strategies in Europe and Latin America is to narrow this penetration gap while increasing consumer loans in these regions.

Other growth opportunities in Europe and Latin America include re-entering certain countries that the international operations had previously exited, expanding lease product offerings, expanding sub-prime lending, and increasing used vehicle financing through GM dealerships.

We anticipate that the Chinese auto and auto finance market will continue to grow and mature and we expect to benefit from such growth upon the completion of the acquisition of the equity interest in GMAC-SAIC.

Disciplined credit underwriting across products, geographies and credit spectrum

We utilize proprietary credit scoring systems in our underwriting process across our North American, European and Latin American operations, for both our consumer and commercial lending activities and for our prime and sub-prime products. In the case of consumer applicants, these systems rank order risk which allows us to effectively structure our product offerings based upon our assessment of the applicant’s risk profile. For commercial lending applications, we assign dealers a risk ranking based on our due diligence and the assessment of various financial ratios. In addition to utilizing our credit scoring systems, we maintain other underwriting guidelines comprised of numerous evaluation criteria. For consumer loans our evaluation criteria include:

•	identification and assessment of the applicant’s willingness and ability to repay the loan or lease, including consideration of credit history and performance on past and existing obligations;

•	credit bureau and other third-party data as available;

•	collateral identification and valuation;

•	payment structure and debt ratios;

•	insurance information;

•	employment, income and residency verifications, as considered appropriate; and

•	in certain cases, the creditworthiness of a co-obligor.

Our North American and international operations have separate risk management departments that oversee development of our credit scoring systems, monitor compliance with credit policy and track and evaluate credit performance. For our commercial borrowers, collateral audits are conducted regularly and we monitor dealership financial results and other performance indicators.

Conservative balance sheet and strong liquidity position

The combined businesses will continue to maintain the disciplined approach to capital structure management we have demonstrated historically, with the completion of the Transactions aligning our balance sheet with our long-term objectives.

As of June 30, 2013, on a pro forma basis assuming completion of all of the Transactions, including an equity contribution of $2.0 billion from GM and the incurrence by us of $2.5 billion in unsecured notes, our balance sheet would reflect total assets of $35.5 billion, total liabilities (including consolidated debt) of $28.9 billion, tangible net worth of $5.4 billion and leverage, measured as total assets to tangible net worth, of 6.6x, consistent with our target range of 6-8x.

As of June 30, 2013, on a pro forma basis assuming completion of all of the Transactions, including an equity contribution of $2.0 billion from GM and the incurrence by us of $2.5 billion in unsecured notes, our liquidity would be $3.4 billion, consisting of cash-on-hand, available borrowing capacity on our credit facilities for the origination of consumer and commercial receivables and available borrowing capacity on our unsecured revolving credit facility from GM. As of June 30, 2013, we had $12.4 billion in credit facilities for the origination of consumer receivables and leases and dealer loans.

In North America, we have used securitizations as our primary source of permanently financing our originations, having raised more than $73 billion since 1994. The international operations utilize a diverse funding platform that incorporates both secured and unsecured sources, including the use of securitizations, commercial paper programs and deposit type programs depending on market conditions. Like in the U.S. and Canada, the international operations fund in local currency to reduce currency and country risk. We expect to continue to fund in local currency when possible, to maintain liquidity levels appropriate to our scale of operations.

Experienced management team

Our executive management team in North America has an average tenure at GM Financial of approximately 15 years. Almost all of the executive management team has remained in place subsequent to our being acquired by GM. In addition, we have had strong stability among the senior leaders in our origination, servicing and credit risk management groups. The management team for the international operations, the members of which have become employees of GM Financial as a result of the closing of the Transactions completed thus far and will continue to lead our international operations, had an average tenure of 21 years with Ally or its predecessors in the auto finance industry. This stability has enabled our management team to gain experience operating our business across several economic cycles.

Business

We are a global provider of automobile finance solutions and operate in the market as the wholly-owned captive finance subsidiary of our parent, GM. As a result of the Transactions, we intend to conduct our business generally in two reporting segments, the North America segment (consisting of operations in the United States and Canada) and the international segment (consisting of operations in all other countries). Upon the closing of the acquisition of the remaining portion of the international operations we will conduct business in China (through an equity interest in GMAC-SAIC), and this will be included in our international segment.

North America

Consumer

Our automobile finance programs in North America include sub-prime lending and full spectrum leasing. Our sub-prime lending program is designed to serve customers who have limited access to automobile financing through banks and credit unions. Our typical borrowers have experienced prior credit difficulties or have limited credit histories and generally have credit bureau scores ranging from 500 to 700. We generally charge higher rates than those charged by banks and credit unions and we also expect to sustain a higher level of defaults than these other automobile financing sources.

Our full spectrum leasing product is offered through GM dealers and targets prime and sub-prime consumers leasing new GM vehicles. We seek to provide competitive alternatives to existing marketplace lease offerings in GM franchised dealers.

As a primarily indirect auto finance provider, we focus our marketing activities on automobile dealerships. We are selective in choosing the dealers with whom we conduct business and primarily pursue GM and non-GM manufacturer franchised dealerships with new and used car operations and a limited number of independent dealerships. We generally finance new GM vehicles, moderately-priced new vehicles from other manufacturers, and later-model, low-mileage used vehicles. Of the contracts purchased by us during fiscal 2012 and the first six months of 2013, 94% were originated by manufacturer franchised dealers, and 6% by select independent dealers; further, 48% and 46%, respectively, were used vehicles, 31% and 33%, respectively, were new GM vehicles (not including new GM vehicles that we leased during the year) and 21% were new non-GM vehicles.

Our origination platform provides specialized focus on marketing our financing programs and underwriting loans and leases. Responsibilities are segregated so that the sales group markets our programs and products to our dealer customers, while the underwriting group focuses on underwriting, negotiating and closing loans and leases. Our sales and underwriting groups are further segregated with separate teams servicing GM dealers and non-GM dealers, allowing us to continue efficient service for our non-GM dealers under the “AmeriCredit” brand while providing GM-franchised dealers the broader loan, lease and commercial lending products we offer under the “GM Financial” brand.

We utilize a proprietary credit scoring system to support the credit approval process. The credit scoring system was developed through statistical analysis of our consumer demographic and portfolio databases consisting of data which we have collected over 20 years of operating history. Credit scoring is used to differentiate credit applications and to statistically rank-order credit risk in terms of expected default rates, which enables us to evaluate credit applications for approval and tailor contract pricing and structure. In addition to our proprietary credit scoring system, we utilize other underwriting guidelines in our underwriting process to help us further evaluate the credit risk of our consumer financing activities.

Our servicing activities include collecting and processing customer payments, responding to customer inquiries, initiating contact with customers who are delinquent, maintaining the security interest in the financed vehicle, monitoring physical damage insurance coverage of the financed vehicle, and arranging for the repossession of financed vehicles, liquidation of collateral and pursuit of deficiencies when appropriate. Our activities also include managing an end-of-term process for consumers purchasing or returning leased vehicles.

Commercial

In April 2012 and March 2013, we launched our U.S. and Canadian commercial lending platforms to further support our GM-franchised dealerships and their affiliates. Our commercial lending offerings consist of loans to finance the purchase of vehicle inventory, also known as wholesale or floorplan financing, as well as dealer loans, which are loans to finance improvements to dealership facilities, to provide working capital, and to purchase and/or finance dealership real estate.

Each dealer is assigned a risk rating based on various factors, including, but not limited to, collateral analysis, capital sufficiency, operating performance, financial outlook and credit and payment history, if available. The risk rating indicates the pricing for and guides the management of the account. We monitor the level of borrowing under each dealer’s account daily. Our commercial loan servicing activities include dealership customer service, account maintenance, exception processing, credit line monitoring and adjustment and insurance monitoring.

International

We utilize a “dealer-centric” approach offering a broad portfolio of products and services to promote one-stop shopping and help dealers more easily grow their business.

Consumer

We primarily employ an indirect-to-consumer model similar to the one we use in North America. Our consumer lending programs focus on financing prime quality consumers purchasing new GM vehicles. In many of the countries in which we operate, we also offer financial leases and a lease/retail hybrid product that includes a balloon payment at expiration where the consumer may elect to pay, refinance or return the vehicle. We also offer finance-related insurance products through third parties, such as credit life, gap and extended warranty coverage. We finance primarily new automobiles, although we also finance used automobiles. In most of the countries in which we operate, similar to our underwriting process in North America, we utilize a proprietary credit scoring system to differentiate consumer credit applications and to statistically rank-order credit risk in terms of expected default rates, which enables us to evaluate credit applications for approval and tailor loan and lease pricing and structure.

Commercial

Commercial products offered to dealer customers include new and used vehicle inventory financing, inventory insurance, working capital and capital improvement loans. Other commercial products include fleet financing and storage center financing. In addition, we provide training to dealer employees to help them maximize the value of these finance and insurance products. We utilize a proprietary underwriting system for commercial lending that has been refined through decades of experience in managing economic cycles. This process involves assigning a risk rating to each dealer based on our due diligence of various factors, including, but not limited to, collateral analysis, capital sufficiency, operating performance, financial outlook and credit and payment history, if available. The underwriting processes are performed in commercial lending centers located in China, Mexico, Brazil and Germany, the management of which operates independently of in-country sales and servicing operations.

Financing

We primarily finance our loan, lease and commercial origination volume through the use of our secured and unsecured bank lines, through public and private securitization transactions where such markets are developed and, to a lesser extent in Latin America, through public financing programs like the issuance of commercial paper and other financing programs. Additionally, in Europe, a portion of our operations are funded through an inter-company loan from GM Financial to our European entities.

Consumer loans and leases, as well as receivables originated in our commercial lending business, are typically funded initially using bank lines, which may be secured or unsecured and which may also be committed or uncommitted, with participating banks providing financing either directly or through institutionally managed commercial paper conduits. Under these facilities, we may utilize special purpose finance subsidiaries to issue notes to the bank participants or agents, collateralized by finance contracts and cash that we have transferred to such subsidiaries.

We also pursue a financing strategy of securitizing our consumer loan and lease originations, as well as our commercial receivables, to diversify our funding sources and free up capacity on our bank lines for the origination of additional finance receivables. This has traditionally allowed us to finance our finance receivables portfolio over the life of a securitization transaction and lock in the excess spread on the receivables financed.

We seek to fund our international operations through local sources of funding to minimize currency and country risk. As such, the mix of funding sources varies from country to country, based on the characteristics of our receivables and the relative development of debt capital and securitization markets in each country. Our Latin American operations are entirely funded locally. Our European operations obtain most of their funding from local sources, but also borrow funds from affiliated companies, including GM Financial.

In addition to our bank lines and securitization programs, GM provides us with financial resources through a tax sharing agreement, which effectively defers up to $1.0 billion in taxes that we would otherwise be required to pay to GM over time, and through a $600 million unsecured revolving credit facility. This facility has a commitment period running to September 2014. While we have no commitment, we expect that our revolving credit facility with GM will be extended and increased as necessary to support our liquidity.

Corporate Information

We were incorporated in Texas on May 18, 1988, and succeeded to the business, assets and liabilities of a predecessor corporation formed under the laws of Texas on August 1, 1986. Our predecessor began operations in March 1987, and the business has been operated continuously since that time. Our principal executive offices are located at 801 Cherry Street, Suite 3500, Fort Worth, Texas, 76102 and our telephone number is (817) 302-7000.

The Exchange Offer

The exchange offer relates to the exchange of up to $1.0 billion aggregate principal amount of outstanding old notes for an equal aggregate principal amount of Notes. The form and terms of the Notes are identical in all material respects to the form and terms of the outstanding old notes, except for certain transfer restrictions and registration rights provisions relating to the old notes. The Notes will be registered under the Securities Act, and therefore they will not bear legends restricting their transfer.

Securities to be Exchanged	On August 16, 2012, we issued $1.0 billion aggregate principal amount of old notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The terms of the Notes and the old notes are substantially identical in all material respects, except that the Notes will be freely transferable by the holders except as otherwise provided in this prospectus. See “Description of the Notes.”

The Exchange Offer

We are offering to exchange a like amount of Notes for our old notes in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, old notes representing $1.0 billion aggregate principal amount are outstanding.

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to certain third parties unrelated to us, we believe that Notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery requirements of the Securities Act, as long as:

•   you are not an “affiliate” of ours;

•   you are acquiring the Notes in the ordinary course of your business;

•   you have no arrangement or understanding with any person to participate in the distribution of the Notes issued to you in the exchange offer;

•   if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Notes issued in the exchange offer; and

•   if you are a broker-dealer, you will receive the Notes for your own account, the old notes were acquired by you as a result of market-making or other trading activities,

and you will deliver a prospectus when you resell or transfer any Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Registration Rights	We sold the old notes on August 16, 2012 in a private placement in reliance on Section 4(2) of the Securities Act. The old notes were immediately resold by the initial purchasers in reliance on Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale, we, together with the guarantor, entered into the Registration Rights Agreement with the initial purchasers of the old notes requiring us to make the exchange offer. The Registration Rights Agreement further provides that we must (i) file a registration statement with SEC, (ii) use our commercially reasonable efforts to cause the registration statement with respect to the exchange offer to be declared effective, and

(iii) use our commercially reasonable efforts to cause the exchange offer to be consummated on or before the 365th day following August 16, 2012. A copy of the Registration Rights Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Expiration Date	The exchange offer will expire at 5:00 p.m., Eastern time, , 2013 or a later date and time if we extend it (the “expiration date”).

Withdrawal	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense promptly after the expiration or termination of the exchange offer.

Interest on the Notes and the Old Notes	Interest on the Notes will accrue from August 16, 2012 or from the date of the last payment of interest on the old notes, whichever is later. No additional interest will be paid on old notes tendered and accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, certain of which may be waived by us.

Procedures for Tendering Old Notes	Each holder of the old notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein. Persons holding the old notes through the Depository Trust Company (“DTC”), and wishing to accept the exchange offer must do so pursuant to DTC’s Automated Tender Offer Program, by which each tendering participant will agree to be bound by the letter of transmittal. We will accept for exchange any and all old notes which are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The Notes will be delivered promptly following the expiration date. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent in connection with the exchange offer.

Federal Income Tax Considerations	We believe the exchange of old notes for Notes pursuant to the exchange offer will not constitute a sale or an exchange for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Appraisal or Dissenters’ Rights	You will not have appraisal or dissenters’ rights in connection with the exchange offer.

Regulatory Requirements	Following the effectiveness of the registration statement covering the exchange offer, no material federal or state regulatory requirement must be complied with in connection with the exchange offer.

Consequences of Not Exchanging Old Notes

If you do not exchange your old notes for Notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer contained in the legend on the old notes. In general, the old notes may not be offered or sold unless they are registered under the Securities Act. However, you may offer or sell your old notes under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. If you do not exchange your old notes for the Notes in the exchange offer, your old notes will continue to be guaranteed by the guarantor.

Summary of the Terms of the Notes

Issuer	General Motors Financial Company, Inc.

Securities Offered	$1.0 billion aggregate principal amount of 4.75% Senior Notes due 2017.

Maturity Date	The Notes will mature on August 15, 2017.

Interest Payment Dates	February 15 and August 15 of each year.

Interest	The Notes will accrue interest at a rate of 4.75% per year.

Guarantor	The Notes will be guaranteed by our principal United States operating subsidiary, AFSI, on a senior unsecured basis and, under certain circumstances, certain of our other subsidiaries. See “Description of the Notes—Subsidiary Guarantee” and “—Certain Covenants—Additional Guarantees.”

Ranking	The Notes will be our and the guarantor’s unsecured senior obligations. The Notes will rank equal in right of payment with all of such entities’ existing and future senior indebtedness and will rank senior in right of payment to all of such entities’ existing and future subordinated indebtedness; however, the Notes will be effectively subordinated to all of our and the guarantor’s secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will also be structurally subordinated to the indebtedness and other obligations of our subsidiaries that do not guarantee the Notes with respect to the assets of such entities. As of June 30, 2013, on a pro forma basis assuming completion of all of the Transactions and after giving effect to the incurrence by us of $2.5 billion in unsecured notes and the application of the proceeds, we and the guarantor would have had $4.0 billion of indebtedness (of which none would have been secured indebtedness). As of June 30, 2013, on a pro forma basis assuming completion of all of the Transactions and after giving effect to the incurrence by us of $2.5 billion in unsecured notes and the application of the proceeds, our subsidiaries that will not guarantee the Notes had $24.0 billion of secured debt, unsecured debt and other liabilities, $33.5 billion of assets and 94% of consolidated total assets.

Certain Covenants	The indenture governing the Notes contains a covenant limiting our ability to sell all or substantially all of our assets or merge or consolidate with or into other companies; and a covenant limiting our and our restricted subsidiaries’ ability to incur liens. These covenants are subject to a number of important limitations and exceptions and in many circumstances may not significantly restrict our or our restricted subsidiaries’ ability to take the actions described above. For more details, see “Description of the Notes—Certain Covenants.”

Change of Control	Upon a change of control, we will be required to offer to purchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes—Certain Covenants—Change of Control.”

If at any time the credit rating of the Company is investment grade from at least two out of three specified rating agencies, then this change of control covenant will cease to apply to the Notes. See “Description of the Notes—Certain Covenants—Change of Control.”

Optional Redemption	We may redeem some or all of the Notes at our option at any time before maturity at the “make-whole” price described under “Description of the Notes—Optional Redemption.”

Trading	The Notes will not be listed on any securities exchange or included in any automated quotation system. There can be no assurance that a market for the Notes will develop.

Trustee	Wells Fargo Bank, National Association.

Governing Law	The indenture is, and the Notes will be, governed by the laws of the State of New York.

Risk Factors	Investing in the Notes involves substantial risks. You should carefully consider all the information contained or incorporated by reference in this prospectus prior to investing in the Notes. In particular, we urge you to carefully consider the information set forth in the section under the heading “Risk Factors” for a description of certain risks you should consider before investing in the Notes.

Summary Historical Financial Data

The tables below summarize selected financial information. After our acquisition by GM via our merger with an indirect wholly owned subsidiary of GM (the “Merger”), AmeriCredit Corp. (“Predecessor”) was renamed General Motors Financial Company, Inc. (“Successor”) and the “Summary Historical Financial Data” for periods preceding the Merger and for the periods succeeding the Merger have been derived from the consolidated financial statements of the Predecessor and the Successor, respectively. The consolidated financial statements of the Predecessor have been prepared on the same basis as the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. The consolidated financial statements of the Successor reflect the application of acquisition accounting. The following tables also present summary financial data for the six months ended June 30, 2013 and 2012, which we derived from the unaudited condensed consolidated financial statements. In our opinion, this interim data reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.

You should read this data in conjunction with, and it is qualified by reference to, the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Form 10-K for the year ended December 31, 2012 filed on February 15, 2013 and in our Form 10-Q for the quarter ended June 30, 2013 filed on July 30, 2013, our consolidated financial statements and the notes thereto, and the other financial information contained elsewhere or incorporated by reference herein.

	Successor					Predecessor								Successor
	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2011		Period From October 1, 2010 Through December 31, 2010		Period From July 1, 2010 Through September 30, 2010		Fiscal Year Ended June 30, 2010		Fiscal Year Ended June 30, 2009		Fiscal Year Ended June 30, 2008		Six Months Ended June 30,
														2013	2012
						(In millions)
Operating Data:
Revenue
Finance charge income	$1,594		$1,247		$264		$343		$1,431		$1,903		$2,382	$1,062	$762
Other revenue	367		163		17		30		92		164		161	314	156

	1,961		1,410		281		373		1,523		2,067		2,543	1,376	918

Costs and expenses
Operating expenses	398		339		71		69		289		309		398	299	191
Leased vehicles expenses	211		67		2		6		35		48		36	181	92
Provision for loan losses	304		178		26		75		388		972		1,131	194	110
Interest expense	283		204		37		89		457		726		859	246	127
Restructuring charges, net											12		20
Impairment of goodwill													213
Acquisition and integration expenses	21				16		43							22

	1,217		788		152		282		1,169		2,067		2,657	942	520

Income before income taxes	744		622		129		91		354				(114)	434	398
Income tax provision	281		236		54		40		133		11		(32)	150	149

Net income	$463		$386		$75		$51		$221		$(11)		$(82)	$284	$249

Comprehensive income	$467		$376		$76		$57		$254		$(26)		$(134)	$219	$246

Other Data:
Consumer loan origination volume	$5,579		$5,085		$935		$959		$2,138		$1,285		$6,075	$3,827	$2,885
Lease origination volume	1,343		987		10								218	1,454	778

Total origination volume	$6,922		$6,072		$945		$959		$2,138		$1,285		$6,293	$5,281	$3,663

Commercial loans funded	$1,227	$		$		$		$		$		$		$8,398	$174

	Successor						Predecessor						Successor
	Fiscal Year Ended December 31, 2012		Fiscal Year Ended December 31, 2011		Period From October 1, 2010 Through December 31, 2010		Period From July 1, 2010 Through September 30, 2010		Fiscal Year Ended June 30, 2010		Fiscal Year Ended June 30, 2009	Fiscal Year Ended June 30, 2008	Six Months Ended June 30,
													2013		2012
							(Dollars in millions)
Portfolio Data:
Finance receivables	$11,349		$9,341		$8,224		$8,676		$8,734		$10,928	$14,981	$23,392		$10,280
Average finance receivables	10,599		9,112		8,680		8,718		9,495		13,002	16,059	17,422		10,062
Average earning assets	11,923		9,541		8,730		8,793		9,621		13,185	16,182	19,579		11,162
Ending earning assets	13,256		10,489		8,695		8,730		8,828		11,084	15,192	26,233		11,935

Charge-offs	$304		$66		$		$218		$1,249		$1,659	$1,670	$248		$104
Adjustments to reflect write-offs of the contractual amounts on the pre-acquisition portfolio	305		569		221								94		168

Total credit losses on the combined portfolio	$609		$635		$221		$218		$1,249		$1,659	$1,670	$342		$272

Net credit losses	$256		$289		$120		$119		$705		$1,033	$1,000	$134		$98
Consumer finance receivables greater than 60 days delinquent	230		182		212		216		231		383	435	253		158
Ratios:
Net losses as a percentage of average consumer finance receivables	2.5%		3.2%		5.5%		5.4%		7.4%		7.9%	6.2%	1.8%		2.0%
Delinquencies greater than 60 days as a percentage of consumer finance receivables	2.1%		1.9%		2.4%		2.5%		2.7%		3.5%	2.9%	1.4%		1.5%

	Successor						Predecessor						Successor
	Fiscal Year Ended December 31, 2012		Fiscal Year Ended December 31, 2011		Period From October 1, 2010 Through December 31, 2010		Period From July 1, 2010 Through September 30, 2010		Fiscal Year Ended June 30, 2010		Fiscal Year Ended June 30, 2009	Fiscal Year Ended June 30, 2008	Six Months Ended June 30,
													2013		2012
Other Portfolio Data:
Ratio of earnings to fixed charges(1)	3.3	x	3.3	x	3.0	x	2.0	x	1.8	x	(2)	(2)	2.7	x	3.7	x
Percentage of total indebtedness to total capitalization	71.3%		68.5%		66.6%		75.1%		75.0%		81.9%	87.8%	79.4%		69.9%
Operating expenses as a percentage of average earning assets	3.3%		3.5%		3.2%		3.1%		3.0%		2.3%	2.5%	3.1%		3.4%
Percentage of senior unsecured debt to total equity	34.3%		12.8%		2.0%		20.0%		20.2%		23.0%	42.9%	67.8%		12.0%
Ratio of tangible assets to tangible net worth	4.6	x	4.2	x	4.0	x	4.1	x	4.1	x	5.7%	8.4%	6.2	X	4.4	x
Ratio of ending earning assets to tangible net worth	4.1	x	3.7	x	3.6	x	3.6	x	3.7	x	5.3%	7.7%	5.5	X	3.9	x

	Successor			Predecessor			Successor
	December 31,			June 30,			June 30,
	2012	2011	2010	2010	2009	2008	2013	2012
				(In millions)
Balance Sheet Data:
Cash and cash equivalents	$1,289	$572	$195	$282	$193	$433	$1,757	$952
Finance receivables, net	10,998	9,162	8,197	8,160	10,037	14,030	22,945	10,031
Leased vehicles, net	1,703	809	47	95	156	211	2,655	1,367
Goodwill	1,108	1,108	1,095				1,158	1,108
Total assets	16,197	13,043	10,919	9,881	11,958	16,508	30,585	14,640
Secured debt	9,378	8,037	6,960	6,708	9,057	13,348	17,548	9,150
Unsecured debt							1,238
Senior notes,	1,500	500	70	71	92	200	4,000	500
Convertible senior notes		1	1	414	393	643		1
Related party taxes payable	559	300	42				644	478
Total liabilities	11,818	9,120	7,389	7,481	9,851	14,543	24,683	10,482
Shareholder’s equity	4,379	3,923	3,530	2,400	2,107	1,965	5,902	4,157
Tangible net worth	3,271	2,814	2,430	2,400	2,107	1,965	4,733	3,049

(1)	Represents the ratio of the sum of income before taxes plus fixed charges for the period to fixed charges. Fixed charges, for the purpose of this computation, represents interest and a portion of rentals representative of an implicit interest factor for such rentals.
(2)	The amount of the coverage deficiency for the years ended June 30, 2009 and 2008, was approximately $0.2 million and $113.6 million, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 21, 2012, General Motors Financial Company, Inc. (“GM Financial”) and Ally Financial Inc. (“Ally”) announced agreements to acquire Ally’s auto finance and financial services operations in Europe and Latin America and its non-controlling 40% equity interest in GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”), which conducts auto finance and financial services business in China (collectively, the “International Operations”).

On April 1, 2013, GM Financial and Ally completed a transaction under which GM Financial acquired Ally’s equity interests in its top-level holding companies that comprise substantially all of Ally’s auto finance and financial services business in Europe other than in France and Portugal and in Latin America other than Brazil, pursuant to the Purchase and Sale Agreement entered into on November 21, 2012, as subsequently amended and restated on February 22, 2013 (the “PSA”). The purchase price was approximately $2.4 billion, subject to possible adjustments as provided in the PSA.

On May 14, 2013, GM Financial issued and sold $1.0 billion in aggregate principal amount of 2.75% Senior Notes due 2016 (the “2016 Notes”), $750 million in aggregate principal amount of 3.25% Senior Notes due 2018 (the “2018 Notes”) and $750 million in aggregate principal amount of 4.25% Senior Notes due 2023 (the “2023 Notes” and, together with the 2016 Notes and the 2018 Notes, the “Notes”).

On June 3, 2013, GM Financial and Ally completed a transaction under which GM Financial acquired, effective as of June 1, 2013, Ally’s equity interests in its companies that comprise Ally’s auto finance and financial services business in France and Portugal (together, with the Ally businesses acquired on April 1 2013, the “Previously Acquired International Operations”), pursuant to the PSA. The purchase price was approximately $150 million, subject to possible adjustments as provided in the PSA.

On October 1, 2013, GM Financial and Ally completed a transaction under which GM Financial acquired Ally’s equity interests in its companies that comprise Ally’s auto finance and financial services business in Brazil. As of October 1, 2013, the acquisition by GM Financial of Ally’s non-controlling 40% equity interest in GMAC-SAIC remained subject to certain regulatory approvals. The acquisition of the non-controlling 40% equity interest in GMAC-SAIC is expected to be completed in the first quarter of 2014 or as soon as practicable thereafter. The auto finance and financial services business acquired in Brazil and to be acquired in China are referred to in this Unaudited Pro Forma Condensed Combined Financial Information section as the “Brazil/China International Operations.”

GM Financial is the wholly-owned captive finance subsidiary of General Motors Company (“GM”). Ally has historically provided a majority of the financing for GM’s dealers and a significant portion of the financing for its customers in the U.S. and Canada and other major international markets where it operates including through the operations that are the subject of the transactions described herein. Historically, Ally has been GM’s primary financing partner for incentivized retail financing programs in its major markets. Currently, GM owns 9.9% of the common equity of Ally through an independent trust. The purchase price was determined based on arm’s length negotiations.

The pro forma financial information set forth herein gives effect to the following events (collectively, the “Transactions”):

1) The consummation of the Previously Acquired International Operations, which occurred on April 1, 2013 and June 1, 2013;

2) The consummation of the acquisition of Ally’s auto finance and financial services business in Brazil and the probable future acquisition of Ally’s non-controlling 40% interest in GMAC-SAIC, partially funded by a capital contribution from GM of $0.7 billion;

3) The repayment of certain assumed debt obligations in the amount of $1.4 billion, which occurred in April 2013 and June 2013 subsequent to the closings of the Previously Acquired International Operations that occurred on April 1, 2013 and June 1, 2013; and

4) The issuance of the Notes.

The unaudited pro forma condensed combined balance sheet gives effect to these events as if they had occurred on June 30, 2013. The unaudited pro forma condensed combined statements of income give effect to these events as if they had occurred on January 1, 2012.

        The unaudited pro forma condensed combined financial information included herein is derived from the historical financial statements of GM Financial and the International Operations and include adjustments which give effect to events that are (i) directly attributable to the Transactions, (ii) expected to have continued impact on GM Financial, (iii) factually supportable, and (iv) not reflected in the historical financial statements as of and for the period ended June 30, 2013. Refer to the section entitled “Notes to Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma condensed combined balance sheet includes certain pro forma adjustments to reflect the estimated impact of the consummation of the acquisition of Ally’s auto finance and financial services business in Brazil and the probable future acquisition of Ally’s non-controlling 40% interest in GMAC-SAIC, assuming these acquisitions occurred on June 30, 2013. There are no pro forma adjustments related to the acquisitions of the Previously Acquired International Operations, as these acquisitions were consummated prior to June 30, 2013 and the effects of these acquisitions are reflected in the historical balance sheet as of June 30, 2013 included within GM Financial’s Form 10-Q for the corresponding period.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 includes certain pro forma adjustments to reflect the impact of the consummated acquisitions of the Previously Acquired International Operations and the consummation of the acquisition of Ally’s auto finance and financial services business in Brazil and the probable future acquisition of Ally’s non-controlling 40% interest in GMAC-SAIC, assuming these acquisitions occurred on January 1, 2012.

The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2013 includes certain pro forma adjustments to reflect the impact of the consummated acquisitions of the Previously Acquired International Operations and the consummation of the acquisition of Ally’s auto finance and financial services business in Brazil and the probable future acquisition of Ally’s non-controlling 40% interest in GMAC-SAIC, assuming these acquisitions occurred on January 1, 2012, to the extent the impact of the acquisitions of the Previously Acquired International Operations have not been reflected in the historical statement of income for the six months ended June 30, 2013 included within GM Financial’s Form 10-Q for the corresponding period.

GM Financial has not finalized its purchase price allocation with respect to the Previously Acquired International Operations’ assets acquired and liabilities assumed at their fair values, as disclosed in Note 2 to the unaudited condensed financial statements included in GM Financial’s most recent Form 10-Q. Adjustments and amounts reflected within the unaudited pro forma condensed combined financial information related to the Brazil/China International Operations are management’s estimates based on available information. Accordingly, as described in Note 2 below, the unaudited pro forma condensed combined financial statements include preliminary allocations of the purchase price to reflect the estimated fair values of certain assets and liabilities acquired and expected to be acquired in connection with the consummation of the acquisition of Ally’s auto finance and financial services business in Brazil and the probable future acquisition of Ally’s non-controlling 40% interest in GMAC-SAIC.

The unaudited pro forma condensed combined financial statements:

•	do not purport to represent what the consolidated results of operations actually would have been if the Transactions had occurred on January 1, 2012 or what those results will be for any future periods or what the consolidated balance sheet would have been if the Transactions had occurred on June 30, 2013 or what the consolidated balance sheet will be on any future date; and

•	have not been adjusted to reflect any matters not directly attributable to implementing the acquisition of the International Operations. No adjustments, therefore, have been made for actions, such as any of GM Financial’s integration plans related to the International Operations. In connection with the plan to integrate the International Operations, GM Financial anticipates that non-recurring charges, such as costs associated with systems implementation and other costs related to exit or disposal activities, could be incurred. These charges could affect the results of operations of GM Financial in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the acquisition of the International Operations, as they are non-recurring in nature and were not determinable at the time that the unaudited pro forma condensed combined financial statements were prepared.

The defined terms used in this Unaudited Pro Forma Condensed Combined Financial Information section are used solely for purposes of this section of the prospectus.

General Motors Financial Company, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2013

The following preliminary unaudited pro forma condensed combined balance sheet combines the historical balance sheets of the International Operations and GM Financial on an acquisition accounting basis assuming that the Transactions were completed on June 30, 2013.

(In millions)	GM Financial	International Operations, Reclassified (Note 5)	Purchase Accounting and Other Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$1,757	$177	$(804)	A	$1,123
			(7)	B
Finance receivables, net	22,945	3,863	(74)	C	26,734
Restricted cash	1,426	53			1,479
Property and equipment, net	121	(4)			117
Investment in equity method investee		447	447	D	894
Leased vehicles, net	2,655				2,655
Deferred income taxes	120	279	8	E	407
Goodwill	1,158		36	F	1,194
Related party receivables	105				105
Other assets	298	484	30	G	808
			(4)	H

Total assets	$30,585	$5,299	$(368)		$35,516

Liabilities and Shareholder’s Equity
Liabilities:
Secured debt	$17,548	$2,018	$(10)	I	$19,556
Unsecured debt	5,238	1,660	(15)	J	6,883
Accounts payable and accrued expenses	492	377			869
Deferred income	123				123
Taxes payable	124	190			314
Related party payable	379	18			397
Related party taxes payable	644				644
Other Liabilities	135				135

Total liabilities	24,683	4,263	(25)		28,921

Shareholder’s Equity
Additional paid-in capital	4,763	1,002	(1,002)	K	5,463
			700	L
Accumulated other comprehensive income/loss	(68)	34	(34)	M	(68)
Retained earnings	1,207		(7)	B	1,200

Total shareholder’s equity	5,902	1,036	(343)		6,595

Total liabilities and shareholder’s equity	$30,585	$5,299	$(368)		$35,516

See accompanying notes to unaudited pro forma condensed combined financial statements

General Motors Financial Company, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2012

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of the International Operations and GM Financial on an acquisition accounting basis assuming that the Transactions were completed on January 1, 2012.

(In millions)	GM Financial	International Operations, Reclassified (Note 5)	Purchase Accounting and Other Adjustments		Pro Forma Combined
Revenue
Finance charge income	$1,594	$1,515	$60	C	$3,169
Leased vehicle income	289	24			313
Other income	77	201			278

	1,960	1,740	60		3,760

Costs and expenses
Operating expenses	398	558	46	G	1,002

Leased vehicle expenses	211	23			234
Provision for loan losses	304	86	27	C	417
Interest expense	283	757	19	N	1,067
			(21)	H
			19	I
			10	J
Acquisition expenses	20		(20)	O

	1,216	1,424	80		2,720

Income before income taxes	744	316	(20)		1,040
Income tax provision	281	45	(7)	P	319
Equity method investee income, net of taxes		96			96

Net income	$463	$367	$(13)		$817

See accompanying notes to unaudited pro forma condensed combined financial statements

General Motors Financial Company, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2013

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of the International Operations and GM Financial on an acquisition accounting basis assuming that the Transactions were completed on January 1, 2012.

(In millions)	GM Financial	International Operations, Reclassified (Note 5)	Purchase Accounting and Other Adjustments		Pro Forma Combined
Revenue
Finance charge income	$1,062	$551	$7	C	$1,620
Leased vehicle income	243	1			244
Other income	71	69			140

	1,376	621	7		2,004

Costs and expenses
Salaries and benefits	190	49			239
Other operating expenses	109	117	(4)	G	222

Total operating expenses	299	166	(4)		461
Leased vehicle expenses	181	1			182
Provision for loan losses	194	52			246
Interest expense	246	285	14	N	553
			2	H
			4	I
			2	J
Acquisition and integration expenses	22		(22)	O

	942	504	(4)		1,442

Income before income taxes	434	117	11		562
Income tax provision	150	42	4	P	196
Equity method investee income, net of taxes		56			56

Net income	$284	$131	$7		$422

General Motors Financial Company, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

For the Period Ended June 30, 2013

Note 1—Preliminary Purchase Accounting Allocation for the Brazil/China International Operations

The unaudited pro forma condensed combined financial information for the Transactions includes the unaudited pro forma condensed combined balance sheet as of June 30, 2013, assuming the Transactions occurred on June 30, 2013 on an acquisition accounting basis. The unaudited condensed combined statement of income for the year ended December 31, 2012 and the six months ended June 30, 2013 assumes that the Transactions occurred on January 1, 2012 on an acquisition accounting basis.

The acquisition of the Brazil/China International Operations is being accounted for using the acquisition method of accounting; accordingly, GM Financial’s cost to acquire the Brazil/China International Operations will be allocated to the assets, including identifiable intangible assets, and liabilities of the Brazil/China International Operations at their respective estimated fair values as of acquisition date. The table below reflects the preliminary allocation of purchase price to the acquired assets and liabilities based on preliminary estimates of fair value.

Preliminary Purchase Price Allocation

Unaudited Condensed Combined Pro Forma Financial Information—as of June 30, 2013

(In millions)	Brazil/China International Operations
Total Purchase Price for the Brazil/China International Operations	$1,504

Net Book Value of the Brazil/China International Operations	1,036

Preliminary Allocation of Purchase Price
Pre-tax adjustments to reflect acquired assets and liabilities at fair value

Finance receivables, net	(74)
Intangible assets	30
Debt issuance costs	(4)
Equity method investment	447
Secured debt	10
Unsecured debt	15

Pre-tax total adjustments	424
Deferred income taxes	8

After-tax total adjustment	432
Fair value of net assets acquired	1,468

Preliminary goodwill resulting from the acquisition of the Brazil/China International Operations	$36

The final allocation of the purchase price will be determined after completion of the acquisition of all of the Brazil/China International Operations and final analysis to determine the fair values of the International Operations’ tangible and intangible assets and liabilities.

As disclosed in GM Financial’s Form 10-Q for the period ended June 30, 2013, the purchase price for the Previously Acquired International Operations was approximately $2.6 billion, subject to certain closing adjustments. The purchase price was allocated to the identifiable assets and liabilities assumed based upon their estimated fair values at the date of the acquisitions. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill in the amount is $50 million, but is subject to further adjustment pending the closing of all of the Brazil/China International Operations, as well as any certain potential closing adjustments resulting from the finalization of closing balance sheet audits.

Based on preliminary estimates, management believes that upon completion of the acquisition of all of the remaining Brazil/China International Operations and finalization of the purchase price allocation, the total goodwill resulting from the acquisition of the International Operations will be between $60 million and $100 million.

Note 2—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the Transactions is included as of June 30, 2013 and for the year and six month periods ended December 31, 2012 and June 30, 2013, respectively. The acquisition is being accounted for under the purchase method of accounting in accordance with Accounting Standards Codification 805, Business Combinations.

The unaudited pro forma condensed combined financial information as of June 30, 2013 and for the year and six months ended December 31, 2012 and June 30, 2013, respectively, includes preliminary estimated adjustments to record the assets and liabilities of the International Operations at their respective estimated fair values and represents management’s estimates based on available information. Management utilized various valuation methodologies and models which it believes are reasonable. However other market participants could utilize different methodologies and models to arrive at different valuations. The pro forma adjustments included herein may be revised as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after completion of the acquisition of all of the Brazil/China International Operations and final analysis to determine the fair values of the International Operations’ tangible and intangible assets and liabilities.

Certain amounts in the historical consolidated financial statements of the International Operations have been reclassified to conform to GM Financial’s classification; refer to Note 5– Reclassification Adjustments for further information.

The unaudited pro forma condensed combined financial information is presented in accordance with the Securities Exchange Act of 1934, as amended, for illustrative purposes only and does not indicate the results of operations or the combined financial position that would have resulted had the Transactions been completed at the beginning for the applicable period presented, nor the impact of possible business model changes as a result of current market conditions which would impact revenues, performance of finance receivables, expense efficiencies, asset dispositions, and other factors.

Additionally, the unaudited pro forma condensed combined financial information is not indicative of the results of operations in future periods or the future financial position of the combined businesses.

Note 3—Recent Transactions and Transactions Not Completed as of the Date of this Filing

On October 1, 2013, GM Financial and Ally completed a transaction under which GM Financial acquired Ally’s equity interests in its companies that comprise Ally’s auto finance and financial services business in Brazil. As of October 1, 2013, the acquisition by GM Financial of Ally’s non-controlling 40% equity interest in GMAC-SAIC remained subject to certain regulatory approvals. The acquisition of the non-controlling 40% equity interest in GMAC-SAIC is expected to be completed in the first quarter of 2014 or as soon as practicable thereafter. The pro forma financial information gives effect to the consummation of the acquisition of Ally’s auto finance and financial services business in Brazil and the probable future acquisition of Ally’s non-controlling 40% interest in GMAC-SAIC.

Note 4—Purchase Accounting and Acquisition Adjustment Descriptions

(A)	Adjustments to reflect the estimated cash payment of $1.5 billion to acquire the Brazil/China International Operations as of June 30, 2013, as well as an adjustment to record a $0.7 billion capital contribution from GM.

(In millions)	Amount
Capital contribution from GM	$700
Less: Amount paid to Ally for the Brazil/China International Operations at closing	(1,504)

Net decrease to cash and cash equivalents	$(804)

(B)	Adjustments to reflect the payment of incremental transaction costs incurred subsequent to June 30, 2013 in connection with the acquisition of the International Operations.
(C)

Adjustments totaling $74 million to record consumer and commercial finance receivables of the Brazil/China International Operations at their estimated fair values as of June 30, 2013. These adjustments also reflect: (1) an increase to finance charge income of $60 million for the year ended December 31, 2012, comprised of an increase of $41 million for the Brazil/China International Operations and $19 million for the Previously Acquired International Operations; and (2) an increase to finance charge income of $7 million for the six months ended June 30, 2013, comprised of an increase of $9 million for the Brazil/China International Operations and a decrease of $2 million for the Previously Acquired International Operations. These adjustments are based on the effective interest rate amortization method. The estimated fair values of the acquired finance receivables were developed by estimating the expected remaining cash flows of the receivables portfolio discounted at estimated market rates for similar loans across the various jurisdictions. In addition, this adjustment, which relates entirely to the Previously Acquired International Operations, increases provision expense by $27 million to reflect loss recognition associated with the acquired finance receivables with no deterioration in credit quality.
(D)	Adjustment totaling approximately $447 million to record the non-controlling equity investment in GMAC-SAIC at fair value as of June 30, 2013. This adjustment reflects the estimated fair value of the equity interest in GMAC-SAIC Automotive Finance Company as of June 30, 2013. This adjustment does not affect the income or loss earned in connection with the equity interest for the six months ended June 30, 2013 or the year ended December 31, 2012. Assumptions utilized in determining the preliminary fair value include estimated future cash flows and discount rates, among others. These assumptions could vary from those used in the final valuation.
(E)	Adjustment to reflect the preliminary estimate of the deferred tax effect of the purchase accounting adjustments utilizing GM Financial’s statutory tax rates ranging from 25%-34% applicable to the jurisdictions in which the purchase accounting adjustments are recorded.
(F)	Adjustments of $36 million to record preliminary estimate of incremental goodwill as a result of the acquisition of the International Operations.
(G)	Adjustments of $30 million to record intangible assets associated with dealer networks, business licenses, and certain asset servicing rights of the Brazil/China International Operations. The estimated useful lives of these assets are one year. As such, the balance is amortized within the year ended December 31, 2012. In addition to this amortization, the adjustments to the income statement for the year ended December 31, 2012 include $16 million of expected amortization associated with dealer networks and business licenses of the Previously Acquired International Operations, which also have estimated useful lives of one year. The adjustment to the income statement for the six months ended June 30, 2013 removes the actual amortization of $4 million associated with the intangible assets of the Previously Acquired International Operations, which was recorded in GM Financial’s historical income statement for the corresponding period, as the balance is fully amortized prior to this period for pro forma purposes.
(H)	Adjustments totaling $4 million to write off the Brazil/China International Operations existing debt issuance costs as of June 30, 2013. These adjustments also reflect: (1) a decrease to interest expense of $21 million for the year ended December 31, 2012, comprised of a decrease of $3 million for the Brazil/China International Operations and $18 million for the Previously Acquired International Operations; and (2) an increase to interest expense of $2 million for the six months ended June 30, 2013, comprised of a decrease of $1 million for the Brazil/China International Operations and an increase of $3 million for the Previously Acquired International Operations. These adjustments are based on the effective interest rate amortization method.
(I)	Adjustments totaling $10 million to record the Brazil/China International Operations’ secured debt at estimated fair values based on current credit and market interest rates. These adjustments also reflect: (1) an increase to interest expense of $19 million for the year ended December 31, 2012, comprised of $4 million for the Brazil/China International Operations and $15 million for the Previously Acquired International Operations; and (2) an increase to interest expense of $4 million for the six months ended June 30, 2013, comprised of $2 million for the Brazil/China International Operations and $2 million for the Previously Acquired International Operations. These adjustments are based on the effective interest rate amortization method.
(J)	Adjustments totaling $15 million to record the Brazil/China International Operations’ unsecured debt at estimated fair value based on current credit and market interest rates. The impact of this adjustment is to increase interest expense by $10 million and $2 million for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively. Substantially all of these adjustments to the income statements are related to the impact of the Brazil/China International Operations. These adjustments are based on the effective interest rate amortization method.
(K)	Adjustments to eliminate the Brazil/China International Operations’ historical net parent investment.
(L)	Adjustment to record a $0.7 billion capital contribution from GM Financial’s parent, GM. This contribution will be used to fund the acquisition of the Brazil/China International Operations. The adjustment does not affect the income statement for the year ended December 31, 2012 or for the six months ended June 30, 2013.
(M)	Adjustments to eliminate the carrying value of the Brazil/China International Operations’ accumulated other comprehensive income.
(N)	Adjustments totaling $19 million and $14 million to interest expense for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively. These adjustments reflect the interest expense impact of the issuance of the Notes and the repayment of certain debt obligations assumed in connection with acquisition of the International Operations and give effect to the income statement to the extent these effects are not recorded in the historical financial statements of GM Financial. Refer to detail below:

(Dollars in millions)	Balance	Interest Rate	December 31, 2012	Incremental Interest June 30, 2013
Instrument
Assumed Indebtedness—April and June Repayments	$(1,416)	5.00%	$(71)	$(19)
Senior Notes	2,500	3.35%	84	31
Amortization of issuance costs—Senior Notes	25	n/a	6	2

Interest Expense Adjustment			$19	$14

(O)	Adjustments to eliminate nonrecurring costs directly relating to the Transactions included in the historical income statements of GM Financial.
(P)	Adjustments to record estimated incremental income tax provision utilizing GM Financial’s statutory rate of 35%, recognized as a result of purchase accounting adjustments.

Note 5—Reclassification Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet: International Operations Reporting Reclassification Adjustments

As of June 30, 2013

(In millions)	GM Financial	International Operations	Reporting Reclassification Adjustments			International Operations Reclassified
Assets
Cash and cash equivalents	$1,757	$177				$177
Finance receivables, net	22,945	3,863				3,863

Restricted cash	1,426			$53	(1)	53
Property and equipment, net	121			(4)	(2)	(4)
Investment in equity method investee		447				447
Leased vehicles, net	2,655
Deferred income taxes	120	279				279
Goodwill	1,158
Related party receivables	105
Other assets	298	533		(53)	(1)	484
				4	(2)

Total assets	$30,585	$5,299	$			$5,299

Liabilities and Shareholder’s Equity
Liabilities:
Secured debt	$17,548			$2,018	(3)	$2,018
Unsecured debt	5,238			1,660	(3)	1,660
Short-term borrowings—Third party		$442		(442)	(3)
Long-term debt—Third party		3,236		(3,236)	(3)
Related party debt with Ally Financial Inc.
Interest payable		106		(106)	(4)
Accounts payable and accrued expenses	492	479		106	(4)	377
				(18)	(5)
				(190)	(6)
Deferred income	123
Taxes payable	124			190	(6)	190
Related party payable	379			18	(5)	18
Related party taxes payable	644
Other liabilities	135

Total liabilities	24,683	4,263				4,263

Shareholder’s equity
Parent’s net investment		1,002		(1,002)	(7)
Additional paid-in capital	4,763			1,002	(7)	1,002
Accumulated other comprehensive income/loss	(68)	34				34
Retained earnings	1,207

Total shareholder’s equity	5,902	1,036				1,036

Total liabilities and shareholder’s equity	$30,585	$5,299	$			$5,299

The following reclassifications have been made to the International Operations financial statements in order to conform to the GM Financial presentation:

(1)	Adjustments to reclassify International Operations restricted cash collections for securitization trusts and cash reserve deposits held-for-securitization trusts to restricted cash-credit facilities.
(2)	Adjustments to reclassify International Operations property and equipment, net balances included in other assets to property and equipment, net.
(3)	Adjustments to reclassify International Operations debt instruments to credit facilities and securitization notes payable.
(4)	Adjustments to reclassify International Operations interest payable balance to accounts payable and accrued expenses.
(5)	Adjustments to reclassify International Operations payables to GM included in accounts payable and accrued expenses to related party payable.
(6)	Adjustments to reclassify International Operations taxes payable included in accounts payable and accrued expenses to taxes payable.
(7)	Adjustments to reclassify International Operations parent’s net investment category to additional paid-in capital.

Unaudited Pro Forma Condensed Combined Income Statement: International Operations Reporting Reclassification Adjustments

For the Year Ended December 31, 2012

(In millions)	GM Financial	International Operations	Reporting Reclassification Adjustments			International Operations Reclassified
Revenue
Finance charge income	$1,594	$1,514		$14	(1)	$1,515
				(13)	(4)
Leased vehicle income	289			24	(1)	24
Other income	77	162		8	(1)	201
				31	(2)
Interest-bearing cash		31		(31)	(2)
Operating leases		46		(46)	(1)
Interest expense on short-term borrowings		(130)		130	(3)
Interest expense on long-term borrowings		(627)		627	(3)
Depreciation expense on operating lease assets		(38)		38	(4)
Income in equity method investee		96		(96)	(5)

	1,960	1,054		686		1,740

Costs and expenses
Operating expenses	398	403		2	(4)	558
				153	(6)
Leased vehicle expenses	211			23	(4)	23
Provision for loan losses	304	86				86
Interest expense	283			757	(3)	757
Acquisition and integration expenses	20
Compensation and benefits expense		153		(153)	(6)

	1,216	642		782		1,424

Income before income taxes	744	412		(96)		316
Income tax provision	281	45				45
Equity method investee income, net of tax				96	(5)	96

Net income	$463	$367	$			$367

For the Six Months Ended June 30, 2013

(In millions)	GM Financial	International Operations	Reporting Reclassification Adjustments			International Operations Reclassified
Revenue
Finance charge income	$1,062	$550		$5	(1)	$551
				(4)	(4)
Leased vehicle income	243			1	(1)	1
Other income	71	52		2	(1)	69
				15	(2)
Interest-bearing cash		15		(15)	(2)
Operating leases		8		(8)	(1)
Interest expense on short-term borrowings		(41)		41	(3)
Interest expense on long-term borrowings		(244)		244	(3)
Depreciation expense on operating lease assets		(7)		7	(4)
Income in equity method investee		56		(56)	(5)

	1,376	389		232		621

Costs and expenses
Salaries and benefits	190	49				49
Operating expenses	109	115		2	(4)	117

Total operating expenses	299	164		2		166
Leased vehicle expenses	181			1	(4)	1
Provision for loan losses	194	52				52
Interest expense	246			285	(3)	285
Acquisition and integration expenses	22

	942	216		288		504

Income before income taxes	434	173		(56)		117
Income tax provision	150	42				42
Equity method investee income				56	(5)	56

Net income	$284	$131	$			$131

The following reclassifications have been made to the International Operations’ financial statements in order to conform to the GM Financial presentation:

(1)	Adjustments to reclassify International Operations operating leases revenue to finance charge income, leased vehicle income, and other income.
(2)	Adjustments to reclassify International Operations interest-bearing cash to other income.
(3)	Adjustments to reclassify International Operations interest expense on short-term and long-term borrowings to interest expense.
(4)	Adjustments to reclassify International Operations depreciation expense on operating lease assets to finance charge income, leased vehicle expense and operating expense.
(5)	Adjustments to reclassify International Operations equity method investee income, net of tax.
(6)	Adjustments to reclassify International Operations compensation and benefits expense to operating expenses.

RISK FACTORS

In considering whether to exchange the old notes for Notes, you should carefully consider the risks described below with all of the other information included in this prospectus. If any of the adverse events described below were to actually occur, our business, results of operations, or financial condition would likely suffer. In such an event, the trading price of the Notes could decline and you could lose all or part of your investment. Additionally, this section does not attempt to describe all risks applicable to our industry, our business or an investment in the Notes. Risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Relating to the Exchange Offer

You may not receive the Notes in the exchange offer if the exchange offer procedure is not followed.

We will issue the Notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf.

You may have difficulty selling the old notes you do not exchange.

If you do not exchange your old notes for the Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the old notes only if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the Notes or (2) resells the Notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Risks Related to Our Business

The profitability and financial condition of our operations are dependent upon the operations of our parent, General Motors, and will become more so as a result of our acquisition of the international operations.

A material portion of our North American business, approximately 44% of our total consumer originations and substantially all our commercial lending activities for fiscal 2012 and 62% of our total consumer originations and substantially all our commercial lending activities for the quarter ended June 30, 2013, consists of financing or leasing associated with the sale of new GM vehicles and our relationship with GM-franchised dealerships. The international operations are similarly highly dependent on GM production and sales volume. In 2012, excluding China, 95% of the new vehicle dealer inventory financing and 89% of the new vehicle consumer financing origination in the international operations were for GM-franchised dealers and customers. If there were significant changes in GM’s liquidity and capital position and access to the capital markets, the production or sales of GM vehicles to retail customers, the quality or resale value of GM vehicles, or other factors impacting GM or its employees, such changes could significantly affect our profitability and financial condition. In addition, GM sponsors special-rate financing programs available through us. Under these programs, GM makes interest supplements or other support payments to us. These programs increase our financing volume and share of financing the sales of GM vehicles. If GM were to adopt marketing strategies in the future that de-emphasized such programs in favor of other incentives, our financing volume could be reduced.

There is no assurance that the global automotive market or GM’s share of that market will not suffer downturns in the future, and any negative impact could in turn have a material adverse effect on our financial position, liquidity and results of operations.

Upon the completion of all of the Transactions, an even greater portion of our business will be related to GM. On a pro forma basis, assuming all of the Transactions occurred on January 1, 2012, approximately 80% of our total consumer originations for fiscal 2012 would have consisted of financing or leasing associated with the sale of new GM vehicles.

Our ability to continue to fund our business is dependent on a number of financing sources.

Dependence on Credit Facilities. We depend on various credit facilities to initially finance our loan and lease originations.

We cannot guarantee that our credit facilities will continue to be available beyond the current maturity dates on reasonable terms or at all. Additionally, as our volume of loan and lease originations increase, and as our commercial lending business grows in North America, we will require the expansion of our borrowing capacity on our existing credit facilities or the addition of new credit facilities. Additionally, if we elect to re-enter countries that the international operations previously exited, we will require the addition of new credit facilities to support loan, lease and commercial originations in those countries. Some of our credit facilities in Europe and Latin America are uncommitted, meaning that the lenders under these facilities are not obligated to fund borrowing requests and may terminate the facilities at any time and for any reason. The availability of these financing sources depend, in part, on factors outside of our control, including regulatory capital treatment for unfunded bank lines of credit, the financial strength and strategic objectives of the banks that participate in our credit facilities and the availability of bank liquidity in general. If we are unable to extend or replace these facilities or arrange new credit facilities or other types of interim financing, we will have to curtail or suspend origination and funding activities, which would have a material adverse effect on our financial position, liquidity and results of operations.

Our credit facilities, other than the unsecured GM related party credit facility (“GM Related Party Credit Facility”), contain borrowing bases or advance formulas which require us to pledge finance and lease contracts in excess of the amounts which we can borrow under the facilities. We are also required to hold certain funds in restricted cash accounts to provide additional collateral for borrowings under the credit facilities. In addition, the finance and lease contracts pledged as collateral must be less than 31 days delinquent at periodic measurement dates. Accordingly, increases in delinquencies or defaults on pledged collateral resulting from weakened economic conditions, or due to our inability to execute securitization transactions or any other factor, would require us to pledge additional finance and lease contracts to support the same borrowing levels and to replace delinquent or defaulted collateral. The pledge of additional finance and lease contracts to support our credit facilities would adversely impact our financial position, liquidity, and results of operations.

Additionally, the credit facilities, other than the GM Related Party Credit Facility, generally contain various covenants requiring certain minimum financial ratios, asset quality, and portfolio performance ratios (portfolio net loss and delinquency ratios, and pool level cumulative net loss ratios) as well as limits on deferment levels. Failure to meet any of these covenants could result in an event of default under these agreements. If an event of default occurs under these agreements, the lenders could elect to declare all amounts outstanding under these agreements to be immediately due and payable, enforce their interests against collateral pledged under these agreements or restrict our ability to obtain additional borrowings under these facilities.

Dependence on Securitization Programs.

General. In North America and Europe, we rely upon our ability to transfer receivables to newly formed securitization trusts (“Trusts”) and sell securities in the asset-backed securities market to generate cash proceeds for repayment of credit facilities and to purchase additional receivables. Accordingly, adverse changes in our asset-backed securities program or in the asset-backed securities market for automobile receivables in general have in the past, and could in the future, materially adversely affect our ability to purchase and securitize loans on a timely basis and upon terms acceptable to us. Any adverse change or delay would have a material adverse effect on our financial position, liquidity and results of operations.

We will continue to require the execution of securitization transactions in order to fund our future liquidity needs. Additionally, we will require the expansion of our securitization program, or the development of other long-term funding solutions, to fund our North American lease originations and our commercial lending receivables. There can be no assurance that funding will be available to us through these sources or, if available, that it will be on terms acceptable to us. If these sources of funding are not available to us on a regular basis for any reason, including the occurrence of events of default, deterioration in loss experience on the collateral, breach of financial covenants or portfolio and pool performance measures, disruption of the asset-backed market or otherwise, we will be required to revise the scale of our business, including the possible discontinuation of origination activities, which would have a material adverse effect on our financial position, liquidity, and results of operations.

                There can be no assurance that we will continue to be successful in selling securities in the North American or European asset-backed securities markets. Since we are highly dependent on the availability of the asset-backed securities market to finance our operations, disruptions in this market or adverse changes or delays in our ability to access this market would have a material adverse effect on our financial position, liquidity, and results of operations. Reduced investor demand for asset-backed securities could result in our having to hold assets until investor demand improves, but our capacity to hold assets is not unlimited. A reduced demand for our asset-backed securities could require us to reduce our origination levels. Adverse market conditions could also result in increased costs and reduced margins in connection with our securitization transactions.

Securitization Structures. We primarily utilize senior subordinated securitization structures which involve the public and private sale of subordinated asset-backed securities to provide credit enhancement for the senior, or highest rated, asset-backed securities. Sizes of the senior and subordinated classes depend upon rating agency loss assumptions and loss coverage requirements. The market environment for subordinated securities is traditionally smaller than for senior securities and, therefore, can be more challenging than the market for triple-A securities.

There can be no assurance that we will be able to sell the subordinated securities in a senior subordinated securitization, or that the pricing and terms demanded by investors for such securities will be acceptable to us. If we were unable for any reason to sell the subordinated securities in a senior subordinated securitization, we would be required to hold such securities, or find other sources of debt financing which could have a material adverse effect on our financial position, liquidity and results of operations and could force us to curtail or suspend origination activities.

The amount of the initial credit enhancement on future senior subordinated securitizations will be dependent upon the amount of subordinated securities sold and the desired ratings on the securities being sold. The required initial and targeted credit enhancement levels depend, in part, on the net interest margin expected over the life of a securitization, the collateral characteristics of the pool of receivables securitized, credit performance trends of our entire portfolio and the structure of the securitization transaction. Credit enhancement levels may also be impacted by our financial condition and the economic environment. In periods of economic weakness and associated deterioration of credit performance trends, required credit enhancement levels generally increase, particularly for securitizations of higher-risk finance receivables such as our sub-prime loan portfolio. Higher levels of credit enhancement require significantly greater use of liquidity to execute a securitization transaction. The level of credit enhancement requirements in the future could adversely impact our ability to execute securitization transactions and may affect the timing of such securitizations given the increased amount of liquidity necessary to fund credit enhancement requirements. This, in turn, may adversely impact our ability to opportunistically access the capital markets when conditions are favorable.

Defaults and prepayments on contracts and commercial receivables purchased or originated by us could adversely affect our operations.

Our financial condition, liquidity and results of operations depend, to a material extent, on the performance of loans and leases in our portfolio. Obligors under contracts acquired or originated by us, including dealer obligors in our commercial lending portfolio, may default during the term of their loan or lease. Generally, we bear the full risk of losses resulting from defaults. In the event of a default, the collateral value of the financed vehicle or, in the case of a commercial obligor, the value of the inventory and other commercial assets we finance, usually does not cover the outstanding amount due to us, including the costs of recovery and asset disposition.

The amounts owed to us by any given dealership or dealership group in our commercial lending portfolio can be significant. The amount of potential loss resulting from the default of a dealer in our commercial lending portfolio can, therefore, be material even after disposing of the inventory and other assets to offset the defaulted obligation. Additionally, because the receivables in our commercial lending portfolio may include complex arrangements including guarantees, inter-creditor agreements, mortgage and other liens, our ability to recover and dispose of the underlying inventory and other collateral may be time consuming and expensive, thereby increasing our potential loss.

We maintain either an allowance for loan losses or a carrying value adjustment on our finance receivables which reflects management’s estimates of inherent losses for these receivables. An allowance for loan losses applies to receivables originated subsequent to an acquisition, while a carrying value adjustment applies to receivables originated prior to an acquisition. If the allowance or carrying value adjustment is inadequate, we would recognize the losses in excess of that allowance or carrying value adjustment as an expense and results of operations would be adversely affected. A material adjustment to our allowance for loan losses or carrying value adjustment and the corresponding decrease in earnings could limit our ability to enter into future securitizations and other financings, thus impairing our ability to finance our business.

An increase in defaults would reduce the cash flows generated by us, and distributions of cash to us from our securitizations would be delayed and the ultimate amount of cash distributable to us would be less, which would have an adverse effect on our liquidity.

Consumer prepayments and dealer repayments on commercial obligations, which are generally revolving in nature, affect the amount of finance charge income we receive over the life of the loans. If prepayment levels increase for any reason and we are not able to replace the prepaid receivables with newly-originated loans, we will receive less finance charge income and our results of operations may be adversely affected.

Failure to implement our business strategy could adversely affect our operations.

Our financial position, liquidity and results of operations depend on management’s ability to execute our business strategy. Key factors involved in the execution of the business strategy include achieving the desired origination volume, continued and successful use of proprietary scoring models for credit risk assessment and risk-based pricing, the use of effective credit risk management techniques and servicing strategies, implementation of effective servicing and collection practices, continued investment in technology to support operating efficiency, integration of the international operations we have acquired and will acquire, enhancement and expansion of our product offerings in North America, Europe and Latin America, and continued access to funding and liquidity sources. Our failure or inability to execute any element of our business strategy could materially adversely affect our financial position, liquidity and results of operations.

There is a high degree of risk associated with sub-prime borrowers.

The majority of our origination and servicing activities in North America involve sub-prime automobile receivables. Sub-prime borrowers are associated with higher-than-average delinquency and default rates. While we believe that we effectively manage these risks with our proprietary credit scoring system, risk-based pricing and other underwriting policies, and our servicing and collection methods, no assurance can be given that these criteria or methods will be effective in the future. In the event that we underestimate the default risk or underprice contracts that we purchase, our financial position, liquidity and results of operations would be adversely affected, possibly to a material degree.

Our profitability is dependent upon consumer demand for automobiles and related automobile financing and the ability of consumers to repay loans and leases, and our business may be negatively affected during times of low automobile sales, fluctuating wholesale prices and lease residual values, rising interest rates, volatility in exchange rates and high unemployment.

General. We are subject to changes in general economic conditions that are beyond our control. During periods of economic slowdown or recession, delinquencies, defaults, repossessions and losses generally increase. These periods also may be accompanied by increased unemployment rates, decreased consumer demand for automobiles and declining values of automobiles securing outstanding loans, which weakens collateral coverage and increases the amount of a loss in the event of default. Additionally, higher gasoline prices, declining stock market values, unstable real estate values, increasing unemployment levels, general availability of consumer credit or other factors that impact consumer confidence or disposable income could increase loss frequency and decrease consumer demand for automobiles as well as weaken collateral values on certain types of automobiles. Because we focus predominantly on sub-prime borrowers in North America, the actual rates of delinquencies, defaults, repossessions and losses with respect to those borrowers are higher than those experienced in the general automobile finance industry and could be more dramatically affected by a general economic downturn. In addition, during an economic slowdown or recession, our servicing costs may increase without a corresponding increase in our finance charge income. While we seek to manage these risks, including the higher risk inherent in financing sub-prime borrowers, through the underwriting criteria and collection methods we employ, no assurance can be given that these criteria or methods will afford adequate protection against these risks. Any sustained period of increased delinquencies, defaults, repossessions or losses or increased servicing costs could adversely affect our financial position, liquidity, results of operations and our ability to enter into future securitizations and future credit facilities.

Wholesale Auction Values. We sell repossessed automobiles at wholesale auction markets located throughout the countries where we have operations. Auction proceeds from the sale of repossessed vehicles and other recoveries are usually not sufficient to cover the outstanding balance of the contract, and the resulting deficiency is charged-off. We also sell automobiles returned to us at the end of lease terms. Decreased auction proceeds resulting from the depressed prices at which used automobiles may be sold during periods of economic slowdown or slack consumer demand will result in higher credit losses for us. Furthermore, depressed wholesale prices for used automobiles may result from significant liquidations of rental or fleet inventories, financial difficulties of new vehicle manufacturers, discontinuance of vehicle brands and models and from increased volume of trade-ins due to promotional programs offered by new vehicle manufacturers. Additionally, higher gasoline prices may decrease the wholesale auction values of certain types of vehicles.

Leased Vehicle Residual Values and Return Rates. We project expected residual values and return volumes of the vehicles we lease. Actual proceeds realized by us upon the sale of returned leased vehicles at lease termination may be lower than the amount projected, which reduces the profitability of the lease transaction to us. Among the factors that can affect the value of returned lease vehicles are the volume of vehicles returned, economic conditions and the quality or perceived quality, safety or reliability of the vehicles. Actual return volumes may be higher than expected and can be influenced by contractual lease-end values relative to auction values, marketing programs for new vehicles and general economic conditions. All of these, alone or in combination, have the potential to adversely affect the profitability of our lease program and financial results.

Interest Rates. Our profitability may be directly affected by the level of and fluctuations in interest rates, which affects the gross interest rate spread we earn on our portfolio. As the level of interest rates change, our net interest margin on new originations either increases or decreases since the rates charged on the contracts purchased from dealers are fixed rate and are limited by market and competitive conditions, restricting our opportunity to pass on increased interest costs to the consumer. We believe that our financial position, liquidity and results of operations could be adversely affected during any period of higher interest rates, possibly to a material degree. We monitor the interest rate environment and may employ hedging strategies designed to mitigate the impact of increases in interest rates. We can provide no assurance, however, that hedging strategies will mitigate the impact of increases in interest rates.

Foreign Currency Exchange Rates. We are exposed to the effects of changes in foreign currency exchange rates. Changes in currency exchange rates cannot always be predicted or hedged. As a result, unfavorable changes in exchange rates could have an effect on our financial condition, liquidity and results of operations.

Labor Market Conditions. Competition to hire and retain personnel possessing the skills and experience required by us could contribute to an increase in our employee turnover rate. High turnover or an inability to attract and retain qualified personnel could have an adverse effect on our delinquency, default and net loss rates, our ability to grow and, ultimately, our financial condition, liquidity and results of operations.

We depend on the financial condition of GM dealers.

Our profitability is also dependent on the financial condition of the GM dealers in our commercial lending portfolio, including the levels of inventory dealers carry in response to consumer demand for new GM vehicles and used vehicles, and the level of wholesale borrowing required by dealers for inventory acquisitions, construction projects to dealership facilities and working capital. Our business may be negatively affected if, during periods of economic slowdown or recession, dealers reduce borrowing for inventory purchases or for other purposes, or are unable to sell or otherwise liquidate vehicle inventories and repay their wholesale, real estate and other loans to us. Decreased consumer demand for GM vehicles can also adversely impact the overall financial condition of GM dealerships, possibly increasing defaults and net loss rates in our commercial lending portfolio and adversely impacting our ability to grow and, ultimately, our financial condition, liquidity and results of operations.

A security breach or a cyber-attack could adversely affect our business.

A security breach or cyber-attack of our computer systems could interrupt or damage our operations or harm our reputation. If third parties or our employees are able to penetrate our network security or otherwise misappropriate our customers’ personal information or contract information, or if we give third parties or our employees improper access to our customers’ personal information or contract information, we could be subject to liability. This liability could include identity theft or other similar fraud-related claims. This liability could also include claims for other misuses or losses of personal information, including for unauthorized marketing purposes. Other liabilities could include claims alleging misrepresentation of our privacy and data security practices. We could also be subject to regulatory action in certain jurisdictions, particularly in North America and Europe.

We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure online transmission of confidential consumer information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the algorithms that we use to protect sensitive customer transaction data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend capital and other resources to protect against such security breaches or cyber-attacks or to alleviate problems caused by such breaches or attacks. Our security measures are designed to protect against security breaches and cyber-attacks, but our failure to prevent such security breaches and cyber-attacks could subject us to liability, decrease our profitability and damage our reputation.

Our business would be adversely affected if we lost our licenses or if in the future more burdensome government regulations were enacted.

Our operations are subject to regulation, supervision and licensing under various federal, state, local and foreign statutes, ordinances and regulations.

In most jurisdictions in which we operate, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders and sales finance companies such as us. These rules and regulations generally provide for licensing as a sales finance company or consumer lender or lessor, limitations on the amount, duration and charges, including interest rates, for various categories of loans, requirements as to the form and content of finance contracts and other documentation, and restrictions on collection practices and creditors’ rights. In certain jurisdictions, we are subject to periodic examination by regulatory authorities. In the United States, we are also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective borrowers and lessees and protect against discriminatory lending and leasing practices and unfair credit practices. The principal disclosures required of creditors under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract or loan and the lease terms to lessees of personal property. The Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, age or marital status. According to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, the credit scoring system used by us must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency and to respond to consumers who inquire regarding any adverse reporting submitted by us to the consumer reporting agencies. Additionally, we are subject to the Gramm-Leach-Bliley Act, which requires us to maintain the privacy of certain consumer data in our possession and to periodically communicate with consumers on privacy matters. We are also subject to the Servicemembers Civil Relief Act, which requires us, in most circumstances, to reduce the interest rate charged to customers who have subsequently joined, enlisted, been inducted or called to active military duty. The dealers who originate our auto finance contracts and leases also must comply with both state and federal credit and trade practice statutes and regulations. Failure of the dealers to comply with these statutes and regulations could result in consumers having rights of rescission and other remedies that could have an adverse effect on us.

We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable local, state, federal and foreign regulations. There can be no assurance, however, that we will be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on our operations. Further, the adoption of additional, or the revision of existing, rules and regulations or changes in the interpretations of such rules and regulations could have a material adverse effect on our business.

Compliance with applicable law is costly and can affect operating results. Compliance also requires forms, processes, procedures, controls and the infrastructure to support these requirements, and may create operational constraints. Laws in the financial services industry are designed primarily for the protection of consumers. The failure to comply could result in significant statutory civil and criminal penalties, monetary damages, attorneys’ fees and costs, possible revocation of licenses and damage to reputation, brand and valued customer relationships.

In the near future, the financial services industry is likely to see increased disclosure obligations, restrictions on pricing and fees and enforcement proceedings. In addition, in many countries, the regulations applicable to our business are uncertain and evolving.

In July 2010 the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) was signed into law. The Dodd-Frank Act is extensive and significant legislation that, among other things:

•	created a liquidation framework under which the Federal Deposit Insurance Corporation (“FDIC”) may be appointed as receiver following a “systemic risk determination” by the Secretary of Treasury (in consultation with the President) for the resolution of certain nonbank financial companies and other entities, defined as “covered financial companies,” and commonly referred to as “systemically important entities,” in the event such a company is in default or in danger of default and the resolution of such a company under other applicable law would have serious adverse effects on financial stability in the United States, and also for the resolution of certain of their subsidiaries;

•	created a new framework for the regulation of over-the-counter derivatives activities;

•	strengthened the regulatory oversight of securities and capital markets activities by the SEC;

•	created the Consumer Financial Protection Bureau (“CFPB”), a new agency responsible for administering and enforcing the laws and regulations for consumer financial products and services; and

•	increased the regulation of the securitization markets through, among other things, a mandated risk retention requirement for securitizers and a direction to the SEC to regulate credit rating agencies and adopt regulations governing these organizations and their activities.

The various requirements of the Dodd-Frank Act, including the many implementing regulations which have yet to be released, may substantially impact our origination, servicing and securitization activities. With respect to the new liquidation framework for systemically important entities in the United States, no assurances can be given that such framework would not apply to us, although the expectation embedded in the Dodd-Frank Act is that the framework will rarely be invoked. Guidance from the FDIC indicates that such new framework will largely be exercised in a manner consistent with the existing bankruptcy laws, which is the insolvency regime which would otherwise apply to us. The SEC has proposed significant changes to the rules applicable to issuers and sponsors of asset-backed securities under the Securities Act and the Exchange Act. With the proposed changes we could potentially see an adverse impact in our access to the asset-backed securities capital markets and lessened effectiveness of our financing programs.

Additionally, in the United States, the CFPB and the Federal Trade Commission (“FTC”) have recently become more active in investigating the products, services and operations of credit providers, including banks and other finance companies engaged in auto finance activities. The CFPB has recently indicated an intention to review the actions of indirect auto finance companies with regard to pricing activities and issued a bulletin to such lenders on how to limit fair lending risk under the Equal Credit Opportunity Act. Additionally, there have been recent news reports indicating that the CFPB is investigating banks and finance companies over the sale and financing of extended warranties and other add-on products. Both the FTC and CFPB have announced various enforcement actions against lenders in 2012 involving significant penalties, cease and desist orders and similar remedies that, if applicable to auto finance providers and the nature of products, services and operations offered by GM Financial, may require us to cease or alter certain business practices, which could have a material effect on our financial condition, liquidity and results of operations.

We may be unable to successfully compete in our industry.

The automobile finance market is highly fragmented and is served by a variety of financial entities including the captive finance affiliates of other major automotive manufacturers, banks, thrifts, credit unions and independent finance companies. Many of these competitors have substantially greater financial resources and lower costs of funds than ours. In addition, due to improving economic and favorable funding conditions over the past two to three years, there have been several new entrants in the automobile finance market. Capital inflows from investors to support the growth of these new entrants as well as growth initiatives from more established market participants has resulted in generally increasing competitive conditions. Our competitors often provide financing on terms more favorable to automobile purchasers or dealers than we may offer. Many of these competitors also have long standing relationships with automobile dealerships and may offer the dealerships or their customers other products and services, which may not be currently provided by us. Providers of automobile financing have traditionally competed on the basis of rates charged, the quality of credit accepted, the flexibility of terms offered and the quality of service provided to dealers and customers. In seeking to establish ourselves as one of the principal financing sources for the dealers we serve, we compete predominantly on the basis of our high level of dealer service, strong dealer relationships and by offering flexible contract terms. There can be no assurance that we will be able to compete successfully in this market or against these competitors.

Additional Risks Related to the International Operations

The international operations that we have and will acquire are subject to many of the same risks that the North American business of GM Financial is subject to, any of which could materially and adversely affect the international operations. In addition to those risks, as a result of our entering into the agreements to acquire the international operations and the acquisition of some or all of the international operations, we will be subject to certain additional risks.

Because the international operations are located outside North America they are exposed to additional risks that could affect those operations.

The international operations are located outside North America, which expose those operations to risks such as the following:

•	multiple foreign regulatory requirements that are subject to change;

•	difficulty in establishing, staffing and managing foreign operations;

•	differing labor regulations;

•	consequences from changes in tax laws;

•	restrictions on the ability to repatriate profits or transfer cash into or out of foreign countries and the tax consequences of such repatriations and transfers;

•	devaluations in currencies;

•	political and economic instability, natural calamities, war, and terrorism; and

•	compliance with laws and regulations applicable to international operations, including anti-corruption laws such as the Foreign Corrupt Practices Act and international trade and economic sanctions laws.

The effects of these risks may, individually or in the aggregate, adversely affect the international operations.

The current debt crisis in Europe, and the resulting impact on the financial markets, could have a material adverse impact on the international operations.

The current crisis in Europe has created uncertainty with respect to the ability of certain European Union countries to continue to service their sovereign debt obligations. Concerns also exist regarding the overall stability of the euro and the suitability of the euro as a single currency. If a European Union country were to default on its debt or withdraw from the euro currency, or if the euro currency were to be dissolved entirely, the impact on markets around the world could be immediate and significant. The continuation of the European debt crisis has adversely impacted financial markets and has created substantial volatility and uncertainty, and will likely continue to do so. Risks related to this have had, and are likely to continue to have, a negative impact on global economic activity, the financial markets and consumer confidence and spending. Any of these impacts, or continued or increased instability, could materially and adversely affect the international operations.

Hedging strategies may not be successful in mitigating risks associated with changes in foreign-currency exchange rates.

As a result of our acquisition of the international operations, we will be exposed to risks related to the effects of changes in foreign-currency exchange rates. While we may attempt to manage exposure to fluctuations in foreign-currency exchange rates through hedging activities, there can be no assurances that these hedging activities will be effective.

The acquisition of the remaining portion of the international operations may not be completed within the expected timeframe, or at all.

Completion of the pending acquisition of the remaining portion of the international operations is subject to the satisfaction (or waiver) of a number of conditions, many of which are beyond our control and may prevent, delay or otherwise negatively affect completion of this remaining acquisition. These conditions include, without limitation, the receipt of various approvals from foreign governmental authorities. Any of these authorities may refuse its approval or seek to make its approval subject to compliance with unanticipated or onerous conditions. These conditions could have the effect, among other things, of imposing significant additional costs, limiting revenues, requiring divestitures of material assets or imposing other operating restrictions, any of which may reduce the anticipated benefits of the acquisition of the remaining portion of the international operations. We cannot predict whether and when these other conditions will be satisfied or waived. Failure to complete the acquisition of the remaining portion of the international operations would, and any delay in completing this acquisition could, prevent us from realizing the overall benefits that we expect from the acquisition of all of the international operations and could result in write-downs or impairment charges related to the portions of the international operations that we have already acquired.

In addition, if we do not complete the acquisition of the remaining portion of the international operations, the market price of the Notes may fall to the extent that the market price reflects an expectation that the acquisition of the remaining portion of the international operations will be completed. Further, a failed transaction may result in negative publicity and/or negative impression of us in the investment community and may affect our relationships with creditors and other business partners. Finally, if we fail to complete the acquisition of the remaining portion of the international operations, we also must pay costs related to the acquisition including, among others, legal and accounting. We also could be subject to litigation related to the failure to complete the acquisition of the remaining portion of the international operations or other factors, which may adversely affect our business and financial results. We will not be obligated to redeem the Notes, or any portion thereof, should the acquisition of the remaining portion of the international operations not be completed.

We may experience difficulties and other challenges integrating the international operations.

The process of integrating the international operations with our business may be complex, costly and time-consuming. The potential difficulties of integrating the international operations include, among others:

•	failure to implement our business plan for the combined business;

•	potential disruption of our present business while we seek to integrate the acquired operations and distraction of management;

•	unanticipated issues in integrating the international operations, including the integration of information, communications and other systems;

•	unanticipated changes in applicable laws and regulations;

•	exposure of our business to unknown, contingent or other liabilities, including litigation arising in connection with the acquisition;

•	changes in our business profile in ways that could have unintended negative consequences to us;

•	our inexperience in managing international operations that could expose us to unforeseen consequences or subject us to risks that we are not presently subject to and may not be able to manage effectively, including tax and regulatory risks, risks associated with the conduct of business in new and foreign markets, including differences in laws and local customs and other risks associated with international operations;

•	retaining key employees;

•	retaining and obtaining required regulatory approvals, licenses and permits;

•	the impact on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002;

•	related accounting charges that may adversely affect our financial condition and results of operations; and

•	other unanticipated issues, expenses and liabilities.

In addition, we expect to incur significant one-time costs in connection with the acquisition of the international operations and their related integration. The costs and liabilities actually incurred in connection with the acquisition and subsequent integration process may exceed those anticipated. We may not accomplish the integration of the international operations smoothly, successfully or within the anticipated costs or timeframe. The diversion of the attention of management from its current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the acquisition of the international operations and could adversely affect our business.

We will not control the operations of GMAC-SAIC and upon the closing of the acquisition of the equity interest in GMAC-SAIC, we will be subject to the risks of operating in China.

We will not control the operations of GMAC-SAIC, as it is a joint venture. In joint ventures, we share ownership and management of a company with one or more parties who may not have the same goals, strategies, priorities, or resources as we do and may compete with us outside the joint venture. Joint ventures are intended to be operated for the equal benefit of all co-owners, rather than for our exclusive benefit. Operating a business as a joint venture often requires additional organizational formalities as well as time-consuming procedures for sharing information and making decisions. In joint ventures, we are required to pay more attention to our relationship with our co-owners as well as with the joint venture, and if a co-owner changes or relationships deteriorate, our success in the joint venture be materially adversely affected. The benefits from a successful joint venture are shared among the co-owners, so that we do not receive all the benefits from our successful joint ventures. In addition, upon the closing of the acquisition of the equity interest in GMAC-SAIC, we will be subject to the risks of operating in China. The automotive finance market in China is highly competitive. As the size of the Chinese market continues to increase, we anticipate that additional competitors, both international and domestic, will seek to enter the Chinese market and that existing market participants will act aggressively to increase their market share. Increased competition may result in reduced margins and our inability to gain or hold market share. In addition, business in China is sensitive to economic and market conditions that drive sales volume in China. If GMAC-SAIC is unable to maintain its position in the Chinese market or if vehicle sales in China decrease or do not continue to increase, our business and financial results could be materially adversely affected.

If liabilities associated with the international operations are greater than expected, or if there are unknown obligations, our business could be materially and adversely affected after the acquisition.

As a result of the acquisition, the entities that comprise the international operations will become our subsidiaries and their liabilities will be consolidated with ours. We may learn additional information about the international operations that adversely affects us, such as unknown or contingent liabilities, issues relating to internal controls over financial reporting or issues that could affect our ability to comply with other applicable laws. As a result, we cannot assure you that the acquisition of the international operations will be successful or will not, in fact, harm our business. Among other things, if the international operations’ liabilities are greater than expected, or if there are obligations associated with the international operations of which we are not aware, our business could be materially and adversely affected.

We have limited indemnification rights in connection with matters affecting the international operations. The international operations may also have other unknown or contingent liabilities which we will be responsible for after the acquisition. If we are responsible for liabilities not covered by indemnification rights or substantially in excess of amounts covered through any indemnification rights, we could suffer severe consequences that adversely impact our financial position, liquidity, and results of operations.

The balance sheet, statement of income and statement of cash flows of the international operations incorporated by reference or included herein are not representative of the future financial position, future results of operations or future cash flows of the international operations as part of our company nor do they reflect what the financial position, results of operations or cash flows of the international operations would have been as a part of our company during the periods presented.

The international operations have previously operated as a business unit of Ally. The financial position, results of operations and cash flows of the international operations presented may be different from those that would have resulted had the international operations been operated as part of our company or from those that may result in the future from the international operations being operated as a part of our company as a result of a number of things, including:

•	the balance sheet, statement of income and statement of cash flows of the international operations reflect the allocation of expenses from Ally. Those allocations may be different from the comparable expenses the international operations would have incurred as part of our company;

•	the balance sheet, statement of income and statement of cash flows of the international operations do not reflect any adjustment in the basis of the assets of the international operations as a result of the acquisition of the international operations, which may have resulted in increased depreciation and amortization expense; and

•	the working capital requirements of the international operations historically were satisfied as part of Ally’s corporate-wide cash management policies. In connection with the acquisition of the international operations, we expect to incur a material amount of indebtedness and therefore expect to assume significant debt service costs. As a result, we expect the cost of debt and capitalization for the international operations as part of our company to be different from that reflected in the financial statements of the international operations included in this prospectus.

These changes and differences could result in the international operations having financial performance that is not as favorable once it is included as part of our company.

The unaudited pro forma condensed combined financial information incorporated by reference or included in this prospectus may not necessarily reflect our operating results and financial condition.

The unaudited pro forma condensed combined financial information incorporated by reference or included in this prospectus is derived from ours and the separate historical combined financial statements of the international operations. The unaudited pro forma condensed combined financial information is presented for informational purposes. The preparation of the unaudited pro forma condensed combined financial information is based upon available information and certain assumptions and estimates that we believe are reasonable. These assumptions and estimates may not prove to be accurate, and the unaudited pro forma condensed combined financial information does not necessarily reflect what our results of operations and financial position would have been had all of the Transactions been completed if these assumptions were accurate, or occurred during the period presented, or what our results of operations or financial position will be in the future. The unaudited pro form condensed combined financial information does not reflect future events that may occur after completion of the Transactions, including the potential realization of operating cost savings or restructuring activities or other costs related to the planned integration of the international operations, and does not consider potential impacts of current market conditions on revenues or expenses. As a result, the operations of the combined companies may not produce financial results as favorable as are set forth in the unaudited pro forma condensed combined financial information.

Risks Related to the Notes

The acquisition of the international operations could involve numerous risks to holders of the Notes as a result of our incurrence of substantial amounts of additional indebtedness and a reduction in our sources of liquidity and capital.

As a result of the Transactions we have completed thus far, we have and, if we complete the acquisition of the remaining portion of the international operations, we will incur substantial amounts of additional indebtedness and our sources of liquidity and capital may decrease materially, which could involve numerous risks to the holders of the Notes, including the following:

•	the incurrence by us of substantial additional amounts of indebtedness, which could potentially include additional unsecured senior notes, may adversely affect our ability to perform our obligations under the Notes and also could adversely affect holders of the Notes in other ways, including the risk of potential reductions in the market price of the Notes and the price that a holder of the Notes may be able to obtain in secondary trading markets arising from, among other things, the risk of downgrades in the ratings of the Notes by rating agencies, the increase in our leverage, the decrease in our liquidity or other reasons;

•	a potential substantial reduction in our liquidity to meet our obligations to holders of the Notes and holders of other indebtedness incurred by us;

•	we may be more vulnerable to adverse general economic, capital markets and industry conditions;

•	we may be required to dedicate a substantial portion of our cash resources to payments on our outstanding indebtedness, thereby reducing the funds available for operations and future business opportunities; and

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited, thereby placing us at a competitive disadvantage compared to any of our competitors that have less indebtedness.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

We currently have a substantial amount of outstanding indebtedness. We have and will incur substantial additional indebtedness in connection with the acquisition of the international operations. In addition, we are required to guarantee a substantial amount of indebtedness incurred by the entities we have and will acquire. We have also entered into inter-company loan agreements with several of the companies that we acquired, providing these companies with access to our liquidity to support originations and other activities. As of June 30, 2013, we have guaranteed $1.4 billion in such indebtedness and entered into $3.2 billion in inter-company loan agreements with our subsidiaries in Europe and Latin America. Our ability to make payments of principal or interest on, or to refinance, our indebtedness will depend on our future operating performance, and our ability to enter into additional credit facilities and securitization transactions as well as other debt financings, which, to a certain extent, are subject to economic, financial, competitive, regulatory, capital markets and other factors beyond our control.

If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any refinancings will be possible or that any additional financing could be obtained on acceptable terms. The inability to service or refinance our existing debt or to obtain additional financing would have a material adverse effect on our financial position, liquidity, and results of operations.

The degree to which we are leveraged creates risks, including:

•	we may be unable to satisfy our obligations under our outstanding indebtedness;

•	we may find it more difficult to fund future credit enhancement requirements, operating costs, tax payments, capital expenditures, or general corporate expenditures;

•	we may have to dedicate a substantial portion of our cash resources to payments on our outstanding indebtedness, thereby reducing the funds available for operations and future business opportunities; and

•	we may be vulnerable to adverse general economic, capital markets and industry conditions.

Our credit facilities, other than the GM Related Party Credit Facility, typically require us to comply with certain financial ratios and covenants, including minimum asset quality maintenance requirements. These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities.

If we cannot comply with the requirements in our credit facilities, then the lenders may increase our borrowing costs, remove us as servicer or declare the outstanding debt immediately due and payable. If our debt payments were accelerated, the assets pledged on these facilities might not be sufficient to fully repay the debt. These lenders may foreclose upon their collateral, including the restricted cash in these credit facilities. These events may also result in a default under our senior note indentures. We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such case, our financial condition, liquidity, and results of operations would materially suffer.

Because of our holding company structure and the security interests our subsidiaries, including subsidiaries acquired and to be acquired in the Transactions, have granted in their assets, the repayment of the Notes will be effectively subordinated to substantially all of our other debt.

The Notes will be our unsecured obligations. The Notes will be effectively junior in right of payment to all of our secured indebtedness. Holders of any secured indebtedness of ours, our subsidiaries, including subsidiaries acquired and to be acquired in the Transactions, or the Trusts will have claims that are prior to the claims of the holders of any debt securities issued by us with respect to the assets securing our other indebtedness. Notably, substantially all of our receivables have been pledged to secure the repayment of debt issued under our credit or other secured funding facilities or, in securitization transactions. Any debt securities issued by us, including the Notes, will effectively rank junior to that secured indebtedness. As of June 30, 2013, the aggregate amount of our and our subsidiaries’ secured indebtedness was approximately $17.5 billion and, on a pro forma basis assuming the completion of all of the Transactions, the aggregate amount of such secured indebtedness would have been approximately $19.6 billion.

If we defaulted under our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of the Notes will be entitled to receive any payment with respect thereto. As a result, the holders of the Notes may recover proportionally less than holders of secured indebtedness.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

Our ability to make payments on or to refinance our indebtedness and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control.

We expect to continue to require substantial amounts of cash. Our primary cash requirements include the funding of:

•	loan purchases pending their securitization;

•	lease purchases;

•	commercial lending receivables;

•	acquisitions;

•	credit enhancement requirements in connection with securitization and credit facilities;

•	interest and principal payments under our credit facilities and other indebtedness;

•	fees and expenses incurred in connection with the securitization and servicing of loans and leases and credit facilities;

•	ongoing operating expenses; and

•	capital expenditures.

We require substantial amounts of cash to fund our origination and securitization activities. Additionally, our dealer wholesale and commercial lending business includes loans to dealers for real estate acquisitions and development, capital loans and loans for parts and supplies that may not be eligible for pledging under a credit facility or funding in a securitization transaction. Accordingly, our commercial lending business requires substantial amounts of cash to support and grow.

Our primary sources of future liquidity are expected to be:

•	payments on loans, leases and commercial lending receivables not yet securitized;

•	distributions received from Trusts;

•	servicing fees;

•	borrowings under our credit facilities or proceeds from securitization transactions; and

•	further issuances of other debt securities, both secured and unsecured.

Because we expect to continue to require substantial amounts of cash for the foreseeable future, we anticipate that we will need additional credit facilities and require the execution of additional securitization transactions and may choose to enter into other additional debt financings. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the capital markets. There can be no assurance that funding will be available to us through these sources or, if available, that the funding will be on acceptable terms. If we are unable to execute securitization transactions on a regular basis, we would not have sufficient funds to finance new originations and, in such event, we would be required to revise the scale of our business, which would have a material adverse effect on our ability to achieve our business and financial objectives.

Although the Notes are referred to as “senior notes,” the Notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our non-guarantor subsidiaries.

Holders of our present and future secured indebtedness and the secured indebtedness of our subsidiaries will have claims that are senior to your claims as holders of the Notes, to the extent of the value of the collateral securing such other indebtedness. The Notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. The Notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries include our special purpose finance vehicles which hold substantially all of our loan and lease receivables and will include all of the entities acquired in the acquisition.

We may be unable to repurchase the Notes upon a change of control.

There is no sinking fund with respect to the Notes, and the entire outstanding principal amount of the Notes will become due and payable at maturity. If we experience a change of control prior to the date the Notes are rated investment grade by at least two out of three of the specified rating agencies, you may require us to repurchase all or a portion of your Notes prior to maturity. See “Description of the Notes—Certain Covenants—Change of Control.” We cannot assure you that we will have enough funds to pay our obligations under the Notes upon a change of control. Any of our future debt agreements may prohibit our repayment of the Notes in that event. Accordingly, we may be unable to satisfy our obligations to purchase your Notes unless we are able to refinance or obtain waivers under any future indebtedness we incur that restricts our ability to repurchase Notes.

Holders of Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined below under “Description of Notes—Certain Covenants—Change of Control,” will require us to make an offer to repurchase all outstanding Notes. The definition of change of control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all our assets to another individual, group or entity may be uncertain.

We are a holding company. Our only internal source of cash is from distributions from our subsidiaries.

We, the issuer of the Notes, are a holding company with no operations of our own and conduct all of our business through our subsidiaries. Our only significant asset is the outstanding capital stock of our subsidiaries. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including payment of principal, premium, if any, and interest on any of our indebtedness, and any of our future obligations. Our subsidiaries, including subsidiaries acquired and to be acquired in the acquisition, and special purpose finance vehicles are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to any of our indebtedness or to make any funds available therefor, except for those subsidiaries that have guaranteed our obligations under any outstanding senior or unsecured indebtedness and that will guarantee our obligations under the Notes. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of those subsidiaries then in effect and applicable law. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us to enable us to pay interest or principal on our existing indebtedness or the Notes.

Our rights to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subject to the claims of any secured creditor of that subsidiary. As of June 30, 2013, the aggregate amount of debt and other obligations of our subsidiaries (including debt, guarantees of our debt and other liabilities) was approximately $24.7 billion, of which approximately $17.5 billion was debt in connection with our secured debt facilities and, on a pro forma basis assuming the completion of all of the Transactions, and after giving effect to the incurrence by us of $2.5 billion in unsecured notes, the aggregate amount of such debt and other obligations would have been approximately $28.9 billion, of which approximately $19.6 billion would have been debt in connection with secured debt facilities.

Your right to receive payments on the Notes could be adversely affected if any of our subsidiaries or other special purpose finance vehicles declares bankruptcy, liquidates or reorganizes.

In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, including subsidiaries acquired and to be acquired in the acquisition, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

A substantial portion of our business is conducted through certain wholly-owned subsidiaries which are special purpose entities and are subject to substantial contractual restrictions. The special purpose finance vehicles are not guarantors with respect to any debt securities issued by us, including the Notes. As of June 30, 2013, all financings by us under our credit facilities and our securitization transactions were secured by a first priority lien on the receivables and related assets held by our special purpose finance vehicles. The assets owned by the special purpose finance vehicles will not be available to satisfy claims by our creditors, including any claims made under the Notes. Because the special purpose finance vehicles are not guarantors of the Notes, any debt securities issued by us will be structurally subordinated to all indebtedness and other obligations of the special purpose finance vehicles.

In addition, the credit enhancement held by certain of our subsidiaries consists of subordinated interests in our securitizations and is effectively subordinated to the asset-backed securities issued in our securitizations. There can be no assurance that our operations, independent of our subsidiaries, will generate sufficient cash flow to support payment of interest or principal on any debt securities issued by us, including the Notes, or that dividend distributions will be available from our subsidiaries to fund these payments.

Only our principal United States operating subsidiary, AFSI, will guarantee the Notes. Our non-guarantor subsidiaries, including subsidiaries acquired and to be acquired in the acquisition, hold substantially all of our consolidated assets and have incurred substantial indebtedness. Your right to receive payments on the Notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Only our principal United States operating subsidiary, AFSI, will guarantee the Notes upon the exchange. Under certain circumstances, certain of our other subsidiaries may guarantee the Notes in the future. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of June 30, 2013, on a pro forma basis assuming completion of all of the Transactions and after giving effect to the incurrence by us of $2.5 billion in unsecured notes and the application of the proceeds, we and the guarantor would have had $4.0 billion of indebtedness (of which none would have been secured indebtedness). As of June 30, 2013, on a pro forma basis assuming completion of all of the Transactions and after giving effect to the incurrence by us of $2.5 billion in unsecured notes and the application of the proceeds, our subsidiaries that will not guarantee the Notes had $24.0 billion of secured debt, unsecured debt and other liabilities, $33.5 billion of assets and 94% of consolidated total assets.

Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantee and require noteholders to return payments received from us or the guarantor.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the Notes and the guarantee could be voided, or claims in respect of the Notes or the guarantee could be subordinated to all other debts of ours or AFSI if, among other things, we or AFSI, at the time the indebtedness evidenced by the Notes or the guarantee was incurred:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness;

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness or the granting of the guarantee;

•	were engaged in a business or transaction for which our or AFSI’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or AFSI would incur, debts beyond our or AFSI’s ability to pay those debts as they mature.

In addition, any payment by us or AFSI pursuant to the Notes or a guarantee could be voided and required to be returned to us or AFSI, or to a fund for the benefit of our creditors or the creditors of AFSI.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or AFSI would be considered insolvent if:

•	the sum of our or AFSI’s debts, including contingent liabilities, were greater than the fair saleable value of all of our or AFSI’s assets;

•	the present fair saleable value of our or AFSI’s assets were less than the amount that would be required to pay our or AFSI’s probable liability on our or AFSI’s existing debts, including contingent liabilities, as they become absolute and mature; or

•	we or AFSI could not pay our or AFSI’s debts as they become due.

Based upon information currently available to us, we believe that the Notes and the guarantee are being incurred for proper purposes and in good faith and that we and AFSI:

•	are solvent and will continue to be solvent after giving effect to the issuance of the Notes and the guarantee, as the case may be;

•	will have enough capital for carrying on our business and the business of AFSI after the issuance of the Notes and the guarantee, as the case may be; and

•	will be able to pay our and AFSI’s debts, as the case may be.

The indenture governing the Notes limits the liability of a guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Notes in full when due.

In the event of a default, we may have insufficient funds to make any payments due on the Notes.

A default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the Notes.

The covenants in the indenture will not necessarily restrict our ability to take actions that may impair our ability to repay the Notes.

Although the indenture governing the Notes includes covenants that will restrict us from taking certain actions, the terms of these covenants include important exceptions which you should review carefully before investing in the Notes. Notwithstanding the covenants in the indenture, we expect that we will continue to be able to incur substantial additional indebtedness and to make significant investments and, potentially, significant acquisitions and other restricted payments, all of which may adversely affect our ability to perform our obligations under the indenture and could intensify the related risks that we face. This could also lead to the credit rating on the Notes being lowered or withdrawn.

We cannot assure you that an active trading market will develop for the Notes.

Prior to this exchange offer, there has been no trading market for the Notes. We do not intend to apply for a listing of the Notes on any national securities exchange or any automated dealer quotation system. The initial purchasers have advised us that they intend to make a market in the Notes after the exchange offer is completed. However, they are not obligated to do so, and may discontinue market-making with respect to the Notes without notice. In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, there can be no assurance that an active trading market will develop for the Notes.

An increase in interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any over market interest rates will decline. Consequently, if you purchase Notes and market interest rates increase, the market value of your Notes may decline. We cannot predict future level of market interest rates.

Any adverse rating of the Notes may cause their trading price to fall.

We intend to seek a rating on the Notes. After having been rated, if such rating services were to lower their ratings on the Notes below the rating initially assigned to the Notes or otherwise announce their intention to put the Notes on credit watch, the trading price of the Notes could decline.

General Motors is not a guarantor of the Notes and may have interests that conflict with those of the noteholders.

We are a wholly-owned subsidiary of GM. As our parent, GM controls our fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions (including any transactions that would result in a change of control). The interests of GM as equity holder and as parent of a captive finance subsidiary may differ from your interests as a holder of the Notes. For example, GM may have an interest in pursuing, or causing us to pursue, acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment in us or the value of its other businesses, even though those transactions might involve risks to you as holders of the Notes.

GM is not an obligor or guarantor of the Notes and has no obligation to make additional equity investments in us or, except under the line of credit and the tax sharing agreement, fund us or otherwise maintain our financial health or ensure our ability to make payments on the Notes. GM is under no obligation to renew the line of credit when it expires and may amend or terminate the tax sharing agreement in its sole discretion.

ACQUISITION OF THE INTERNATIONAL OPERATIONS

Overview

On November 21, 2012, we entered into a Purchase and Sale Agreement, which was amended and restated on February 22, 2013 (the “PSA”), with Ally, to acquire its auto finance and financial services operations in Europe and Latin America. Upon the terms and subject to the conditions set forth in the PSA, we have acquired Ally’s equity interests in its top-level holding companies that comprise substantially all of Ally’s auto finance and financial services business in Europe and Latin America (such entities, together with their direct and indirect subsidiaries to be transferred pursuant to the PSA, the “Target Companies”). Additionally, on November 21, 2012, we entered into a Share Transfer Agreement (the “STA”) with Ally. Upon the terms and subject to the conditions set forth in the STA, we will acquire Ally’s non-controlling 40% equity interest in GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”). GMAC-SAIC conducts auto finance and financial services business in China. The PSA and the STA are sometimes referred to in this prospectus as the “Acquisition Agreements.”

As of the date of this prospectus, pursuant to the terms of the PSA, we have acquired Ally’s auto finance and financial services operations in Europe and in Latin America. As of the date of this prospectus, we have not acquired the equity interest in GMAC-SAIC. The closing of the acquisition of the equity interest in GMAC-SAIC under the STA will occur when the closing conditions with respect to this acquisition have been satisfied or waived, which we currently expect to occur in early 2014 or as soon as practicable thereafter. We cannot predict with certainty, however, whether or when the closing conditions for this remaining acquisition will be satisfied or whether or when this remaining acquisition will be consummated. The PSA and STA are not cross-conditioned upon each other.

The completion of the acquisition of the GMAC-SAIC equity interest under the STA is subject to certain customary closing conditions, including among others, the receipt of government approvals, the accuracy of representations and warranties (generally subject to a material adverse effect standard), the material compliance by the other party with its obligations under the STA and satisfactory negotiation of a new joint venture agreement between us and the ongoing members of the joint venture.

The members of the management team of the international operations have become employed by GM Financial as a result of the closing of the Transactions completed thus far. As a result of the closings that have already occurred, we have entered into transition services agreements with Ally which obligate us to provide certain management transition services back to Ally until all of the closings have occurred and which obligate Ally to provide certain transition services to us during this period.

Ally has entered into covenants in the PSA customary for transactions of this nature, including, among others, a covenant, subject to certain exceptions, not to engage in specified activities competitive with the business of the Target Companies in the jurisdictions where the Target Companies operate or solicit or hire certain employees of the Target Companies for three years following the applicable closing date. Ally has also entered into covenants in the STA, including, among others, a covenant not to engage in specified activities competitive with the business of GMAC-SAIC in China for three years following the closing date.

The PSA and the STA contain representations, warranties and other covenants customary for transactions of this nature. The PSA and the STA also contain indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters.

The STA contains certain termination rights for us and Ally, as the case may be, applicable upon, among other events and subject to certain exceptions, (i) all requisite approvals for the acquisition of the equity interest in GMAC-SAIC having not been completed on or prior to July 1, 2014, (ii) a material breach by the other party that is not or cannot be cured within 45 days’ notice of such breach, or (iii) the denial of certain required regulatory approvals.

The foregoing descriptions of the PSA and the STA do not purport to be complete and are qualified in their entirety by the provisions of the PSA and the STA, which have been filed by GM Financial with the SEC.

Funding the Transactions

The aggregate purchase price for all of the Transactions is approximately $4.1 billion, subject to closing adjustments. The aggregate amount paid with respect to the acquisitions that have occurred thus far is approximately $3.2 billion. In addition to the purchase price that we have paid with respect to the Transactions, we have also funded a $1.5 billion inter-company loan to certain of the entities we acquired in Europe, of which $1.4 billion was used to repay loans from Ally that were assumed as part of the acquisitions.

The approximately $3.2 billion paid for the acquisitions that have occurred thus far, and the $1.5 billion funded for the extension of the inter-company loan to our acquired European entities, were ultimately funded through a combination of our own cash, including cash proceeds received in our senior note offerings, and a $1.3 billion equity contribution from GM. We anticipate that the acquisition of the remaining portion of the international operations will cost approximately $900 million, subject to certain closing adjustments, and will be funded through a combination of our own cash and $700 million in additional equity from GM.

As of June 30, 2013, on a pro forma basis assuming completion of all of the Transactions, including an equity contribution of $2.0 billion from GM and the incurrence by us of $2.5 billion in unsecured notes, our balance sheet would reflect total assets of $35.5 billion, total liabilities (including consolidated debt) of $28.9 billion, tangible net worth of $5.4 billion and leverage, measured as total assets to tangible net worth, of 6.6x.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Notes in the exchange offer. We will receive in exchange for the Notes the old notes in like principal amount. We will retire and cancel all of the old notes tendered in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Successor										Predecessor
									Period From October 1,		Period From July 1,
	Six Months		Six Months		Year		Year		2010		2010
	Ended		Ended		Ended		Ended		Through		Through
	June 30,		June 30,		December		December		December		September		Year Ended June 30,
	2013(b)		2012(b)		31, 2012(b)		31, 2011(b)		31, 2010(b)		30, 2010		2010 (c)		2009 (c)		2008 (c)
Computation of Earnings:
Income (loss) before income taxes	$433.7		$398.0		$744.2		$621.8		$129.2		$90.6		$353.4		$(0.2)		$(113.6)
Fixed charges	258.2		148.2		319.0		275.2		64.7		90.3		459.6		686.7		854.8

	$691.9		$546.2		$1,063.2		$897.0		$193.9		$180.9		$813.0		$686.5		$741.2

Computation of Fixed Charges:
Fixed charges: (a)
Interest expense	$254.6		$146.1		$314.8		$271.1		$63.8		$89.4		$455.3		$681.5		$848.7
Implicit interest in rent	3.6		2.1		4.2		4.0		0.9		0.9		4.3		5.2		6.1

	$258.2		$148.2		$319.0		$275.1		$64.7		$90.3		$459.6		$686.7		$854.8

Ratio of Earnings to Fixed Charges	2.7	x	3.7	x	3.3	x	3.3	x	3.0	x	2.0	x	1.8	x		(d)		(d)

(a)	For purposes of such computation, the term “fixed charges” represents interest expense, including amortization of debt issuance costs, and a portion of rentals representative of an implicit interest factor for such rentals.
(b)	For the six months ended June 30, 2013 and 2012, interest expense excludes $8.4 million and $18.9 million, respectively, of net purchase premium amortization. For fiscal 2012 and 2011 and for the three months ended December 31, 2010, interest expense excludes $31.5 million, $67.0 million and $27.1 million, respectively, of purchase accounting premium amortization.
(c)	For the years ended June 30, 2010, 2009 and 2008, interest expense excludes $2.0 million, $45.1 million and $10.2 million, respectively, of non-cash amortization of warrant costs.
(d)	The amount of the coverage deficiency for the years ended June 30, 2009 and 2008, was approximately $0.2 million and $113.6 million, respectively.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of June 30, 2013:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the completion of all of the Transactions.

You should read this table in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Form 10-K for the year ended December 31, 2012 filed on February 15, 2013 and in our Form 10-Q for the quarter ended June 30, 2013 filed on July 30, 2013, the Unaudited Pro Forma Condensed Combined Financial Information included in our Form 8-K/A filed on August 19, 2013, our consolidated financial statements, including the related notes, and the consolidated financial statements for the international operations, including the related notes, included elsewhere or incorporated by reference in this prospectus.

	June 30, 2013
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$1,757	$1,123

Debt
Secured debt	$17,548	$19,556
Unsecured debt	1,238	2,883
Senior Notes	4,000	4,000

Total debt	22,786	26,439

Total equity	5,902	6,595

Total capitalization	$28,688	$33,034

SELECTED CONSOLIDATED FINANCIAL DATA

The tables below summarize selected financial information. After our acquisition by GM via our merger with an indirect wholly owned subsidiary of GM (the “Merger”), AmeriCredit Corp. (“Predecessor”) was renamed General Motors Financial Company, Inc. (“Successor”) and the “Summary Historical Financial Data” for periods preceding the Merger and for the periods succeeding the Merger have been derived from the consolidated financial statements of the Predecessor and the Successor, respectively. The consolidated financial statements of the Predecessor have been prepared on the same basis as the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. The consolidated financial statements of the Successor reflect the application of acquisition accounting. The following tables also present summary financial data for the six months ended June 30, 2013 and 2012, which we derived from the unaudited condensed consolidated financial statements. In our opinion, this interim data reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.

You should read this data in conjunction with, and it is qualified by reference to, the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Form 10-K for the year ended December 31, 2012 filed on February 15, 2013 and in our Form 10-Q for the quarter ended June 30, 2013 filed on July 30, 2013, our consolidated financial statements and the notes thereto, and the other financial information contained elsewhere or incorporated by reference herein.

	Successor			Predecessor				Successor
	Fiscal Year Ended December 31,	Fiscal Year Ended December 31,	Period From October 1, 2010 Through December 31,	Period From July 1, 2010 Through September 30,	Fiscal Year Ended June 30,	Fiscal Year Ended June 30,	Fiscal Year Ended June 30,	Six Months Ended June 30,
	2012	2011	2010	2010	2010	2009	2008	2013	2012
				(In millions)
Operating Data:
Revenue
Finance charge income	$1,594	$1,247	$264	$343	$1,431	$1,903	$2,382	$1,062	$762
Other revenue	367	163	17	30	92	164	161	314	156

	1,961	1,410	281	373	1,523	2,067	2,543	1,376	918

Costs and expenses
Operating expenses	398	339	71	69	289	309	398	299	191
Leased vehicles expenses	211	67	2	6	35	48	36	181	92
Provision for loan losses	304	178	26	75	388	972	1,131	194	110
Interest expense	283	204	37	89	457	726	859	246	127
Restructuring charges, net						12	20
Impairment of goodwill							213
Acquisition and integration expenses	21		16	43				22

	1,217	788	152	282	1,169	2,067	2,657	942	520

Income before income taxes	744	622	129	91	354		(114)	434	398
Income tax provision	281	236	54	40	133	11	(32)	150	149

Net income	$463	$386	$75	$51	$221	$(11)	$(82)	$284	$249

Comprehensive income	$467	$376	$76	$57	$254	$(26)	$(134)	$219	$246

Other Data:
Consumer loan origination volume	$5,579	$5,085	$935	$959	$2,138	$1,285	$6,075	$3,827	$2,885
Lease origination volume	1,343	987	10				218	1,454	778

Total origination volume	$6,922	$6,072	$945	$959	$2,138	$1,285	$6,293	$5,281	$3,663

Commercial loans funded	$1,227	$	$	$	$	$	$	$8,398	$174

	Successor						Predecessor						Successor
	Fiscal Year Ended December 31,		Fiscal Year Ended December 31,		Period From October 1, 2010 Through December 31,		Period From July 1, 2010 Through September 30,		Fiscal Year Ended June 30,		Fiscal Year Ended June 30,	Fiscal Year Ended June 30,	Six Months Ended June 30,
	2012		2011		2010		2010		2010		2009	2008	2013		2012
									(Dollars in millions)
Portfolio Data:
Finance receivables	$11,349		$9,341		$8,224		$8,676		$8,734		$10,928	$14,981	$23,392		$10,280
Average finance receivables	10,599		9,112		8,680		8,718		9,495		13,002	16,059	17,422		10,062
Average earning assets	11,923		9,541		8,730		8,793		9,621		13,185	16,182	19,579		11,162
Ending earning assets	13,256		10,489		8,695		8,730		8,828		11,084	15,192	26,233		11,935
Charge-offs	$304		$66		$		$218		$1,249		$1,659	$1,670	$248		$104
Adjustments to reflect write-offs of the contractual amounts on the pre-acquisition portfolio	305		569		221								94		168

Total credit losses on the combined portfolio	$609		$635		$221		$218		$1,249		$1,659	$1,670	$342		$272

Net credit losses	$256		$289		$120		$119		$705		$1,033	$1,000	$134		$98
Consumer finance receivables greater than 60 days delinquent	230		182		212		216		231		383	435	253		158
Ratios:
Net losses as a percentage of average consumer finance receivables	2.5%		3.2%		5.5%		5.4%		7.4%		7.9%	6.2%	1.8%		2.0%
Delinquencies greater than 60 days as a percentage of consumer finance receivables	2.1%		1.9%		2.4%		2.5%		2.7%		3.5%	2.9%	1.4%		1.5%

	Successor						Predecessor						Successor
	Fiscal Year Ended December 31,		Fiscal Year Ended December 31,		Period From October 1, 2010 Through December 31,		Period From July 1, 2010 Through September 30,		Fiscal Year Ended June 30,		Fiscal Year Ended June 30,	Fiscal Year Ended June 30,	Six Months Ended June 30,
	2012		2011		2010		2010		2010		2009	2008	2013		2012
Other Portfolio Data:
Ratio of earnings to fixed charges(1)	3.3	x	3.3	x	3.0	x	2.0	x	1.8	x	(2)	(2)	2.7	x	3.7	x
Percentage of total indebtedness to total capitalization	71.3%		68.5%		66.6%		75.1%		75.0%		81.9%	87.8%	79.4%		69.9%
Operating expenses as a percentage of average earning assets	3.3%		3.5%		3.2%		3.1%		3.0%		2.3%	2.5%	3.1%		3.4%
Percentage of senior unsecured debt to total equity	34.3%		12.8%		2.0%		20.0%		20.2%		23.0%	42.9%	67.8%		12.0%
Ratio of tangible assets to tangible net worth	4.6	x	4.2	x	4.0	x	4.1	x	4.1	x	5.7%	8.4%	6.2	X	4.4	x
Ratio of ending earning assets to tangible net worth	4.1	x	3.7	x	3.6	x	3.6	x	3.7	x	5.3%	7.7%	5.5	X	3.9	x

	Successor			Predecessor			Successor
	December 31,			June 30,			June 30,
	2012	2011	2010	2010	2009	2008	2013	2012
					(In millions)
Balance Sheet Data:
Cash and cash equivalents	$1,289	$572	$195	$282	$193	$433	$1,757	$952
Finance receivables, net	10,998	9,162	8,197	8,160	10,037	14,030	22,945	10,031
Leased vehicles, net	1,703	809	47	95	156	211	2,655	1,367
Goodwill	1,108	1,108	1,095				1,158	1,108
Total assets	16,197	13,043	10,919	9,881	11,958	16,508	30,585	14,640
Secured debt	9,378	8,037	6,960	6,708	9,057	13,348	17,548	9,150
Unsecured debt							1,238
Senior notes,	1,500	500	70	71	92	200	4,000	500
Convertible senior notes		1	1	414	393	643		1
Related party taxes payable	559	300	42				644	478
Total liabilities	11,818	9,120	7,389	7,481	9,851	14,543	24,683	10,482
Shareholder’s equity	4,379	3,923	3,530	2,400	2,107	1,965	5,902	4,157
Tangible net worth	3,271	2,814	2,430	2,400	2,107	1,965	4,733	3,049

(1)	Represents the ratio of the sum of income before taxes plus fixed charges for the period to fixed charges. Fixed charges, for the purpose of this computation, represents interest and a portion of rentals representative of an implicit interest factor for such rentals.
(2)	The amount of the coverage deficiency for the years ended June 30, 2009 and 2008, was approximately $0.2 million and $113.6 million, respectively.

BUSINESS

GM Financial, the wholly-owned captive finance subsidiary of GM, is a global provider of automobile financing solutions. As of June 30, 2013, our portfolio consisted of $26.2 billion of auto loans and leases and commercial dealer loans, comprised of $15.2 billion in North America and $11.0 billion internationally. We have been operating in the automobile finance business in North America since September 1992. Our strategic relationship with GM began in September 2009 and includes a subvention program pursuant to which GM provides its customers access to discounted financing on select new GM models by paying us cash in order to offer lower interest rates on the loans and leases we purchase from GM-franchised dealerships. We were acquired by GM in October 2010 with the mission of providing captive financing capabilities to strategic and underserved segments of GM’s markets. Consistent with this mission, in November 2012, we announced the acquisition of Ally’s international operations which, when fully consummated, will provide us with the ability to serve GM dealers and consumers in Europe, Latin America and China. Upon completion of all of the Transactions, GM Financial will have a global footprint that covers approximately 80% of GM’s worldwide vehicle sales and includes both prime and sub-prime capabilities for consumer loans and leases and broad commercial lending capabilities for GM dealers. Additionally, we maintain a significant share of the sub-prime auto finance market for used vehicles in North America, supporting used vehicle sales by both GM and non-GM dealerships. See “Acquisition of the International Operations.”

NORTH AMERICAN OPERATIONS

General

We purchase auto finance contracts for new and used vehicles from GM and non-GM franchised and select independent automobile dealerships. We also offer a lease financing product for new GM vehicles and a commercial lending program for GM-franchised dealerships. Our lending product is primarily offered to consumers who typically are unable to obtain financing from traditional sources such as banks and credit unions. We utilize a proprietary credit scoring system to differentiate credit applications and to statistically rank-order credit risk in terms of expected default rates, which enables us to evaluate credit applications for approval and tailor loan and lease pricing and structure. We service our loan and lease portfolios at regional centers using automated loan servicing and collection systems. Funding for our auto finance activities is primarily obtained through the utilization of our credit facilities and through securitization transactions.

We have historically maintained a significant share of the sub-prime auto finance market and have, in the past, participated in the prime sectors of the auto finance industry to a more limited extent. We source our business primarily through our relationships with automobile dealerships, which we maintain through our regional credit centers, marketing representatives (dealer relationship managers) and alliance relationships. We believe our growth and origination efforts are complemented by disciplined credit underwriting standards, risk-based pricing decisions and expense management.

As GM’s captive finance subsidiary, our business strategy includes increasing the amount of new GM automobile sales by offering competitive financing programs, while at the same time continuing to remain a valuable financing source for loans for non-GM dealers. In addition to our GM-related loan origination efforts, we offer a full credit spectrum lease financing product for new GM vehicles exclusively to GM-franchised dealerships in the United States. Through the acquisition of an independent auto lease provider in Canada, in April 2011, we also offer lease financing for new GM vehicles in Canada. In April 2012, we expanded our business to include commercial lending for GM-franchised dealerships in the U.S. and, in 2013, we expanded our commercial lending business for GM-franchised dealers in Canada. Additionally, in August 2012, we expanded our Canadian business to include sub-prime consumer financing for GM-franchised dealers. Evidence of our increasing linkage with GM can be seen in our results for fiscal 2012 and the first six months of 2013, during which our percentage of loans and leases for new GM vehicles increased to 44% and 62%, respectively, of our total consumer originations volume, up from 40% for fiscal 2011.

Consumer

Target Market. Most of our automobile finance programs are designed to serve customers who have limited access to automobile financing through banks and credit unions. The bulk of our typical borrowers have experienced prior credit difficulties or have limited credit histories and generally have credit bureau scores ranging from 500 to 700. Because we generally serve customers who are unable to meet the credit standards imposed by most banks and credit unions we generally charge higher rates than those charged by such sources. Since we provide financing in a relatively high-risk market, we also expect to sustain a higher level of defaults than these other automobile financing sources.

Marketing. As an indirect auto finance provider, we focus our marketing activities on automobile dealerships. We are selective in choosing the dealers with whom we conduct business and primarily pursue GM and non-GM manufacturer franchised dealerships with new and used car operations and a limited number of independent dealerships. We generally finance new GM vehicles, moderately-priced new vehicles from other manufacturers, and later-model, low-mileage used vehicles. Of the contracts purchased by us during fiscal 2012 and the first six months of 2013, 94% were originated by manufacturer franchised dealers and 6%, by select independent dealers; further, 48% and 46%, respectively, were used vehicles, 31% and 33%, respectively, were new GM vehicles (not including new GM vehicles that we leased during the year) and 21% were new non-GM vehicles. We purchased contracts from 12,753 and 12,136 dealers during fiscal 2012 and the first six months of 2013, respectively. No dealer location accounted for more than 1% of the total volume of contracts purchased by us for that same period.

We maintain non-exclusive relationships with the dealers. We actively monitor our dealer relationships with the objective of maximizing the volume of applications received from dealers with whom we do business that meet our underwriting standards and profitability objectives. Due to the non-exclusive nature of our relationships with dealerships, the dealerships retain discretion to determine whether to obtain financing from us or from another source for a contract made by the dealership to a customer seeking to make a vehicle purchase. Our representatives regularly contact and visit dealers to solicit new business and to answer any questions dealers may have regarding our financing programs and capabilities and to explain our underwriting philosophy. To increase the effectiveness of these contacts, marketing personnel have access to our management information systems which detail current information regarding the number of applications submitted by a dealership, our response and the reasons why a particular application was rejected.

We generally purchase finance contracts without recourse to the dealer. Accordingly, the dealer has no liability to us if the consumer defaults on the contract unless a recourse agreement has been executed. Although finance contracts are generally purchased without recourse to the dealer, the dealer typically makes certain representations as to the validity of the contract and compliance with certain laws, and indemnifies us against any claims, defenses and set-offs that may be asserted against us because of assignment of the contract or the condition of the underlying collateral. Recourse based upon those representations and indemnities would be limited in circumstances in which the dealer has insufficient financial resources to perform upon such representations and indemnities. We do not view recourse against the dealer on these representations and indemnities to be of material significance in our decision to purchase finance contracts from a dealer. Depending upon the contract structure and consumer credit attributes, we may charge dealers a non-refundable acquisition fee or pay dealers a participation fee when purchasing finance contracts. These fees are assessed on a contract-by-contract basis.

Origination Network. Our origination platform provides specialized focus on marketing our financing programs and underwriting loans and leases. Responsibilities are segregated so that the sales group markets our programs and products to our dealer customers, while the underwriting group focuses on underwriting, negotiating and closing loans and leases. Our sales and underwriting groups are further segregated with separate teams servicing GM-franchised dealers and non-GM dealers, allowing us to continue efficient service for our non-GM dealers under the “AmeriCredit” brand while providing GM-franchised dealers the broader loan, lease and commercial lending products we offer under the “GM Financial” brand. The underwriters are based in credit centers while the dealer relationship managers are based in credit centers or work remotely in their service area. We believe that the personal relationships our credit underwriters and dealer relationship managers establish with the dealership staff are an important factor in creating and maintaining productive relationships with our dealer customer base.

We select markets for credit center locations based upon numerous factors, most notably proximity to the geographic markets and dealers we seek to serve and availability of qualified personnel. Credit centers are typically situated in suburban office buildings.

A credit center vice president, regional credit managers, credit managers and credit underwriting specialists staff credit center locations. The credit center vice president reports to a senior vice president in our corporate office. Credit center personnel are compensated with base salaries and incentives based on overall credit center performance, including factors such as credit quality, pricing adequacy and volume objectives.

The credit center vice presidents, regional credit managers and senior vice presidents monitor credit center compliance with our underwriting guidelines. Our management information systems provide these managers with access to credit center information enabling them to consult with credit center teams on credit decisions and assess adherence to our credit and pricing policies. The senior vice presidents also make periodic visits to the credit centers to conduct operational reviews.

Dealer relationship managers typically work from a home office but are aligned with a credit center. Dealer relationship managers solicit dealers for applications and maintain our relationships with the dealers in their geographic vicinity, but do not have responsibility for credit approvals. We believe the local presence provided by our dealer relationship managers enables us to be more responsive to dealer concerns and local market conditions. Applications solicited by the dealer relationship managers are underwritten at our regional credit centers. The dealer relationship managers are compensated with base salaries and incentives based on contract volume objectives and dealer penetration rates. The dealer relationship managers report to regional sales managers who report to sales vice presidents.

                Manufacturer Relationships. We have programs with GM and other new vehicle manufacturers, typically known as subvention programs, under which the manufacturers provide us cash payments in order for us to offer lower rates on finance contracts we purchase from the manufacturers’ dealership network. The programs serve our goal of increasing new loan and lease originations and the manufacturers’ goal of making credit more available and more affordable to consumers purchasing vehicles sold by the manufacturer.

Origination Data. The following table sets forth information with respect to the number of credit centers, number of dealer relationship managers, dollar volume of contracts purchased and number of producing dealerships for the periods set forth below (dollars in millions):

	Six Months Ended June 30,		Year Ended December 31,	Year Ended December 31,	Period From July 1, 2010 Through December 31,	Fiscal Year Ended June 30,
	2013	2012	2012	2011	2010	2010
Number of credit centers	17	16	17	16	15	14
Number of dealer relationship managers	201	219	204	172	110	99
Origination volume(a)	$5,281	$3,663	$6,922	$6,072	$1,904	$2,138
Number of producing dealerships(b)	12,136	11,633	12,753	12,349	11,831	10,756

(a)	Amounts for the six months ended June 30, 2013 and 2012, the years ended December 31, 2012 and 2011 and the period from July 1, 2010 through December 31, 2010 include $1,454.0 million, $778.2 million, $1,342.8 million, $986.8 million and $10.7 million of contracts purchased through our leasing programs, respectively.
(b)	A producing dealership refers to a dealership from which we purchased a contract in the respective period.

Underwriting. We utilize a proprietary credit scoring system to support the credit approval process. The credit scoring system was developed through statistical analysis of our consumer demographic and portfolio databases consisting of data which we have collected over 20 years of operating history. Credit scoring is used to differentiate credit applications and to statistically rank-order credit risk in terms of expected default rates, which enables us to evaluate credit applications for approval and tailor contract pricing and structure. For example, a consumer with a lower score would indicate a higher probability of default and, therefore, we would either decline the application, or, if approved, compensate for this higher default risk through the structuring and pricing of the contract. While we employ a credit scoring system in the credit approval process, credit scoring does not eliminate credit risk. Adverse determinations in evaluating contracts for purchase or changes in certain macroeconomic factors after purchase could negatively affect the credit performance of our portfolio.

The proprietary credit scoring system incorporates data contained in the customer’s credit application, credit bureau report and other third-party data sources as well as the structure of the proposed financing and produces a statistical assessment of these attributes. This assessment is used to rank-order applicant risk profiles and recommend the prices we should charge for different risk profiles. Our credit scorecards are monitored through comparison of actual versus projected performance by score. Periodically, we endeavor to refine our proprietary scorecards based on new information, including identified correlations between portfolio performance and data obtained in the underwriting process.

GM sponsors special-rate financing programs available through us to consumers purchasing new GM vehicles. Under these programs, after we determine the appropriate price to charge for an applicant’s risk profile, GM may provide us with an interest supplement or other support payment in return for reducing the rate actually charged to the consumer on the financing contract, thereby making the credit terms more attractive and affordable to the consumer and supporting the new vehicle sales transaction. Generally, the amount of the interest supplement or support payment from GM offsets the lower interest charges or rent factor to be received by us over the life of the financing contract.

In addition to our proprietary credit scoring system, we utilize other underwriting guidelines. These underwriting guidelines are comprised of numerous evaluation criteria, including (i) identification and assessment of the applicant’s willingness and capacity to repay the loan or lease, including consideration of credit history and performance on past and existing obligations; (ii) credit bureau data; (iii) collateral identification and valuation; (iv) payment structure and debt ratios; (v) insurance information; (vi) employment, income and residency verifications, as considered appropriate; and (vii) in certain cases, the creditworthiness of a co-obligor. These underwriting guidelines, and the minimum credit risk profiles of applicants we will approve as rank-ordered by our credit scorecards, are subject to change from time to time based on economic, competitive and capital market conditions as well as our overall origination strategies.

We purchase individual contracts through our underwriting specialists in regional credit centers using a credit approval process tailored to local market conditions. Underwriting personnel have a specific credit authority based upon their experience and historical portfolio results as well as established credit scoring parameters. More experienced specialists are assigned higher approval levels. If the suggested application attributes and characteristics exceed an underwriting specialist’s credit authority, each specialist has the ability to escalate the application to a more senior underwriter with a higher level of approval authority. Authorized senior underwriting officers may approve any contract application in accordance with the underwriting guidelines. Although the credit approval process is decentralized, our application processing system includes controls designed to ensure that credit decisions comply with the credit scoring strategies and underwriting policies and procedures we have in place at the time.

Finance contract application packages completed by prospective obligors are received electronically through web-based platforms that automate and accelerate the financing process. Upon receipt or entry of application data into our application processing system, a credit bureau report and other third-party data sources are automatically accessed and a proprietary credit score is computed. A substantial percentage of the applications received by us fails to meet our minimum credit score requirement and is automatically declined. For applications that are not automatically declined, our underwriting personnel continue to review the application package and judgmentally determine whether to approve the application, approve the application subject to conditions that must be met, or deny the application. Approximately 35-40% of loan applicants and 60-70% of lease applicants are generally approved for credit by us. Dealers are contacted regarding credit decisions electronically or by facsimile. Declined applicants are also provided with appropriate notification of the decision.

After we have been informed that we have been selected as the financing source, completed contract packages are sent to us by dealers. Contract documentation is scanned to create electronic images and electronically forwarded to one of our centralized processing departments. A processing representative verifies certain applicant employment, income and residency information. Contract terms, insurance coverage and other information may be verified or confirmed with the customer. The original documents are subsequently sent to our centralized account services department and critical documents are stored in a fire resistant vault.

Once a contract is cleared for funding, the funds are electronically transferred to the dealer or a check is issued. Upon funding of the contract, we acquire a perfected security interest in the automobile that was financed. Daily reports are generated for review by senior operations management. All of our loan contracts are fully amortizing with substantially equal monthly installments.

Credit performance reports track portfolio performance at various levels of detail, including total company, credit center and dealer. Various daily reports and analytical data are also generated to monitor credit quality as well as to refine the structure and mix of new originations. We review profitability metrics on a consolidated basis, as well as at the credit center, origination channel, dealer and contract levels. Key application data, including credit bureau and credit score information, contract structures and terms and payment histories are maintained. Our credit risk management department also regularly reviews the performance of our credit scoring system and is responsible for the development and enhancement of our credit scorecards.

Servicing. Our servicing activities include collecting and processing customer payments, responding to customer inquiries, initiating contact with customers who are delinquent, maintaining the security interest in the financed vehicle, monitoring physical damage insurance coverage of the financed vehicle, and arranging for the repossession of financed vehicles, liquidation of collateral and pursuit of deficiencies when appropriate. Our payment processing and customer service activities are operated centrally in Arlington, Texas and Toronto, Ontario. Our loan collection activities are operated through four regional standardized collection centers in North America (Arlington, Texas; Toronto, Ontario; Chandler, Arizona; and Charlotte, North Carolina). We currently use a third party provider to service our U.S. lease portfolio.

We use monthly billing statements to serve as a reminder to customers as well as an early warning mechanism in the event a customer has failed to notify us of an address change. Approximately 15 days before a customer’s first payment due date and each month thereafter, we mail the customer a billing statement directing the customer to mail payments to a lockbox bank for deposit in a lockbox account. Payment receipt data is electronically transferred from our lockbox bank to us for posting to the accounting system. Payments may also be received from third party payment processors, such as Western Union, or via electronic transmission of funds. Payment processing and customer account maintenance is performed centrally at our operations center in Arlington, Texas.

A predictive dialing system is utilized to make phone calls to customers whose payments are past due. The predictive dialer is a computer-controlled telephone dialing system that simultaneously dials phone numbers of multiple customers from a file of records extracted from our database. Once a connection is made to the automated dialer’s call, the system automatically transfers the call to a collector and the relevant account information to the collector’s computer screen. Accounts that the system has been unable to reach within a specified number of days are flagged, thereby promptly identifying for management all customers who cannot be reached by telephone. By eliminating the time spent on attempting to reach customers, the system gives a single collector the ability to contact a larger number of customers daily.

Once an account reaches a certain level of delinquency, the account moves to one of our advanced collection units. The objective of these collectors is to resolve the delinquent account. We may repossess a financed vehicle if an account is deemed uncollectible, the financed vehicle is deemed by collection personnel to be in danger of being damaged, destroyed or hidden, the customer deals in bad faith or the customer voluntarily surrenders the financed vehicle.

Statistically-based behavioral assessment models are used in our loan servicing activities to project the relative probability that an individual account will default. The behavioral assessment models are used to help develop servicing strategies for the portfolio or for targeted account groups within the portfolio. At times, we offer payment deferrals to customers who have encountered financial difficulty, that has hindered their ability to pay as contracted. A deferral allows the customer to move delinquent payments to the end of the contract, usually by paying a fee that is calculated in a manner specified by applicable law. The collector reviews the customer’s past payment history and behavioral score and assesses the customer’s desire and capacity to make future payments. Before agreeing to a deferral, the collector also considers whether the deferment transaction complies with our policies and guidelines. Exceptions to our policies and guidelines for deferrals must be approved in accordance with these policies and guidelines. While payment deferrals are initiated and approved in the collections department, a separate department processes authorized deferment transactions. Exceptions are also monitored by our centralized credit risk management function.

Repossessions are subject to prescribed legal procedures, which include peaceful repossession, one or more customer notifications, a prescribed waiting period prior to disposition of the repossessed automobile and return of personal items to the customer. Some jurisdictions provide the customer with reinstatement or redemption rights. Legal requirements, particularly in the event of customer bankruptcy, may restrict our ability to dispose of the repossessed vehicle. We engage independent repossession firms to handle repossessions. All repossessions, other than bankruptcy or previously charged-off accounts, must be approved by a collections officer. Upon repossession and after any prescribed waiting period, the repossessed automobile is sold at auction. We do not sell any vehicles on a retail basis. The proceeds from the sale of the automobile at auction, and any other recoveries, are credited against the balance of the contract. Auction proceeds from sale of the repossessed vehicle and other recoveries are usually not sufficient to cover the outstanding balance of the contract, and the resulting deficiency is charged-off. We pursue collection of deficiencies when we deem such action to be appropriate.

Our policy is to charge off an account in the month in which the account becomes 120 days contractually delinquent if we have not repossessed the related vehicle. We charge off accounts in repossession when the automobile is repossessed and legally available for disposition. A charge-off represents the difference between the estimated net sales proceeds and the amount of the delinquent contract, including accrued interest. Accounts in repossession that have been charged off are removed from finance receivables and the related repossessed automobiles are included in other assets at net realizable value on the consolidated balance sheet pending disposal. The value of the collateral underlying our portfolio is updated periodically with a loan-by-loan link to national wholesale auction values. This data, along with our own experience relative to mileage and vehicle condition, are used for evaluating collateral disposition activities.

Commercial

Overview. In April 2012, we launched our commercial lending platform to further support our GM-franchised dealerships and their affiliates. Our commercial lending offerings consist of floorplan financing, which are loans to finance the purchase of vehicle inventory, also known as wholesale or inventory financing, as well as dealer loans, which are loans to finance improvements to dealership facilities, to provide working capital, and to purchase and/or finance dealership real estate.

Floorplan Financing. We support the financing of new and used vehicle inventory purchases by primarily GM-franchised dealers and their affiliates before sale or lease to the retail customer. These loans are included in finance receivables in our financial statements. Financing is provided through lines of credit extended to individual dealers. In general, each floorplan line is secured by all financed vehicles and by other dealership assets and typically the continuing personal guarantee of the dealership’s ownership. Additionally, to minimize our risk, under certain circumstances, such as dealer default, manufacturers are bound by a repurchase obligation that requires them to repurchase the new vehicle inventory according to applicable manufacturer or state parameters. The amount we advance to dealers for new vehicles purchased through the manufacturer is equal to 100% of the wholesale invoice price of new vehicles, which includes destination and other miscellaneous charges, and a price rebate, known as a holdback, from the manufacturer to the dealer in varying amounts stated as a percentage of the invoice price. We advance the loan proceeds directly to the manufacturer. To support the dealers’ used car inventory needs, we advance funds to the dealer or auction to purchase used vehicles for inventory based on the appropriate wholesale book value for the region in which the dealer is located.

Floorplan lending is structured to yield interest at a floating rate indexed to the prime rate. The rate for a particular dealer is based on, among other things, the dealer’s credit worthiness, the amount of the credit line, the risk rating and whether or not the dealer is in default. Interest on floorplan loans is generally payable monthly.

Dealer Loans. We make loans to primarily GM-franchised dealers to finance improvements to dealership facilities, to provide working capital and to purchase and finance dealership real estate. These loans are included in finance receivables in our financial statements. These loans are typically secured by mortgages or deeds of trust on dealership land and buildings, a priority security interest in other dealership assets and typically the continuing personal guarantees from the owners of the dealerships and/or the real estate. Dealer loans are structured to yield interest at fixed or floating rates. Floating rate loans are generally indexed to the prime rate. Interest on dealer loans is generally payable monthly.

Underwriting. Each dealer is assigned a risk rating based on various factors, including, but not limited to, capital sufficiency, operating performance, financial outlook and credit and payment history, if available. The risk rating may affect the pricing and guides the management of the account. We monitor the level of borrowing under each dealer’s account daily. When a dealer’s outstanding balance exceeds the availability on any given credit line with that dealer, we may reallocate balances across existing lines, temporarily suspend the granting of additional credit, increase the dealer’s credit line, either temporarily or for an extended period of time, or take other actions following an evaluation and analysis of the dealer’s financial condition and the cause of the excess or overline. Under the terms of the credit agreement with the dealer, we may demand payment of interest and principal on wholesale credit lines at any time.

Servicing. Our commercial loan servicing operations are centrally located at our Arlington, Texas operations center. Commercial loan servicing activities include dealership customer service, account maintenance, exception processing, credit line monitoring and adjustment and insurance monitoring.

Unless we terminate a dealer’s credit line or the dealer defaults, we generally require payment of the principal amount financed for a vehicle upon its sale or lease by the dealer to the retail customer. Upon the sale of the collateral, the dealer must repay the advance on the sold vehicle according to the repayment terms. Typically the dealer has two to ten business days to repay an advance on a sold vehicle, depending on the timing of the receipt of the sale proceeds. These repayment terms can vary based on the risk rating. We periodically inspect and verify that the financed vehicles are on the dealership lot and available for sale. The timing of the verifications varies, and no advance notice is given to the dealer. Among other things, verifications are intended to determine dealer compliance with the master loan agreement as to repayment terms and to determine the status of our collateral.

Commercial receivables are individually evaluated and, where collectability of the recorded balance is in doubt, are written down to fair value of the collateral less costs to sell. Commercial receivables are charged-off at the earlier of when they are deemed uncollectible or reach 360 days past due.

Financing

We primarily finance our loan and lease origination volume through the use of our credit facilities and, in the case of our consumer loan originations, through securitization transactions.

Credit Facilities. Loans and leases are typically funded using credit facilities with participating banks providing financing either directly or through institutionally managed commercial paper conduits. Under these funding agreements, we transfer contracts to special purpose finance subsidiaries. These subsidiaries, in turn, issue notes to the bank participants or agents, collateralized by such contracts and cash. The bank participants or agents provide funding under the notes to the subsidiaries pursuant to an advance formula, and the subsidiaries forward the funds to us in consideration for the transfer of contracts. While these subsidiaries are included in our consolidated financial statements, these subsidiaries are separate legal entities and the finance receivables, leasing related assets and other assets held by these subsidiaries are legally owned by them and are not available to our creditors or creditors of our other subsidiaries. Advances under our funding agreements bear interest at commercial paper, London Interbank Offered Rates (“LIBOR”), Canadian Dollar Offered Rate (“CDOR”) or prime rates plus a credit spread and specified fees, depending upon the source of funds provided by the bank participants or agents.

Securitizations. We pursue a financing strategy of securitizing our consumer loan originations to diversify our funding sources and free up capacity on our credit facilities for the purchase of additional automobile loans. The asset-backed securities market has traditionally allowed us to finance our auto loan portfolio at fixed interest rates over the life of a securitization transaction, thereby locking in the excess interest spread on our loan portfolio.

Proceeds from securitizations are primarily used to fund initial cash credit enhancement requirements in the securitization and to pay down borrowings under our credit facilities, thereby increasing availability thereunder for further contract purchases.

In our securitizations, we, through wholly-owned subsidiaries, transfer automobile receivables to newly-formed securitization trusts (“Trusts”), which issue one or more classes of asset-backed securities. The asset-backed securities are in turn sold to investors. When we transfer loans to a Trust, we make certain representations and warranties regarding the loans. These representations and warranties pertain to specific aspects of the loans, including the origination of the loans, the obligors of the loans, the accuracy and legality of the records, computer tapes and schedules containing information regarding the loans, the financed vehicles securing the loans, the security interests in the loans, specific characteristics of the loans, and certain matters regarding our servicing of the loans, but do not pertain to the underlying performance of the loans. Upon the breach of one of these representations or warranties (subject to any applicable cure period) that materially and adversely affects the noteholders’ interest in any loan, we will be obligated to repurchase the loan from the Trust. Historically, repurchases of loans due to a breach of a representation or warranty have been immaterial.

                We primarily utilize senior subordinated securitization structures which involve the public and private sale of subordinated asset-backed securities to provide credit enhancement for the senior, or highest rated, asset-backed securities. In August 2013, we closed an $878 million public senior subordinated securitization transaction, AmeriCredit Automobile Receivables Trust 2013-4, that has initial cash deposit and overcollateralization requirements of 7.25% in order to provide credit enhancement. The level of credit enhancement in future senior subordinated securitizations will depend, in part, on the net interest margin, collateral characteristics and credit performance trends of the receivables transferred, as well as credit trends of our entire portfolio and overall auto finance industry credit trends. Credit enhancement levels may also be impacted by our financial condition, the economic environment and our ability to sell lower-rated subordinated bonds at rates we consider acceptable.

The credit enhancement requirements in our securitization transactions include restricted cash accounts that are generally established with an initial deposit and may subsequently be funded through excess cash flows from securitized receivables. An additional form of credit enhancement is provided in the form of overcollateralization whereby more receivables are transferred to the Trusts than the amount of asset-backed securities issued by the Trusts. Our securitization transactions typically do not contain portfolio performance ratios which could increase the minimum credit enhancement levels.

Trade Names

We and GM have obtained federal trademark protection for the “AmeriCredit” and “GM Financial” names and the logos that incorporate the “AmeriCredit” and “GM Financial” names. Certain other names, logos and phrases used by us in our business operations have also been trademarked.

Competition

The automobile finance market is highly fragmented and is served by a variety of financial entities including the captive finance affiliates of other major automotive manufacturers, banks, thrifts, credit unions and independent finance companies. Many of these competitors have substantially greater financial resources and lower costs of funds than ours. In addition, due to improving economic and favorable funding conditions over the past two to three years, there have been several new entrants in the automobile finance market. Capital inflows from investors to support the growth of these new entrants as well as growth initiatives from more established market participants has resulted in generally increasing competitive conditions. Our competitors often provide financing on terms more favorable to automobile purchasers or dealers than we may offer. Many of these competitors also have long standing relationships with automobile dealerships and may offer the dealerships or their customers other products and services, which may not be currently provided by us. Providers of automobile financing have traditionally competed on the basis of rates charged, the quality of credit accepted, the flexibility of terms offered and the quality of service provided to dealers and customers. In seeking to establish ourselves as one of the principal financing sources for the dealers we serve, we compete predominantly on the basis of our high level of dealer service, strong dealer relationships and by offering flexible contract terms. There can be no assurance that we will be able to compete successfully in this market or against these competitors.

INTERNATIONAL OPERATIONS

General

The international auto finance and financial services operations in Europe, Latin America and China, collectively referred to as the international operations, consist of auto finance operations in Germany, the United Kingdom, Austria, France, Italy, Switzerland, Sweden, Belgium, the Netherlands, Luxembourg, Spain, Greece and Portugal; Mexico, Chile, Colombia and Brazil; and the 40% ownership in GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”), which conducts auto finance and financial services business in China. Excluding GMAC-SAIC, the international operations had finance receivables of approximately $15 billion as of June 30, 2013. The international operations have extensive histories in their respective countries of operation and broad global capabilities, having operated in Europe for over 90 years, Mexico and Brazil for over 70 years, and Chile and Colombia for over 30 years. As of the date of this prospectus, we have completed Transactions to acquire the European operations and the Latin American operations. As of the date of this prospectus, we have not acquired the equity interest in GMAC-SAIC. The description below, however, describes all of the international operations. Pending certain regulatory and other approvals, we expect to complete the acquisition of the remaining portion of the international operations that we have not already acquired later in early 2014 or as soon as practicable thereafter.

The international operations were formerly a part of General Motors Acceptance Corporation, the former captive finance subsidiary of GM, and due to this longstanding relationship, the international operations have substantial business related to GM and its dealer network. During 2012, excluding China, the international operations financed 28% of GM’s international retail sales in countries where both GM operated and where the international operations provided consumer financing. Also, during 2012, excluding China, the international operations financed over 90% of GM’s international dealer inventory in countries where both GM operated and where the international operations provided dealer financing. For consumer lending activities, the international operations employ an indirect-to-consumer model similar to the model used by GM Financial in North America. The international operations use a “dealer-centric” approach to its activities by offering dealers a broad portfolio of products and services to promote one-stop shopping and helping dealers more easily grow their businesses. Consumer products include retail installment loans and finance leases, and various insurance products, such as credit life, gap and extended warranty coverage. Commercial products offered to dealer customers include new and used vehicle inventory financing, inventory insurance, and working capital and capital improvement loans. Other commercial products include fleet financing and storage center financing. In addition, the international operations provide training to dealer employees to help them maximize the value of these finance and insurance products.

In most countries, the international operations utilize a proprietary credit scoring system to differentiate consumer credit applications and to statistically rank-order credit risk in terms of expected default rates, which enables the international operations to evaluate credit applications for approval. The international operations also utilize a proprietary underwriting system for dealer financing. This process involves assigning a risk rating to each dealer based on various factors, including, but not limited to, collateral analysis, capital sufficiency, operating performance, financial outlook and credit and payment history, if available, as well as assigning a risk rating to each dealer credit facility. The risk ratings indicate the applicable pricing for the account as well as guide the management of the account.

The international operations typically service its consumer loan and lease portfolios through a mixture of in-country personnel and third party vendors. Funding for the international operations’ auto finance activities is obtained through a mixture of in-country secured and unsecured bank loan facilities, public and private securitization transactions, and capital market securities. The European businesses also obtain funding from affiliated companies.

Consumer

Target Market. The international operations primarily provide financing to prime quality consumers purchasing new GM vehicles. Because the international operations consumer portfolio contains a large portion of loans to prime borrowers, the default rates tend to be lower than in our North American consumer portfolio and, therefore, the net interest spreads on its consumer portfolio tend to reflect this lower risk.

Dealer Relationships. The international operations, which employ an indirect-to-consumer model similar to the model used by GM Financial in North America, have relationships with over 5,000 automobile dealerships in Europe, Latin America and China. The international operations use a “dealer-centric” approach and focuses its marketing activities on automobile dealerships, primarily GM-franchised dealerships. Because of the long history the international operations has in its countries of operation, these operations have deep relationships with dealership customers and have financed a majority of them since the dealership’s inception. The international operations employ a “high-touch” model that involves regular contact and dealer visits by relationship managers to maintain these strong relationships and to encourage volume growth. In some dealerships, international operations personnel maintain an on-site presence. The dealer-centric business model encourages dealers to use the broad range of products through incentive programs which reward individual dealers based on the depth and breadth of their relationship.

Manufacturer Relationships. The international operations have programs with GM typically known as subvention programs, under which GM provides cash payments in order for the international operations to offer lower rates on retail loans and finance leases used by consumers to purchase GM vehicles. The programs serve the manufacturer’s goal of making vehicles more affordable to consumers without discounting the vehicle and potentially damaging vehicle residual values. GM also offers subvention programs on inventory financing, making it more affordable for a dealer to carry a broader selection of inventory. The international operations have established streamlined and largely integrated processes with GM for maintaining these subvention programs. These processes, along with the broad regional footprints in Latin America and Europe allow the international operations to quickly and effectively respond to the manufacturer’s needs for subvention programs across a region. For 2012, excluding China, 89% of the international operations consumer loan originations were for new GM vehicles.

Origination Data. The following tables sets forth the consumer origination levels for Europe and Latin America for the years ended December 31, 2012, 2011 and 2010 (in millions).

	2012	2011	2010
Europe	$3,206	$3,387	$2,551
Latin America	2,895	3,021	2,476

Total:	$6,101	$6,408	$5,027

Underwriting. The international operations, similar to our North American operations, utilize a proprietary credit scoring system to support the credit approval process. The credit scoring system was developed through statistical analysis of customer demographic, credit bureau attributes and portfolio databases and is tailored to each country where the international operations conduct business. The underwriting process is performed entirely in-country or, in some cases, within certain country clusters in Europe. Credit scoring is used to differentiate credit applications and to statistically rank-order credit risk in terms of expected default rates, which enables the international operations to evaluate credit applications for approval and tailor contract structure. While the international operations employ a credit scoring system in the credit approval process, credit scoring does not eliminate credit risk. Adverse determinations in evaluating contracts for purchase or changes in certain macroeconomic factors after purchase could negatively affect the credit performance of the international portfolio.

The proprietary credit scoring system incorporates data contained in the customer’s credit application and automatically interfaces with multiple sources to produce a credit summary upon which the underwriter bases the decision. These sources include vehicle valuation, fraud and certain databases, as well as credit bureaus and internal servicing systems. The system then produces a statistical assessment of these attributes and rank-orders applicant risk profiles to support the approval decision. The international credit scorecards are monitored through comparison of actual versus projected performance by score. Periodically, endeavors are made to refine the proprietary scorecards based on new information, including identified correlations between portfolio performance and data obtained in the underwriting process.

In addition to the proprietary credit scoring system, other underwriting guidelines are utilized. These underwriting guidelines are comprised of numerous evaluation criteria, generally including (i) identification and assessment of the applicant’s willingness and capacity to repay the loan or lease, including consideration of credit history and performance on past and existing obligations; (ii) credit bureau data; (iii) collateral identification and valuation; (iv) payment structure and debt ratios; (v) insurance information; (vi) employment, income and residency verifications, as considered appropriate; and (vii) in certain cases, the creditworthiness of a co-obligor. These underwriting guidelines, and the minimum credit risk profiles of applicants the international operations will approve as rank-ordered by the credit scorecards, are subject to change from time to time based on economic, competitive and capital market conditions as well as overall origination strategies.

The international operations underwrite individual credit applications through underwriting specialists in credit centers using a credit approval process tailored to local market conditions. To maximize control and efficiency, the international operations operate only one credit center per country, except in certain cases in Europe where a cluster credit center serves multiple countries. Underwriting personnel have a specific credit authority based upon their experience and historical portfolio results as well as established credit scoring parameters. More experienced specialists are assigned higher approval levels. If the suggested application attributes and characteristics exceed an underwriting specialist’s credit authority, each specialist has the ability to escalate the application to a more senior underwriter with a higher level of approval authority. Authorized senior underwriting officers may approve any contract application in accordance with the underwriting guidelines. The application processing system includes controls designed to ensure that credit decisions comply with the credit scoring strategies and underwriting policies and procedures that the international operations have in place at the time.

Finance contract application packages completed by prospective obligors are received electronically through electronic platforms that automate and accelerate the financing process. Upon receipt or entry of application data into the application processing system, a credit bureau report and other third-party data sources are automatically accessed and a proprietary credit score is computed. Applications received by the international operations that fail to meet the minimum credit score requirement are automatically declined. For applications that meet the initial requirements, underwriting personnel continue to review the application package and judgmentally determine whether to approve the application, approve the application subject to conditions that must be met, or deny the application. In Europe and China, approximately 80% of applicants are approved for credit. In Latin America, approximately 60% of applicants are approved for credit. Dealers are contacted regarding credit decisions immediately using the electronic platform. Declined applicants are also provided with appropriate notification of the decision.

Upon selection as the financing source, completed contract packages are sent to an international operations processing center by dealers. The processing centers are generally co-located with the credit centers. In some countries, the contract packages are received electronically to accelerate the on boarding process and payment to dealers. A processing representative verifies certain applicant employment, income and residency information. Contract terms, insurance coverage and other information may be verified or confirmed with the customer. Once a contract is cleared for funding, the funds are electronically transferred to the dealer or a check is issued. Upon funding of the contract, a security interest in the automobile that was financed is generally acquired. Daily reports are generated for review by senior operations management. Credit performance reports track portfolio performance at various levels of detail, including total company, country, product and vintage. Various reports and analytical data are also generated to monitor credit quality as well as to refine the structure and mix of new originations. Key application data, including credit bureau and credit score information, contract structures and terms and payment histories are maintained. The international operations credit risk management department also regularly reviews the performance of the international operations credit scoring system and is responsible for the development and enhancement of its credit scorecards. The international operations credit risk management department also reviews portfolio trends and performance to determine if underwriting criteria need to be adjusted.

Servicing. The international operations servicing activities include collecting and processing customer payments, responding to customer inquiries, initiating contact with customers who are delinquent, maintaining the security interest in the financed vehicle, monitoring physical damage insurance coverage of the financed vehicle, and arranging for the repossession of financed vehicles, liquidation of collateral and pursuit of deficiencies when appropriate. International payment processing and customer service activities are done through a mixture of in-country personnel and third party vendors.

In larger markets, a predictive dialing system is utilized to make phone calls to customers whose payments are past due. The predictive dialer is a computer-controlled telephone dialing system that simultaneously dials phone numbers of multiple customers from a file of records extracted from the international operations database. Once a connection is made to the automated dialer’s call, the system automatically transfers the call to a collector and the relevant account information to the collector’s computer screen. Accounts that the system has been unable to reach within a specified number of days are flagged, thereby promptly identifying for management all customers who cannot be reached by telephone. By eliminating the time spent on attempting to reach customers, the system gives a single collector the ability to contact a larger number of customers daily.

Once an account reaches a certain level of delinquency, the account moves to one of the advanced collection units. The objective of these collectors is to resolve the delinquent account. The international operations may repossess a financed vehicle if an account is deemed uncollectible, the financed vehicle is deemed by collection personnel to be in danger of being damaged, destroyed or hidden, the customer deals in bad faith or the customer voluntarily surrenders the financed vehicle.

In many countries, statistically-based behavioral assessment models are used in the loan servicing activities to project the relative probability that an individual account will default. The behavioral assessment models are used to help develop servicing strategies for the portfolio or for targeted account groups within the portfolio. At times, payment deferrals are offered to customers who have encountered financial difficulty that has hindered their ability to pay as contracted. A deferral allows the customer to move delinquent payments to the end of the contract, usually by paying a fee that is calculated in a manner specified by applicable law. The collector reviews the customer’s past payment history and behavioral score and assesses the customer’s desire and capacity to make future payments. Before agreeing to a deferral, the collector also considers whether the deferment transaction complies with the international operations’ policies and guidelines. Exceptions to the policies and guidelines for deferrals must be approved in accordance with these policies and guidelines. While payment deferrals are initiated and approved in the collections department, a separate department processes authorized deferment transactions.

Repossessions are subject to prescribed legal procedures, which include peaceful repossession, one or more customer notifications, a prescribed waiting period prior to disposition of the repossessed automobile and return of personal items to the customer. Some jurisdictions provide the customer with reinstatement or redemption rights. Legal requirements, particularly in the event of customer bankruptcy, may restrict the ability to dispose of the repossessed vehicle. The international operations engages independent repossession firms to handle repossessions. All repossessions, other than bankruptcy or previously charged-off accounts, must be approved by a collections officer. Upon repossession and after any prescribed waiting period, the repossessed automobile is sold at auction. The international operations do not sell any vehicles on a retail basis. The proceeds from the sale of the automobile at auction, and any other recoveries, are credited against the balance of the contract. Auction proceeds from sale of the repossessed vehicle and other recoveries are usually not sufficient to cover the outstanding balance of the contract. The international operations pursues collection of deficiencies when such action is deemed to be appropriate.

The international operations policy is to partially charge off an account in the month in which the account becomes 120 days contractually delinquent or in the month a repossession process is initiated, whichever is sooner. The partial charge-off represents the difference between the estimated net sales proceeds from the repossession and sale of the collateral and the amount of the delinquent contract, including accrued interest.

Commercial

Target Market. The international operations have a long history of providing a full range of financial products to automotive dealers, including new and used vehicle inventory financing, inventory insurance, working capital and capital improvement loans. The international operations have had a relationship with most of the GM-franchised dealerships in the countries where it operates since the inception of the dealership. The international operations have a dealer-centric “high-touch” model designed to promote one-stop shopping, ease of use and dealer loyalty.

                Floorplan Financing. The largest portion of the international commercial finance business is floorplan financing, which supports dealer inventory purchasers of new and used vehicles. Financing is provided through lines of credit extended to individual dealers. In general, each floorplan line is secured by all financed vehicles and by other dealership assets, as well as the continuing personal guarantee of the dealership’s ownership. Additionally, to minimize risk, under certain circumstances, such as dealer default, manufacturers, including GM, are bound by a repurchase obligation that requires the manufacturer to repurchase the new vehicle inventory according to applicable manufacturer or regulatory parameters. The amount advanced to dealers for new vehicles purchased through the manufacturer is equal to 100% of the wholesale invoice price of new vehicles, which includes destination and other miscellaneous charges, and a price rebate, known as a holdback, from the manufacturer to the dealer in varying amounts stated as a percentage of the invoice price. The loan proceeds are advanced directly to the manufacturer. The manufacturer frequently pays all of the interest for a set period of time so that the dealer does not initially pay to hold the vehicle. To support the dealers’ used car inventory needs, the international operations advance funds to the dealer or auction to purchase used vehicles for inventory based on the appropriate wholesale book value for the region in which the dealer is located. Typically, the international operations advance 80% of wholesale book value for used vehicles.

                Floorplan lending is structured to yield interest at a floating rate indexed to a short-term market interest rate, except in Germany where fixed rate financing is also offered. The floating rate for a particular dealer is based on, among other things, the dealer’s creditworthiness, the amount of the credit line, the risk rating and whether or not the dealer is in default. Interest on floorplan loans is payable monthly.

Dealer Loans. The international operations makes loans to primarily GM-franchised dealers to finance improvements to dealership facilities, to provide working capital and to purchase and finance dealership real estate. These loans are included in commercial receivables in our financial statements. These loans are typically secured by mortgages or deeds of trust on dealership land and buildings, a priority security interest in other dealership assets and typically the continuing personal guarantees from the owners of the dealerships. Dealer loans are structured to yield interest at fixed or floating rates. Interest on dealer loans is generally payable monthly.

Portfolio Data. The following tables sets forth our outstanding commercial receivables balances for Europe and Latin America at December 31, 2012, 2011 and 2010 (in millions).

	2012	2011	2010
Europe	$3,243	$2,961	$2,725
Latin America	1,489	1,309	1,192

Total:	$4,732	$4,270	$3,917

Underwriting. The international operations utilize a proprietary underwriting system for commercial financing that has been refined through decades of experience in managing economic cycles. The process involves due diligence of various factors, including, but not limited to, collateral analysis, capital sufficiency, operating performance, financial outlook and credit and payment history. The credit risk rating system is two-dimensional with the Borrower Risk Rating reflecting probability of default over the next 12 months, and the Facility Risk Rating reflecting the loss given default. The design of the credit risk rating system and the assignment of credit risk ratings ensure that there is sufficient granularity to differentiate between the credit worthiness among borrowers, and the differing levels of collateral and other credit enhancements. The credit risk rating for each commercial borrower is completed at least once per annum, typically in tandem with the underwriting or credit decision, with deteriorating credits rated more frequently. In general, riskier loans (as defined by both exposure and credit risk ratings) escalate up the credit approval chain consistent with the delegated lending authority. Credit risk ratings are not expected to be static and are updated contemporaneously when facts and circumstances of the borrower, business climate and other material factors are known so that the credit risk rating remains an accurate reflection of the credit risk associated with a borrower’s loans. The underwriting processes are performed in commercial lending centers located in China, Mexico, Brazil and Germany. These centers are managed by the commercial risk management team, which operates independently of in-country sales and servicing operations. Each credit proposal is underwritten by an underwriter with expertise commensurate with the size and complexity of the transaction and authority approved within the delegated lending authority parameters. Credit lines greater than $40 million must be approved by an international operations senior management committee.

Servicing. The commercial loan servicing operations are conducted in-country, usually co-located with the consumer lending and servicing centers. Commercial servicing staff monitor daily the level of borrowing under each dealer’s account. When a dealer’s outstanding balance exceeds the availability on any given credit line with that dealer, the international operations may reallocate balances across existing lines, temporarily suspend the granting of additional credit, increase the dealer’s credit line, either temporarily or for an extended period of time, or take other actions following an evaluation and analysis of the dealer’s financial condition and the cause of the excess or overline. Under the terms of the credit agreement with the dealer, the international operations may demand payment of interest and principal on wholesale credit lines at any time.

The international operations generally require payment of the principal amount of a floorplan financed vehicle upon its sale or lease by the dealer to the retail customer. Upon the sale of the collateral, the dealer must repay the advance on the sold vehicle according to the repayment terms. Typically the dealer has two to ten business days to repay an advance on a sold vehicle, depending on the timing of the receipt of the sale proceeds. These repayment terms can vary based on the risk rating. The international operations periodically inspect and verify that the financed vehicles are on the dealership lot and available for sale. The frequency and timing of the verifications varies based on the dealership risk rating determined by the international operations’ commercial lending center, and no advance notice is given to the dealer. Among other things, verifications are intended to determine dealer compliance with the master loan agreement as to repayment terms and to determine the status of our collateral.

Commercial receivables are individually evaluated and, where collectability of the recorded balance is in doubt, are written down to fair value of the collateral less costs to sell. Commercial receivables are charged-off at the earlier of when they are deemed uncollectible or reach 360 days past due.

Financing

The international operations primarily finances its operations through the use of secured and unsecured bank lines, through public and private securitization transactions where such markets are developed and, to a lesser extent in Latin America, through public financing programs like the issuance of commercial paper. Additionally, in Europe a portion of the international operations are funded through an inter-company loan from GM Financial to the European entities. In China, GMAC-SAIC also raises funding through whole-loan asset sales. The diversity of these funding sources enhances funding flexibility, limits dependence on any one source, and results in a more cost-effective funding strategy over the long term.

The international operations seek to fund each country through local sources of funding to minimize currency and country risk. As such, the mix of funding sources varies from country to country, depending on the characteristics of the receivables and the relative development of debt capital and securitization markets in each country. GMAC-SAIC and the Latin American operations have been entirely funded by local sources since 2010 or earlier. While the European operations obtain most of their funding from local sources, they also borrow funds from affiliated companies in other European countries and have an inter-company line of credit from GM Financial. Over time, we expect the European operations to replace the affiliated borrowings, including borrowings from GM Financial on the inter-company line of credit, with local funding.

Secured and Unsecured Credit Facilities

Generally, the international operations use bank credit facilities as a source of funding. Both committed and uncommitted credit facilities, that are either secured or unsecured, are utilized. The financial institutions providing the uncommitted facilities are not obligated to advance funds under them. Secured facilities typically take the form of a sale of consumer receivables to the lending bank, with the bank retaining the right to sell back any non-performing accounts.

Securitizations

Asset-backed securitizations are the primary source of funding in Mexico, Germany, France and the UK. The majority of the international operations’ outstanding securitizations are private transactions, but we expect that the international operations may execute a higher portion of its transactions in the public markets going forward, subject to market conditions. The assets sold in these transactions include consumer finance receivables, finance lease receivables, and dealer floorplan receivables.

Unsecured Debt Capital Markets

Although the international operations have historically had active capital markets funding programs, such programs are not currently a significant source of funding, except in Colombia. These programs have included, and may include in the future depending on market conditions and credit profile, commercial paper and medium term note programs.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The sole purpose of the exchange offer is to fulfill our obligations with respect to the registration of the old notes. We originally issued and sold the old notes on August 16, 2012. We did not register those sales under the Securities Act, in reliance upon the exemption provided in section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale of the old notes, we entered into the Registration Rights Agreement where, amongst other things, we agreed to file with the SEC an exchange offer registration statement relating to the exchange offer. Under the exchange offer registration statement, we will offer the Notes, in exchange for the old notes.

Eligibility to Participate in the Exchange Offer

We hereby offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, $2,000 and integral multiples of $1,000 in principal amount of Notes for each $2,000 and integral multiples of $1,000 in principal amount of the old notes that you hold. The terms of the Notes are substantially identical to the terms of the old notes that you may exchange pursuant to this exchange offer, except that, generally, you may freely transfer the Notes, and you will not be entitled to certain registration rights and certain other provisions which are applicable to the old notes under the Registration Rights Agreement. The Notes will be entitled to the benefits of the indenture. See “Description of the Notes.”

We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We are not making the exchange offer conditional upon the holders tendering, or us accepting, any minimum aggregate principal amount of old notes.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the Notes may be offered for resale, resold, or otherwise transferred by holders of those Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the Notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the Notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the Notes for its own account in exchange for old notes and that:

•	such old notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•	it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of Notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any Notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the Notes (other than a resale of an unsold allotment from the original sale of old notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our old notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer a Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders old notes in the exchange offer for the purpose of participating in a distribution:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

By tendering old notes for exchange, you will exchange, assign and transfer the old notes to us and irrevocably appoint the exchange agent as your agent and attorney-in-fact to assign, transfer and exchange the old notes. You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the old notes and to acquire Notes issuable upon the exchange of such tendered old notes. The letter of transmittal requires you to agree that, when we accept your old notes for exchange, we will acquire good, marketable and unencumbered title to them, free and clear of all security interests, liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.

You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered old notes. You must further agree that our acceptance of any tendered old notes and the issuance of Notes in exchange for them will constitute performance in full by us of our obligations under the Registration Rights Agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances. All authority conferred by you will survive your death, incapacity, liquidation, dissolution, winding up or any other event relating to you, and every obligation of you shall be binding upon your heirs, personal representatives, successors, assigns, executors and administrators.

If you are tendering old notes, we will not require you to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes pursuant to the exchange offer. Each of the Notes will bear interest from the most recent date through which interest has been paid on the old notes for which they were exchanged. If we accept your old notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the old notes from the most recent interest payment date to the date of the issuance of the Notes. Interest on the Notes is payable February 15 and August 15 of each year.

Expiration Date and Exchange Date

The exchange offer expires on the expiration date, which is 5:00 p.m., Eastern Time, on                     , 2013 unless we, in our sole discretion, extend the period during which the exchange offer is open. If we extend the expiration date for the exchange offer, the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to Wells Fargo Bank, National Association, which is the exchange agent, and by timely public announcement communicated by no later than 5:00 p.m. Eastern Time on the next business day following the expiration date, unless applicable law or regulation requires otherwise. During any extension of the exchange offer, all old notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.

The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events set forth below under “Modification or Termination of Exchange Offer” have occurred and we have not waived them. We also reserve the right to amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes. If we terminate or amend the exchange offer, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as a holder of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., Eastern Time, on the expiration date, we will exchange the Notes for old notes on the exchange date.

We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of old notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

Procedures for Tendering Old Notes

Only a record holder of old notes may tender in the exchange offer. When the holder of old notes tenders and we accept old notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of old notes who desires to tender old notes for exchange must, at or prior to the expiration time:

•	transmit a properly completed and duly executed letter of transmittal, the old notes being tendered and all other documents required by such letter of transmittal, to Wells Fargo Bank, National Association, the exchange agent, at the address set forth below under the heading “—Exchange Agent”; or

•	if old notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company, or DTC, to the exchange agent at the address set forth below under the heading “—Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the old notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•	if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•	states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the old notes, the letter of transmittal or agent’s message, and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or certain other eligible institutions, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the person who signed the letter of transmittal, the old notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender old notes, you should contact the registered holder promptly and instruct the holder to tender old notes on your behalf. If you wish to tender your old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or follow the procedures described in the immediately preceding paragraph. Transferring record ownership from someone else’s name to your name may take considerable time.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION,

WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OLD NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

You assume the risk of choosing the method of delivery of old notes and all other documents. If you send your old notes and your documents by mail, we recommend that you use registered mail, return receipt requested, you obtain proper insurance, and you mail these items sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

If you do not provide your taxpayer identification number, which is your social security number or employer identification number, as applicable, and certify that such number is correct, the exchange agent will withhold 28% of the gross proceeds otherwise payable to you pursuant to the exchange offer, unless an exemption applies under the applicable law and regulations concerning “backup withholding” of federal income tax. You should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and you prove it in a manner satisfactory to us and the exchange agent.

Guaranteed Delivery Procedures

If you desire to accept the exchange offer, and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, you may tender your old notes if the exchange agent has received at its office listed on the letter of transmittal on or prior to the expiration date a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail, or hand delivery, from an eligible institution setting forth your name and address, the principal amount of the old notes that you are tendering, the names in which you registered the old notes and, if possible, the certificate numbers of the old notes that you are tendering.

The eligible institution’s notice of guaranteed delivery to the exchange agent must state that the notice of guaranteed delivery constitutes the tender and guarantee that within three New York Stock Exchange trading days after the date that the eligible institution executes such notice of guaranteed delivery, the eligible institution will deliver the old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal and any other required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal. We may, at our option, reject the tender if you do not tender your old notes and accompanying documents by either the above-described method or by a timely book-entry confirmation, and if you do not deposit your old notes and tender documents with the exchange agent within the time period set forth above. Copies of a notice of guaranteed delivery that eligible institutions may use for the purposes described in this paragraph are available from the exchange agent.

Valid receipt of your tender will occur as of the date when the exchange agent receives your properly completed letter of transmittal, accompanied by either the old notes or a timely book-entry confirmation. We will issue Notes in exchange for old notes that you tendered pursuant to a notice of guaranteed delivery or correspondence to similar effect as described above by an eligible institution only against deposit of the letter of transmittal, any other required documents and either the tendered old notes or a timely book-entry confirmation.

Determination of Validity

                We will be the sole judge of all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of old notes and our judgment will be final and binding. We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in your case. Neither we, the exchange agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

Withdrawal Rights

For your withdrawal of tenders of old notes to be effective, the exchange agent must timely receive your written or fax notice of withdrawal prior to the expiration date at the exchange agent’s address set forth on the back cover page of this prospectus. Any such notice of withdrawal must:

•	specify the person named in the letter of transmittal as tendering old notes you are withdrawing;

•	identify the certificate numbers of old notes you are withdrawing;

•	specify the principal amount of old notes you are withdrawing;

•	provide a statement that you are withdrawing your election to have us exchange such old notes;

•	where old notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC; and

•	specify the name of the registered holder of such old notes, which may be a person or entity other than you, such as your broker-dealer.

The person or persons who signed your letter of transmittal, including any eligible institutions that guaranteed signatures on your letter of transmittal, must sign the notice of withdrawal in the same manner as their original signatures on the letter of transmittal, including any required signature guarantees. If such persons and eligible institutions cannot sign your notice of withdrawal, you must send it with evidence satisfactory to us that you now hold beneficial ownership of the old notes that you are withdrawing. The exchange agent will return the properly withdrawn old notes promptly following receipt of notice of withdrawal. We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.

Exchange of Old Notes for Notes or Return of Old Notes

On the exchange date, we will determine which old notes the holders validly tendered, and we will issue Notes in exchange for the validly tendered old notes. The exchange agent will act as your agent for the purpose of receiving Notes from us and sending the Notes to you in exchange for old notes promptly after acceptance of the tendered old notes. If we do not accept your old notes for exchange, we will return them without expense to you. If you tender your old notes by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above and we do not accept your old notes for exchange, DTC will credit your non-exchanged old notes to an account maintained with DTC. In either case, we will return your non-exchanged old notes to you promptly following the expiration of the exchange offer.

Modification or Termination of Exchange Offer

We are not required to issue Notes in respect of any properly tendered old notes that we have not previously accepted and we may terminate the exchange offer or, at our option, we may modify or otherwise amend the exchange offer. In the event that we modify or otherwise amend the exchange offer in a material manner, including the waiver of a material condition, we will extend the expiration date of the exchange offer, if necessary, so that at least five business days remain in the offer period following notice of such material modification or amendment. If we terminate the exchange offer, it will be by oral or written notice to the exchange agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the expiration date, unless applicable law or regulation requires us to terminate the exchange offer in the following circumstances:

•	any court or governmental agency brings a legal action seeking to prohibit the exchange offer or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept any of the old notes for exchange; or

•	any government or governmental authority, domestic or foreign, brings or threatens any law or legal action that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of Notes having obligations with respect to resales and transfers of Notes that are greater than those we described above in the interpretations of the staff of the SEC or would otherwise make it inadvisable to proceed with the exchange offer; or

•	a material adverse change has occurred in our business, condition (financial or otherwise), operations or prospects.

The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to such condition. We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion. All conditions to the exchange offer, except those related to the receipt of government regulatory approvals necessary to consummate the exchange offer, must be satisfied or waived at or before the expiration date. Our failure at any time to exercise any of the foregoing rights will not be a waiver of any such right, and each right will be an ongoing right that we may assert at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any tendered old notes, and we will not issue Notes in exchange for any such old notes, if at that time there is, or the SEC has threatened, any stop order with respect to the registration statement that this prospectus is a part of, or if qualification of the indenture is required under the Trust Indenture Act of 1939.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address below:

By Registered & Certified Mail: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	By Regular Mail or Overnight Courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479

In Person by Hand Only:

WELLS FARGO BANK, N.A.

12th Floor - Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):

(612) 667-6282

For Information or Confirmation by

Telephone:

(800) 344-5128

Fees and Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding tenders for their customers. We will pay the expenses incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting, investment banking and legal fees.

No person has been authorized to give you any information or to make any representations to you in connection with the exchange offer other than those that this prospectus contains.

If anyone else gives you information or representations about the exchange offer, you should not rely upon that information or representation or assume that we have authorized it. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which this prospectus gives information. We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of old notes in any jurisdiction in which it is unlawful to make the exchange offer or to accept it. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of old notes in such jurisdiction. In any jurisdiction where the securities laws or blue sky laws require a licensed broker or dealer to make the exchange offer one or more registered brokers or dealers that are licensed under the laws of that jurisdiction is making the exchange offer on our behalf.

No Dissenters’ or Appraisal Rights

Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences to You

Your exchange of old notes for Notes will not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Certain United States Federal Income Tax Considerations” below.

Sole Exchange Offer

Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept the terms and conditions of it. You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the exchange offer. If you do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes under the indenture. All non-exchanged old notes will continue to be subject to the restriction on transfer set forth in the indenture. If we exchange old notes in the exchange offer, the trading market, if any, for any remaining old notes could be much less liquid.

We may in the future seek to acquire non-exchanged old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not exchanged in the exchange offer.

DESCRIPTION OF THE NOTES

General

The old notes were, and the Notes will be, issued pursuant to an Indenture, dated August 16, 2012 (the “Indenture”), among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The Notes will be issued solely in exchange for an equal principal amount of old notes in the exchange offer. The form and terms of the Notes are substantially identical to the form and terms of the old notes, except that the Notes:

•	will be registered under the Securities Act; and

•	will not bear any legends restricting transfer.

In the following description:

•	“Notes” refers to the registered notes being offered by this prospectus; and

•	“old notes” refers to your old notes that may be exchanged for Notes in the exchange offer.

The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this summary, the term “Company” refers only to General Motors Financial Company, Inc. and not to any of its Subsidiaries or affiliates.

Ranking

The Notes will be general unsecured obligations of the Company and will rank:

•	senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes;

•	pari passu in right of payment with all existing and future indebtedness of the Company that is not so subordinated, including, without limitation, the 2018 Notes and the notes issued in our offering of our Senior Notes due 2016, 2018 and 2023 (the “2013 note offering”);

•	effectively junior to any of our secured indebtedness to the extent of the assets securing such indebtedness; and

•	effectively junior to any liabilities of our non-guarantor subsidiaries.

The Notes will be guaranteed on a senior unsecured basis (the “Subsidiary Guarantee”) by AmeriCredit Financial Services, Inc. and any future Guarantor. See “—Subsidiary Guarantee.” Each Subsidiary Guarantee will rank:

•	senior in right of payment to all existing and future indebtedness of such Guarantor that is expressly subordinated in right of payment to the Subsidiary Guarantee;

•	pari passu in right of payment with all existing and future indebtedness of such Guarantor that is not so subordinated, including, without limitation, the 2018 Guarantee and the Guarantees of the notes issued in the 2013 note offering; and

•	effectively junior to any secured indebtedness of such Guarantor to the extent of the assets securing such indebtedness.

AmeriCredit Financial Services, Inc. has also guaranteed on a senior unsecured basis our outstanding 2018 Notes and our outstanding notes issued in the 2013 note offering.

The Notes will be effectively subordinated to secured indebtedness of the Company, the indebtedness of Credit Facility Entities, the indebtedness of Securitization Entities, the indebtedness of Residual Funding Facilities, the liabilities of any other Subsidiary not providing a Guarantee and certain obligations under Credit Enhancement Agreements. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, the Company’s assets that secure such secured indebtedness of the

Company and its Subsidiaries will be available to pay obligations on the Notes only after all indebtedness under such secured indebtedness has been repaid in full from such assets. As of June 30, 2013, the Company and its Subsidiaries had aggregate liabilities of approximately $24.7 billion. The Notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our non-guarantor Subsidiaries in the amount of approximately $19.7 billion as of June 30, 2013. See “—Subsidiary Guarantee” and “Risk Factors—Risks Related to the Notes —Because of our holding company structure and the security interests our subsidiaries, including subsidiaries acquired and to be acquired in the Transactions, have granted in their assets, the repayment of the Notes will be effectively subordinated to substantially all of our other debt.” The Company advises you that there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. As of the date of the Indenture, all of the Company’s Subsidiaries, other than Subsidiaries that are Securitization Entities, Credit Facility Entities, or Non-Domestic Entities, will be Restricted Subsidiaries. See “Risk Factors—Risks Related to the Notes—Because of our holding company structure and the security interests our subsidiaries, including subsidiaries acquired and to be acquired in the Transactions, have granted in their assets, the repayment of the Notes will be effectively subordinated to substantially all of our other debt.”

As used in this section, the terms set forth below have the meanings indicated below:

“2018 Guarantee” means the Guarantee of the 2018 Notes by AmeriCredit Financial Services, Inc. pursuant to the 2018 Indenture.

“2018 Indenture” means the indenture, dated as of June 1, 2011, among the Company, the Guarantor, Deutsche Bank Trust Company Americas, as trustee, with respect to the 2018 Notes and the 2018 Guarantee.

“2018 Notes” means the Company’s 6.75% Senior Notes due 2018, issued pursuant to the 2018 Indenture on June 1, 2011.

Principal, Maturity and Interest

The Company will issue Notes in an aggregate principal amount of $1.0 billion in connection with this exchange offer. The Notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Notes will mature on August 15, 2017. Interest on the Notes will accrue at the rate of 4.75% per annum and will be payable semi-annually in arrears on February 15 and August 15, to Holders of record on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given wire transfer instructions that are received by the paying agent no later than 10 business days prior to the payment date will be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Subsidiary Guarantee

The Company’s payment obligations under the Notes will be guaranteed on a senior unsecured basis by AmeriCredit Financial Services, Inc. and any future Guarantor. The Subsidiary Guarantee will rank pari passu with the 2018 Guarantee and the Guarantees of the notes issued in the 2013 note offering. The obligations of each Guarantor under the Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, “Risk Factors—Risks Related to the Notes —Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantee and require noteholders to return payments received from us or the guarantor.”

The Indenture provides that the Subsidiary Guarantee of a Guarantor shall be released:

(i) in the event of a sale or other disposition of all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of such Guarantor, in each case following which such Guarantor is no longer a Restricted Subsidiary;

(ii) in the case of any Restricted Subsidiary that becomes a Guarantor following the date of the Indenture, upon the discharge of all obligations of such Subsidiary with respect to all Triggering Indebtedness; and

(iii) upon any Legal Defeasance or Covenant Defeasance.

The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not the Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with the Guarantor unless either:

(i) (a) subject to the provisions of clause (ii) below, the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of that Guarantor pursuant to a supplemental indenture, under the Notes and the Indenture; and (b) immediately after giving effect to such transaction, no Default or Event of Default exists; or

(ii) the Subsidiary Guarantee of such Guarantor is to be released in accordance with the preceding paragraph in connection with such consolidation or merger.

Optional Redemption

The Notes will be redeemable, in whole or in part from time to time, at our option, at a redemption price (the “make-whole redemption price”) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 50 basis points plus, in each case, accrued and unpaid interest thereon to the date of redemption. However, if the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

Notice of any redemption will be sent at least 30 days, but not more than 60 days, before the redemption date to each registered holder of Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption.

If money sufficient to pay the redemption price of all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

As used in this section, the terms set forth below have the meanings indicated below:

“Comparable Treasury Issue” means that United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC and a Primary Treasury Dealer (as defined herein) selected by the Company or any of their respective affiliates that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If we elect to redeem less than all of the Notes, and such Notes are at the time represented by a global note, then the depositary will select by lot the particular interests to be redeemed. If we elect to redeem less than all of the Notes, and any of such Notes are not represented by a global note, then the Trustee will select the particular Notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note to be redeemed).

We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

Mandatory Redemption

Except as set forth below under “—Certain Covenants—Change of Control”, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Certain Covenants

Change of Control

Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will be required to send a notice to each Holder stating:

(1)	that the Change of Control Offer is being made pursuant to the covenant entitled “Change of Control”;

(2)	the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days after the date such notice is sent (the “Change of Control Payment Date”);

(3)	that any Notes not tendered will continue to accrue interest in accordance with the terms of the Indenture;

(4)	that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)	that Holders electing to have a Note purchased pursuant to the Change of Control Offer will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is unconditionally withdrawing its election to have such Notes purchased;

(7)	that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(8)	any other information the Company determines would be material to such Holder’s decision to tender Notes.

On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The paying agent shall promptly send to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Notwithstanding the foregoing, the provisions of this covenant shall permanently terminate upon the occurrence of an Investment Grade Event and the occurrence of a Change of Control following an Investment Grade Event shall not result in a requirement for the Company to make a Change of Control Offer.

The Company’s other senior indebtedness contains prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes could cause a default under such senior indebtedness, even if the Change of Control itself does not. Finally, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to the Notes—We may be unable to repurchase the Notes upon a change of control.”

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control.

As used in this section, the terms set forth below have the meanings indicated below:

“Change of Control” means the occurrence of any one of the following:

(1)	General Motors Company shall at any time cease to directly or indirectly control a majority of the Voting Stock of the Company; or

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than General Motors Company or any of its direct or indirect Subsidiaries becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares.

“Fitch” means Fitch Ratings Inc., and its successors.

“Investment Grade Event” means the first date following the date of the Indenture on which the Company has a rating by at least two of the Rating Agencies, as follows: Baa3 or better by Moody’s, BBB- or better by S&P and BBB- or better by Fitch (or, if a replacement Rating Agency has been selected for S&P, Moody’s or Fitch in accordance with the definition of Rating Agency, an equivalent rating from such Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if Moody’s, S&P or Fitch ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency of recognized national standing.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means equity interests of the Company entitling the holders thereof to vote generally in the election of members of the Board of Directors of the Company.

Liens

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Merger, Consolidation, or Sale of Assets

The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving entity or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture; and (iii) immediately after such transaction no Default or Event of Default exists.

Information Rights

The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the “Commission”), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file or cause to be filed a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantor have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. To the extent any such information, reports or other documents are filed electronically on the Commission’s Electronic Data Gathering and Retrieval System (or any successor system), such filing shall be deemed to be delivered to the Holders of Notes and the Trustee.

Additional Guarantees

The Indenture requires each Restricted Subsidiary of the Company (other than a Non-Domestic Entity) that issues or guarantees any Triggering Indebtedness to provide a Subsidiary Guarantee; provided, that the Subsidiary Guarantee of any Restricted Subsidiary that becomes a Guarantor under this covenant shall be automatically discharged and released upon the satisfaction, discharge or other release of its obligations with respect to the Triggering Indebtedness.

Events of Default and Remedies

The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in the payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company for 90 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (with a copy to the Trustee) then outstanding to comply with any of the other covenants or agreements in the Indenture; (iv) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or the Guarantor, or any Person acting in behalf of the Guarantor, shall, in writing, deny or disaffirm its obligations under the Subsidiary Guarantee; and (v) certain events of bankruptcy or insolvency with respect to the Company or the Guarantor.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes (with a copy to the Trustee) may declare all of the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days of becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity date or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; (vii) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, or (vii) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to: (i) cure any ambiguity, defect or inconsistency provided that such actions do not materially adversely affect the interests of the Holders of the Notes, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation, (iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, (v) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Notes, or (vi) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to General Motors Financial Company, Inc., 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes initially will be represented by one or more Notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC.

Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary; or

(2) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same- Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, or Indebtedness incurred by such Person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or the acquisition of such assets, as the case may be.

“Bank Lines” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities with banks or other institutional lenders providing for revolving credit loans; provided that in no event will any such facility that constitutes a Credit Facility or a Residual Funding Facility be deemed to qualify as a Bank Line.

“Board of Directors” means the Board of Directors or other governing body charged with the ultimate management of any Person, or any duly authorized committee thereof.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries, or any of the Securitization Entities for the purpose of providing credit support for the Securitization Entities or any of their respective indebtedness or asset-backed securities.

“Credit Facilities” means any funding arrangement, other than a Bank Line, a Securitization or a Residual Funding Facility, with a financial institution, other lender, assignee or purchaser under which advances are made to a Credit Facility Entity to the extent (and only to the extent) funding thereunder is used exclusively by the Credit Facility Entity to purchase, take a pledge of or take assignment of Receivables or securities backed by Receivables from the Company or a Subsidiary and to pay the related expenses with respect to the Credit Facility Entity.

“Credit Facility Debt” means indebtedness of a Credit Facility Entity outstanding under one or more Credit Facilities.

“Credit Facility Entity” means any Person (whether or not a Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with a Credit Facility, regardless of whether such Person is an issuer of the notes or other securities, which notes and securities are backed by specified Receivables or securities backed by specified Receivables.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time and consistently applied.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any indebtedness.

“Guarantor” means AmeriCredit Financial Services, Inc., a Delaware corporation, and each other Restricted Subsidiary that becomes a Guarantor in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Liquidated Damages” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Non-Domestic Entity” means a Person not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Non-Recourse Debt” means indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Subsidiary that is not a Restricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Permitted Liens” means (i) Liens existing on the date of the Indenture; (ii) Liens to secure Credit Facility Debt or Guarantees thereof; (iii) Liens to secure borrowings under a Residual Funding Facility or Guarantees thereof; (iv) Liens to secure revolving credit borrowings under Bank Lines or Guarantees thereof; (v) Liens to secure Securitization Debt or Guarantees thereof; (vi) Liens on spread accounts, reserve accounts and other credit enhancement assets, Liens on the stock of Subsidiaries of the Company substantially all of the assets of which are spread accounts, reserve accounts and/or other credit enhancement assets and Liens on interests in Securitization Entities, in each case incurred in connection with Credit Enhancement Agreements; (vii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (viii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (ix) Liens securing indebtedness incurred to finance the construction or purchase of property of the Company or any of its Subsidiaries (but excluding Capital Stock of another Person); provided that any such Lien may not extend to any other property owned by the Company or any of its Subsidiaries at the time the Lien is incurred, and the indebtedness secured by the Lien may not be incurred more than 180 days after the latter of the acquisition or completion of construction of the property subject to the Lien; (x) Liens securing Hedging Obligations; (xi) Liens to secure any Refinancing Indebtedness incurred to refinance any indebtedness secured by any Lien referred to in the foregoing clause (i), provided that such new Lien shall be limited to all or part of the same property that secured the original Lien and the indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the indebtedness described under clause (i) at the time the original Lien became a permitted Lien; (xii) Liens in favor of the Company or any of its Restricted Subsidiaries; (xiii) Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5 million in the aggregate at any time outstanding; (xiv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (xv) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xvi) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore; (xvii) Liens related to minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (xviii) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business; (xix) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business (xx) purported Liens evidenced by filings of precautionary UCC financing statements relating solely to operating leases of personal property; and (xxi) Liens on assets of Subsidiaries that are not Restricted Subsidiaries that secure Non-Recourse Debt of Subsidiaries that are not Restricted Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, or a governmental agency or political subdivision thereof.

“Receivables” means (i) installment sale contracts and loans evidenced by promissory notes secured by new and used automobiles, light duty trucks and vans, (ii) lease agreements for new and used automobiles, light duty trucks and vans and the related leased new and used automobiles, light duty trucks and vans, (iii) financing agreements, loans and other contractual arrangements with motor vehicle dealers secured by new and used automobile, light duty truck, van, program vehicle, medium and heavy duty truck, demonstrator and service loaner inventory of such motor vehicle dealers and other motor vehicle dealer assets, and (iv) other installment sale contracts, lease contracts, credit, debit or charge card receivables, in the case of each of the clauses (i), (ii), (iii) and (iv), that are purchased or originated in the ordinary course of business by the Company or any Subsidiary of the Company.

“Refinancing Indebtedness” means any indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other indebtedness of the Company or any of its Restricted Subsidiaries.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Indenture, by and among the Company, the Guarantor and the initial purchasers.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Subsidiary based upon residual or subordinated interests in Securitization Entities and/or Credit Facility Entities.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not a Credit Facility Entity, Securitization Entity or Non-Domestic Entity.

“Securitization” means a public or private transfer of Receivables or securities backed by Receivables in the ordinary course of business and by which the Company or any of its Subsidiaries directly or indirectly securitizes a pool of specified Receivables including any such transaction involving the sale, transfer, pledge, or assignment of specified Receivables or securities backed by specified Receivables to a Securitization Entity.

“Securitization Debt” means indebtedness of a Securitization Entity outstanding under one or more Securitizations.

“Securitization Entity” means any Person (whether or not a Subsidiary of the Company) (i) established for the purpose of issuing asset-backed securities, regardless of whether such Person is an issuer of asset-backed securities, and (ii) any Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements, regardless of whether such Person is an issuer of securities.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any business trust in respect to which the Company or any other Subsidiary is the beneficial owner of the residual interest, and (iii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Triggering Indebtedness” means any Indebtedness incurred after the date of the Indenture to the extent that the principal amount of such Indebtedness exceeds $50 million; provided, however, that “Triggering Indebtedness” shall not include: (i) Indebtedness that is or would be permitted to be secured by a Permitted Lien (whether or not such Indebtedness is in fact so secured), (ii) Indebtedness owed to the Company or a Restricted Subsidiary; (iii) Acquired Indebtedness; and (iv) Indebtedness incurred for the purpose of extending, renewing or replacing in whole or in part Indebtedness permitted by any of clauses (i) through (iii) above.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL INCOME TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion summarizes certain United States federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary addresses only the tax considerations of holders that will hold the Notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers and certain traders in securities or currencies, financial institutions, life insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, partnerships and their partners, S corporations or other pass-through entities, controlled foreign corporations, passive foreign investment companies, persons holding the Notes as part of a hedging, integrated or conversion transaction, a straddle or a constructive sale, United States expatriates, United States Holders (as defined below) whose functional currency is not the United States dollar, and holders of Notes that did not acquire the Notes in this exchange offer at their original issue price (i.e. the first price to investors (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of notes is sold for money). In addition, this discussion does not consider the effect of any estate, gift or other tax laws (including, without limitation, any state, local, foreign or alternative minimum tax consequences or considerations or the tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010).

As used in this summary:

•	“United States Holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	is a trust if a United States court is able to exercise supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust; or a trust that was in existence on August 20, 1996, and on August 19, 1996 was treated as a domestic trust and has a valid election in effect to be treated as a U.S. person;

•	“Foreign Holder” is a beneficial owner of the Notes who or that is, for U.S. federal income tax purposes an individual, corporation, estate or trust that is not a United States Holder;

•	“Code” means the United States Internal Revenue Code of 1986, as amended to date; and

•	“IRS” means the United States Internal Revenue Service.

For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds Notes, the U.S. federal income tax treatment of a partner in the partnership or owner of an equity interest in the flow-through entity will generally depend on the status of the partner or owner and the activities of the partnership or other flow-through entity.

Special rules may apply to certain Foreign Holders, such as “controlled foreign corporations” and “passive foreign investment companies” that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them or their shareholders.

THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS

PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Possible Application of Rules Governing Contingent Payment Debt Instruments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the Notes. See “Description of the Notes—Optional Redemption” and “Description of the Notes—Certain Covenants—Change of Control.” The possibility of such payments may implicate special rules under U.S. Treasury regulations governing “contingent payment debt instruments.” According to those United States treasury regulations, the possibility of an additional payment on the Notes may be disregarded for the purposes of determining the amount of interest on the Notes if on the date the Notes are issued the possibility of such a payment is incidental or remote. We believe that the possibility that we will pay amounts in excess of stated interest and principal on the Notes under these circumstances should be treated as a remote and/or incidental contingency. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the Notes to the contingent payment debt rules.

Therefore, we have determined (and the remainder of this discussion assumes) that the Notes are not contingent payment debt instruments. Our determination is binding on each United States Holder unless the holder explicitly discloses in the manner required by applicable U.S. Treasury regulations that its determination is different from ours. Our determination is not, however, binding on the IRS. If the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its Notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note.

United States Holders

Interest

A United States Holder will be required to include in gross income the interest on a Note at the time that such interest accrues or is received, in accordance with the United States Holder’s regular method of accounting for federal income tax purposes.

Sale, Exchange or Redemption of the Notes

A United States Holder’s tax basis in a Note will generally be its cost. Except as provided under “—Exchange Offer” below, a United States Holder generally will recognize gain or loss on the sale, exchange, retirement or redemption (other than an exchange pursuant to the Exchange Offer) of a Note in an amount equal to the difference between the amount of cash plus the fair market value of any property received (except to the extent attributable to accrued interest which is taxable as ordinary income to the extent not previously so taxed), and the United States Holder’s tax basis in the Note. Gain or loss recognized on the sale, exchange or retirement of a Note generally will be a capital gain or loss and will be long term capital gain or loss if the United States Holder held the Note for more than one year. Net long term capital gain of a non-corporate United States Holder generally will be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Exchange Offer

An exchange of old notes for Notes as described herein should not result in a taxable exchange of the old notes for United States federal income tax purposes and a United States Holder should not recognize any gain or loss upon receipt of the Notes. Accordingly, a United States Holder should have the same issue price, adjusted tax basis and holding period in the Notes received that the holder had in the old notes immediately before the Exchange Offer.

Foreign Holders

Interest

Subject to the discussions below concerning backup withholding, payments of interest on a Note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

•	the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Foreign Holder is not, for United States federal income tax purposes, a controlled foreign corporation (as defined in the Code) that is related to us, actually or by attribution, through stock ownership;

•	the Foreign Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Code Section 881(c)(3)(A));

•	the interest is not effectively connected with the conduct of a trade or business in the United States by the Foreign Holder;

•	the U.S. payor does not have actual knowledge or reason to know that the Foreign Holder is a United States person and:

1.	the Foreign Holder has furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which the Foreign Holder certifies, under penalties of perjury, that it is a non-United States person,

2.	in the case of payments made outside the United States to the Foreign Holder at an offshore account (generally, an account maintained by the Foreign Holder at a bank or other financial institution at any location outside the United States), the Foreign Holder has furnished to the U.S. payor documentation that establishes its identity and status as a non-United States person,

3.	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

•	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

4.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•	certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and the Foreign Holder, and

•	to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

5.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations.

For purposes of this summary, we refer to this exemption from United States federal withholding tax as the “Portfolio Interest Exemption.”

The payments of interest to a Foreign Holder that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

A Foreign Holder will generally be subject to U.S. federal income tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United unless an applicable income tax treaty provides otherwise and, if the Foreign Holder is a corporation, may be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate, on its effectively connected earnings and profits attributable to such effectively connected income.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Foreign Holder must provide a properly executed United States Treasury Form W-8BEN or Form W-8ECI (or a suitable substitute form), as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the Foreign Holder.

Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale, Exchange, Redemption, Retirement or Other Disposition of the Notes

Subject to the discussions below concerning backup withholding, a Foreign Holder generally will not be subject to United States federal income tax or withholding tax on the receipt of payments of principal on a Note, or on any gain realized on the sale, exchange, retirement or other taxable disposition of the Notes unless:

•	the Foreign Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met (“United States Resident”), or

•	the gain is “effectively connected” with the conduct of a trade or business of the Foreign Holder in the United States (“Effectively Connected Income”).

A United States Resident is subject to 30% U.S. federal income tax (or a lower applicable treaty rate) on a gain (net of certain U.S. source losses) realized. Effectively Connected Income received by a Foreign Holder will generally be subject to U.S. federal income tax in the manner that would apply if the holder were a United States Holder unless an applicable income tax treaty provides otherwise and, if the Foreign Holder is a corporation, may be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate, on its effectively connected earnings and profits attributable to such Effectively Connected Income.

Exchange Offer

An exchange of old notes for Notes as described under herein should not result in a taxable exchange of the old notes for United States federal income tax purposes and a Foreign Holder should not recognize any gain or loss upon receipt of the Notes. Accordingly, a Foreign Holder should have the same issue price, adjusted tax basis and holding period in the Notes received that the holder had in the old notes immediately before the Exchange Offer.

Medicare Tax on Net Investment Income

Recent enacted legislation generally imposes a new 3.8% Medicare contribution tax on the “net investment income” (which includes interest income on a Note and capital gain on the sale or other taxable disposition of a Note) of United States individuals, trusts and estates and possibly certain Foreign Holders. Holders should consult their own tax advisors regarding the possible effect of this legislation on the ownership and disposition of the Notes.

Information Reporting and Backup Withholding

Certain non-corporate United States Holders may be subject to information reporting requirements on payments of principal and interest on a Note and payments of the proceeds of the sale (including a retirement or redemption) of a Note, and backup withholding tax at a rate of 28% may apply to such payment if:

•	the United States Holder fails to furnish an accurate taxpayer identification number to the payor in the manner required,

•	the payor is notified by the IRS that the United States Holder has failed to report payments of interest or dividends properly, or

•	under certain circumstances, the United States Holder fails to comply with certain certification requirements.

Information reporting requirements will apply to payments of interest to Foreign Holders where such interest is subject to withholding or exempt from United States withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

Backup withholding at a rate of 28% and information reporting will not apply to payments of principal on the Notes by us to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge or reason to know that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

Payment of the proceeds from the disposition of Notes to or through the United States office of a broker will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

Payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a United States related person generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

•	a “controlled foreign corporation” for United States federal income tax purposes; or

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•	a foreign partnership, if at any time during its tax year:

1.	one or more of its partners are “U.S. persons,” as defined in United States treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

2.	such foreign partnership is engaged in the conduct of a United States trade or business.

In the case of the payment of proceeds from the disposition of Notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the payments may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no actual knowledge or reason to know to the contrary. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder’s United States federal income tax liability provided certain required information is timely furnished to the IRS.

Holders of Notes should consult their own tax advisors regarding the application of the information and reporting and backup withholding rules, including applicable treasury regulations.

THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF NOTES SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in the Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets,” pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan or has authority or responsibility to do so, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person (including a fiduciary) who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer or the initial purchasers or their affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs” that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan has paid no more and received no less than adequate consideration in the transaction.

Some employee benefit plans, including governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA) are not subject the requirements of ERISA or to Section 4975 of the Code. However, investment by such plans may be subject to the provisions of Similar Laws.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note, each investor and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such investor or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such investor or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing and holding the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Notes for its own account in the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus and any amendment or supplement to this prospectus available to any broker-dealer that requests such documents in the letter of transmittal for the exchange offer.

We will not receive any proceeds from any sale of Notes by any participating broker-dealer. Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of the Notes. Any participating broker-dealer that resells Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our participation in the exchange offer, other than underwriting discounts and commissions and transfer taxes, if any, of holders and will indemnify holders of the old notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for Notes in the exchange offer, on terms that may differ from those contained in the registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for Notes pursuant to the terms and conditions herein.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon on our behalf by Hunton & Williams LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries as of December 31, 2012 (Successor) and 2011 (Successor), and the related consolidated statements of income and comprehensive income, shareholder’s equity, and cash flows for the years ended December 31, 2012 (Successor), December 31, 2011 (Successor), the three month periods ended December 31, 2010 (Successor), and September 30, 2010 (Predecessor), and the year ended June 30, 2010 (Predecessor) incorporated in this Prospectus by reference from the General Motors Financial Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The combined financial statements of Ally Financial Inc.’s International Operations as of December 31, 2012 and 2011, and for the three years in the period ended December 31, 2012, incorporated in this prospectus by reference from the General Motors Financial Company, Inc.’s Current Report on Form 8-K/A filed on August 19, 2013, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Condensed Combined Statements of Comprehensive Income of Ally Financial Inc. – International Operations – Three and Six Months Ended June 30, 2013 and 2012 (Unaudited)	F-2

Condensed Combined Balance Sheets of Ally Financial Inc. – International Operations – June 30, 2013 and December 31, 2012 (Unaudited)	F-3

Condensed Combined Statements of Changes in Invested Equity of Ally Financial Inc. – International Operations – Six Months Ended June 30, 2013 and 2012 (Unaudited)	F-5

Condensed Combined Statements of Cash Flows of Ally Financial Inc. – International Operations – Six Months Ended June 30, 2013 and 2012 (Unaudited)	F-6

Notes to Condensed Combined Financial Statements of Ally Financial Inc. – International Operations (Unaudited)	F-7

Condensed Combined Statements of Comprehensive Income (unaudited)

Ally Financial Inc. - International Operations

	Three months ended June 30,		Six months ended June 30,
($ in millions)	2013	2012	2013	2012
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$178	$384	$550	$775
Other financing revenue and interest income	5	21	23	46

Total financing revenue and other interest income	183	405	573	821
Interest expense
Interest on short-term borrowings	11	33	41	77
Interest on long-term debt	90	153	244	320

Total interest expense	101	186	285	397
Depreciation expense on operating lease assets		10	7	21

Net financing revenue	82	209	281	403
Other revenue
Income from equity method investee	29	22	56	49
Other income, net of losses	20	42	52	83

Total other revenue	49	64	108	132
Total net revenue	131	273	389	535
Provision for loan losses	25	15	52	62
Noninterest expense
Compensation and benefits expense	11	39	49	78
Other operating expenses	46	97	115	191

Total noninterest expense	57	136	164	269
Income before income tax expense	49	122	173	204
Income tax expense (benefit)	8	(15)	42	(1)

Net income	$41	$137	$131	$205

Other comprehensive (loss) income, net of tax
Translation adjustments
Translation adjustments arising from revaluations during the period	(52)	(216)	(89)	(85)
Less: Accumulated translation adjustments reclassified to net income during the period		1

Other comprehensive (loss) income, net of tax	(52)	(215)	(89)	(85)

Comprehensive (loss) income	$(11)	$(78)	$42	$120

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Balance Sheets (unaudited)

Ally Financial Inc. - International Operations

($ in millions)	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents
Noninterest-bearing	$3	$71
Interest-bearing	174	817

Total cash and cash equivalents	177	888
Finance receivables and loans, net
Finance receivables and loans, net	3,953	15,228
Allowance for loan losses	(90)	(178)

Total finance receivables and loans, net	3,863	15,050
Investment in equity method investee	447	386
Deferred income tax asset	279	421
Other assets	533	1,345

Total assets	$5,299	$18,090

Liabilities
Short-term borrowings - third party	$442	$2,800
Long-term debt - third party	3,236	8,154
Related party debt with Ally Financial Inc.		1,848
Interest payable	106	149
Accrued expenses and other liabilities	479	1,583

Total liabilities	4,263	14,534
Invested equity
Parent’s net investment	1,002	3,550
Accumulated other comprehensive income	34	6

Total invested equity	1,036	3,556

Total liabilities and invested equity	$5,299	$18,090

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Balance Sheets (unaudited)

Ally Financial Inc. - International Operations

The assets of consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) do not have recourse to our general credit were as follows.

($ in millions)	June 30, 2013	December 31, 2012
Assets
Finance receivables and loans, net
Consumer		$5,125
Commercial	$152	2,368
Allowance for loan losses		(24)

Total finance receivables and loans, net	152	7,469
Other assets		447

Total assets	$152	$7,916

Liabilities
Short-term borrowings	$155	$1,480
Long-term debt		4,303
Accrued expenses and other liabilities		22

Total liabilities	$155	$5,805

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Statements of Changes in Invested Equity (unaudited)

Ally Financial Inc. - International Operations

($ in millions)	Parent’s net investment	Accumulated other comprehensive income (loss)	Total invested equity
Balance at January 1, 2012	$3,441	$(41)	$3,400
Net income	205		205
Capital contributions	82		82
Dividends to Ally Financial Inc.	(27)		(27)
Other comprehensive income		(85)	(85)

Balance at June 30, 2012	$3,701	$(126)	$3,575

Balance at January 1, 2013	$3,550	$6	$3,556
Net income	131		131
Capital contributions	2		2
Dividends to Ally Financial Inc.	(27)		(27)
Disposal of business	(2,654)	117	(2,537)
Other comprehensive income		(89)	(89)

Balance at June 30, 2013	$1,002	$34	$1,036

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Statements of Cash Flows (unaudited)

Ally Financial Inc. - International Operations

Six months ended June 30, ($ in millions)	2013	2012
Operating activities
Net cash provided by operating activities	$101	$395

Investing activities
Net increase in finance receivables and loans	(591)	(480)
Purchases of operating lease assets	(11)	(49)
Disposals of operating lease assets	83	57
Net change in restricted cash related to variable interest entity	(99)	36
Sale of business units	(440)
Other, net	(38)	(12)

Net cash used in investing activities	(1,096)	(448)

Financing activities
Net change in short-term borrowings - third party	365	(94)
Proceeds from issuance of long-term debt - third party	2,637	2,341
Repayments of long-term debt	(2,324)	(1,693)
Net change in related party debt with Ally Financial Inc.	(404)	(426)
Other, net	(1)	3

Net cash provided by financing activities	273	131

Effect of exchange-rate changes on cash and cash equivalents	11	22

Net (decrease) increase in cash and cash equivalents	(711)	100
Cash and cash equivalents at beginning of period	888	447

Cash and cash equivalents at end of period	$177	$547

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

1.	Description of Business, Basis of Presentation, and Significant Accounting Policies

Ally Financial Inc. and its affiliated companies (formerly GMAC Inc. and referred to herein as “Ally” or “AFI”) is a leading independent, financial services firm. Founded in 1919, Ally is a leading automotive financial services company with over 90 years of experience providing a broad array of financial products and services to automotive dealers and their customers.

On November 21, 2012, Ally announced that it had reached agreements to sell substantially all of its remaining international automotive finance operations to General Motors Financial Corporation (“GMF”). The agreements include sales of Ally’s international automotive finance operations in Asia, Europe and South America (“AFI-IO”) whose focus has been on five core markets within 14 countries: China (through our joint venture, GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”)), Brazil, Mexico, Germany and the United Kingdom.

On April 1, 2013, AFI completed the disposal of substantially all of the European and Latin American automotive finance operations except for France, Portugal and Brazil; and on June 1, 2013 completed the disposal of our operations in France and Portugal. The aggregate consideration for these disposals was $2.6 billion, which was paid to our parent, subject to certain closing adjustments, of which $65 million is contingent upon closing the acquisition of our Brazilian automotive finance and financial services operations.

The Brazil and China proposed transactions are subject to customary regulatory review and approval as well as other closing conditions including the requirements to deliver carve-out financial statements of AFI-IO. The accompanying special purpose financial statements represent the combined financial position and results of operations for the entities governed under the agreements of sale (herein referred to as the “Condensed Combined Financial Statements”). Within these financial statements “we”, “us”, “the Company”, and “our” refers to AFI-IO. AFI-IO provides financial services to automotive dealer customers, predominately focusing on financing automobiles manufactured by General Motors Company (“GM”).

Combination and Basis of Presentation

The Condensed Combined Financial Statements include our accounts after eliminating all significant intercompany balances and transactions and include all variable interest entities (VIEs) in which we are the primary beneficiary. Refer to Note 5 for further details on our VIEs. Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

The financial statements of entities that operate outside of the United States generally are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end exchange rates and the results of operations and cash flows are determined using approximate weighted average exchange rates for the period. Translation adjustments are related to foreign subsidiaries using local currency as their functional currency and are reported as a separate component of accumulated other comprehensive income (loss). Foreign currency transaction gains or losses are recorded directly to the Condensed Combined Statement of Comprehensive Income, regardless of whether such amounts are either realized or unrealized. We may elect to enter into foreign-currency derivatives to mitigate our exposure to changes in foreign-exchange rates.

The Condensed Combined Financial Statements reflect the assets, liabilities, revenues and expenses directly attributable to AFI-IO, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in invested equity and cash flows on a stand-alone basis. The principal allocation methodologies have been described below. The financial information included herein may not necessarily reflect the financial position, results of operations, changes in invested equity and cash flows of the AFI-IO in the future or what they would have been had AFI-IO been a separate, stand-alone entity during the periods presented. The financial information for 2013 recorded within the Condensed Combined Statement of Comprehensive Income represents three months of our operations in Europe and Latin America, except for Brazil, China, France and Portugal; five months of France and Portugal and six months of activity for Brazil and China consistent with the timing of disposal of businesses to GMF. The Condensed Combined Balance Sheet at June 30, 2013 includes only Brazil and China.

        AFI provided certain corporate services to us, and costs associated with these functions have been allocated to us. These allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services. The allocations represent costs for services directly benefiting AFI-IO. A service is a benefit if it improves or has the potential to improve the operations or profitability of the benefited entity. An activity is generally considered to provide a benefit if the party in receipt of the services would have performed the same or similar activity for itself or would be willing to pay a third party to perform the same or similar activity. The total amount of these allocations from AFI was approximately $23 million and $33 million for the period ended June 30, 2013 and 2012, respectively. These cost allocations are reflected within other operating expenses in our Condensed Combined Statement of Comprehensive Income as well as classified as “Allocated corporate overhead expense” in Note 14. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented.

The allocations may not reflect the expense we would have incurred as a stand-alone company for the periods presented. Actual costs that we may have incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

The Parent’s net investment represents AFI’s interest in our recorded net assets. The Parent’s net investment balance represents the cumulative net investment made by AFI in us through that date, including any prior net income or loss or other comprehensive income (loss) attributed to us and contributions received from or distributions made to AFI. Certain transactions between us and other related parties that are wholly-owned subsidiaries of AFI, including allocated expenses and settlement of intercompany transactions, are also included in the Parent’s net investment.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period and related disclosures. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

2.	Other Income, Net of Losses

Details of other income, net of losses, were as follows.

	Three months ended June 30,		Six months ended June 30,
($ in millions)	2013	2012	2013	2012
Insurance commissions income (a)	$5	$18	$21	$33
Late charges and other administrative fees	6	11	15	21
Other income, net of losses	9	13	16	29

Total other income, net of losses	$20	$42	$52	$83

(a)	Primarily represents commissions earned from third party insurance companies related to insurance policies purchased by retail finance customers.

3.	Other Operating Expenses

Details of other operating expenses were as follows.

	Three months ended June 30,		Six months ended June 30,
($ in millions)	2013	2012	2013	2012
Allocated corporate overhead expense (a)	$7	$17	$23	$33
Technology and communications	5	14	21	28
Local non income taxes	10	13	29	25
Professional services	6	9	15	17
Other operating expenses	18	44	62	88
Settlement of non income tax contingency			(35)

Total other operating expenses	$46	$97	$115	$191

(a)	Refer to Note 14.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

4.	Finance Receivables and Loans, Net

The composition of finance receivables and loans, net, reported at carrying value before allowance for loan losses was as follows.

($ in millions)	June 30, 2013	December 31, 2012
Consumer automobile	$3,186	$10,466
Commercial	767	4,762

Total finance receivables and loans (a)	$3,953	$15,228

(a)	Totals are net of unearned income, unamortized premiums and discounts, and deferred fees and costs of $890 million and $1,746 million at June 30, 2013 and December 31, 2012, respectively.

The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

Three months ended June 30, 2013 ($ in millions)	Consumer automobile	Commercial	Total
Allowance at April 1, 2013	$157	$20	$177
Charge-offs	(25)		(25)
Recoveries	7		7

Net charge-offs	(18)		(18)
Provision for loan losses	24	1	25
Other (a)	(75)	(19)	(94)

Allowance at June 30, 2013	$88	$2	$90

(a)	Balance includes $66 million and $19 million for consumer automobile and commercial, respectively, for entities sold to GMF as of April 1, 2013 and June 1, 2013.

Three months ended June 30, 2012 ($ in millions)	Consumer automobile	Commercial	Total
Allowance at April 1, 2012	$178	$41	$219
Charge-offs	(42)	(1)	(43)
Recoveries	17		17

Net charge-offs	(25)	(1)	(26)
Provision for loan losses	28	(13)	15
Other	(14)	(1)	(15)

Allowance at June 30, 2012	$167	$26	$193

Six months ended June 30, 2013 ($ in millions)	Consumer automobile	Commercial	Total
Allowance at January 1, 2013	$155	$23	$178
Charge-offs	(68)	(1)	(69)
Recoveries	21	1	22

Net charge-offs	(47)		(47)
Provision for loan losses	54	(2)	52
Other (a)	(74)	(19)	(93)

Allowance at June 30, 2013	$88	$2	$90

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

Six months ended June 30, 2013 ($ in millions)	Consumer automobile	Commercial	Total
Allowance for loan losses
Ending balance	$88	$2	$90
Individually evaluated for impairment
Collectively evaluated for impairment	88	2	90
Finance receivables and loans, net
Ending balance	3,186	767	3,953
Individually evaluated for impairment
Collectively evaluated for impairment	3,186	767	3,953

(a)	Balance includes $66 million and $19 million for consumer automobile and commercial, respectively, for entities sold to GMF as of April 1, 2013 and June 1, 2013.

Six months ended June 30, 2012 ($ in millions)	Consumer automobile	Commercial	Total
Allowance at January 1, 2012	$138	$44	$182
Charge-offs	(72)	(1)	(73)
Recoveries	31		31

Net charge-offs	(41)	(1)	(42)
Provision for loan losses	78	(16)	62
Other	(8)	(1)	(9)

Allowance at June 30, 2012	$167	$26	$193

Allowance for loan losses
Ending balance	$167	$26	$193
Individually evaluated for impairment		5	5
Collectively evaluated for impairment	167	21	188
Finance receivables and loans, net
Ending balance	9,822	4,233	14,055
Individually evaluated for impairment		44	44
Collectively evaluated for impairment	9,822	4,189	14,011

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

The following table presents an analysis of our past due finance receivables and loans, net, reported at carrying value before allowance for loan losses.

($ in millions)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total finance receivables and loans
June 30, 2013
Consumer automobile	$48	$20	$48	$116	$3,070	$3,186
Commercial					767	767

Total finance receivables	$48	$20	$48	$116	$3,837	$3,953

December 31, 2012
Consumer automobile	$97	$45	$79	$221	$10,245	$10,466
Commercial			69	69	4,693	4,762

Total finance receivables	$97	$45	$148	$290	$14,938	$15,228

The following table presents the carrying value before allowance for loan losses of our finance receivables and loans recorded at historical cost on nonaccrual status.

($ in millions)	June 30, 2013	December 31, 2012
Consumer automobile	$68	$100
Commercial		69

Total consumer and commercial finance receivables and loans	$68	$169

Management performs a quarterly analysis of the consumer automobile and commercial portfolios using a range of credit quality indicators to assess the adequacy of the allowance based on historical and current trends. The tables below present the population of loans by quality indicators for our consumer automobile and commercial portfolios.

Nonperforming loans include finance receivables and loans on nonaccrual status when the principal or interest has been delinquent for 90 days or when full collection is determined not to be probable. The following table presents performing and nonperforming credit quality indicators in accordance with our internal accounting policies for our consumer finance receivables and loans recorded at historical cost reported at carrying value before allowance for loan losses.

	June 30, 2013			December 31, 2012
($ in millions)	Performing	Nonperforming	Total	Performing	Nonperforming	Total
Consumer automobile	$3,118	$68	$3,186	$10,366	$100	$10,466

The following table presents pass and criticized credit quality indicators for our commercial finance receivables and loans recorded at historical cost and reported at carrying value before allowance for loan losses.

	June 30, 2013			December 31, 2012
($ in millions)	Pass	Criticized (a)	Total	Pass	Criticized (a)	Total
Commercial	$601	$166	$767	$3,916	$846	$4,762

(a)	Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans within our portfolio that have a higher default risk or have already defaulted.

Impaired Loans

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

The following table presents information about our impaired finance receivables and loans recorded at historical cost.

($ in millions)	Unpaid principal balance	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
Commercial
June 30, 2013
December 31, 2012	$69	$69	$20	$49	$7

5.	Securitizations and Variable Interest Entities

Overview

We are involved in several types of securitization and financing transactions that utilize special purpose entities (SPEs). An SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of securitization SPEs is to obtain liquidity by securitizing certain of our finance receivables and loans.

The SPEs involved in securitization and other financing transactions are generally considered variable interest entities (VIEs). VIEs are entities that either have a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities.

Securitizations

We provide a wide range of finance receivables and loans to a diverse customer base. We often securitize these receivables (which we collectively describe as “securitized assets” or “transferred assets”) through the use of securitization entities, which are consolidated on our Condensed Combined Balance Sheet. We securitize finance receivables and loans through both public and private securitizations.

In executing a securitization transaction, we typically sell pools of finance receivables and loans to a separate, transaction-specific securitization entity for cash, servicing rights, and in some transactions, other retained interests. The securitization entity is funded through the issuance of beneficial interests in the securitized assets. The beneficial interests take the form of either notes or trust certificates that are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred receivables and entitle the investors to specified cash flows generated from the securitized assets. In addition to providing a source of liquidity and cost-efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain.

Each securitization is governed by various legal documents that often limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the securitized assets, to issue beneficial interests to investors to fund the acquisition of the securitized assets, and to enter into derivatives to hedge or mitigate certain risks related to the securitized assets or beneficial interests of the entity. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to service the securitized assets the securitization entity holds and the beneficial interests it issues.

We may retain beneficial interests in our securitizations, which may represent a form of significant continuing economic interest. These retained interests include, but are not limited to servicing rights, interest-only strips and subordinated notes. Certain of these retained interests provide credit enhancement to the SPE as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance-driven.

We generally hold certain conditional repurchase options that allow us to repurchase the securitized assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining transferred assets or outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean-up call option). The repurchase price is typically the par amount of the assets plus accrued interest. Additionally, we may hold other conditional repurchase options that allow us to repurchase a transferred asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent repurchase option that gives us the option to purchase the securitized asset if it exceeds a certain prespecified delinquency level. We generally have complete discretion regarding when or if we will exercise these options, but we would do so only when it is in our best interest.

We may provide certain investors in our on-balance sheet securitizations and whole-loan transactions with repurchase commitments for loans that become contractually delinquent within a specified time from their date of origination or purchase. The maximum obligation of $1,864 million and $1,897 million as of June 30, 2013 and December 31, 2012, respectively, represents the principal balance for loans sold that are covered by these commitments.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

Other than our customary representation and warranty provisions, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Representation and warranty provisions generally require us to repurchase securitized assets or indemnify the investor or other party for incurred losses to the extent it is determined that the transferred assets were ineligible or were otherwise defective at the time of sale. We did not provide any noncontractual financial support to any of these entities during 2013 or 2012.

Involvement with Variable Interest Entities

The determination of whether the assets held by these VIEs (and related liabilities) are consolidated on our balance sheet (also referred to as on-balance sheet) or not consolidated on our balance sheet (also referred to as off-balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the VIE. We are deemed the primary beneficiary and therefore consolidate VIEs in which we have both (a) the power, through voting rights or similar rights, to direct the activities that most significantly impact the VIE’s economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on an analysis of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis.

In our securitization transactions, we hold beneficial interests or other interests in the VIE, which represent a form of significant continuing economic interest.

We consolidate all of these entities because we have a controlling financial interest in the VIE, primarily due to our servicing activities, and because we hold a variable interest in the VIE that could potentially be significant. We are the primary beneficiary of our securitization entities for which we perform servicing activities and hold a variable interest in the form of a beneficial interest that could potentially be significant.

The consolidated VIEs included in the Condensed Combined Balance Sheet represent separate entities with which we are involved. The third-party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to us, except for the customary representation and warranty provisions. In addition, the cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third-party financing related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets. All assets are restricted for the benefit of the beneficial interest holders. Refer to the Condensed Combined Balance Sheet for the summarized financial information related to consolidated VIEs.

6.	Other Assets

The components of other assets were as follows.

($ in millions)	June 30, 2013	December 31, 2012
Property and equipment at cost	$6	$240
Accumulated depreciation	(2)	(213)

Net property and equipment	4	27
Prepaid expenses and deposits	455	422
Restricted cash collections for securitization trusts (a)	53	305
Cash reserve deposits held-for-securitization trusts (b)	10	209
Other assets	11	382

Total other assets	$533	$1,345

(a)	Represents cash collection from customer payments on securitized assets. These funds are distributed to investors as payments on the related secured debt.
(b)	Represents credit enhancement in the form of cash reserves for various securitization transactions.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

7.	Short-term Borrowings

The following table presents the composition of our short-term borrowings portfolio.

	June 30, 2013			December 31, 2012
($ in millions)	Unsecured	Secured	Total	Unsecured	Secured		Total
Bank loans and overdrafts	$201		$201	$867	$		$867
Notes to secured facilities		$155	155			1,785	1,785
Other	86		86	148			148

Total short-term borrowings	$287	$155	$442	$1,015		$1,785	$2,800

Weighted average interest rate (a)			10.0%				4.3%

(a)	Based on the debt outstanding and the interest rate at June 30, 2013 and December 31, 2012.

8.	Long-term Debt

The following tables present the composition of our long-term debt portfolio.

($ in millions)	Fixed rate amount	Variable rate amount	Total amount	Interest rate	Weighted average interest rate (a)	Due date range
June 30, 2013
Senior debt	$32	$1,341	$1,373	7.49 - 10.39%	9.33%	2013 - 2016
Subordinated debt (b)	1,863		1,863	10.82 - 16.38%	10.82%	2014 - 2016
VIE secured debt

Total long-term debt	$1,895	$1,341	$3,236

December 31, 2012
Senior debt	$377	$1,288	$1,665	5.40 - 14.33%	8.51%	2013 - 2016
Subordinated debt (b)	2,022	164	2,186	1.24 - 16.38%	10.68%	2013 - 2018
VIE secured debt		4,303	4,303	0.93 - 6.84%	2.23%	2013 - 2018

Total long-term debt	$2,399	$5,755	$8,154

(a)	Based on the debt outstanding and the interest rate at December 31 of each year.
(b)	Includes secured long-term debt of $1.9 billion and $2.1 billion at June 30, 2013 and December 31, 2012, respectively.

The following table presents the scheduled remaining maturity of long-term debt, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

Year ended December 31, ($ in millions)	2013	2014	2015	2016	2017	2018 and thereafter	Total
Unsecured	$363	$726	$232	$50			$1,371
Secured	432	692	446	227	$63	$5	1,865

Total long-term debt	$795	$1,418	$678	$277	$63	$5	$3,236

To achieve the desired balance between fixed- and variable-rate debt, we utilize interest rate swap agreements. In addition, certain of our debt obligations are denominated in currencies other than the currency of the issuing country. Foreign-currency swap agreements are used to hedge exposure to changes in the exchange rates of obligations.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

The following summarizes assets restricted as collateral for the payment of the related debt obligation primarily arising from securitization transactions accounted for as secured borrowings and repurchase agreements.

($ in millions)	June 30, 2013	December 31, 2012
Consumer automobile finance receivables	$1,741	$7,183
Commercial automobile finance receivables	152	2,429
Investment in operating leases, net (a)		97

Total assets restricted as collateral	1,893	9,709

Secured debt (b)	$2,018	$8,274

(a)	Balance is recorded within the ‘Other Assets’ within the Condensed Combined Balance Sheet.
(b)	Includes $0.2 billion and $1.8 billion of short-term borrowings at June 30, 2013 and December 31, 2012, respectively.

Covenants and Other Requirements

In secured funding transactions, there are trigger events that could cause the debt to be prepaid at an accelerated rate or could cause our usage of the credit facility to be discontinued. The triggers are generally based on the financial health and performance of the servicer as well as performance criteria for the pool of financial assets, such as delinquency ratios, loss ratios, commercial payment rates. During 2013 and 2012, there were no trigger events that resulted in the repayment of debt at an accelerated rate or impacted the usage of our credit facilities.

Funding Facilities

We utilize both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not contractually obligated to advance funds under them. The amounts outstanding under our various funding facilities are included on our Condensed Combined Balance Sheet.

The total capacity in our committed funding facilities is provided by banks and other financial institutions through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and do not allow for any further funding after the closing date.

9.	Accrued Expenses and Other Liabilities

The components of accrued expenses and other liabilities were as follows.

($ in millions)	June 30, 2013	December 31, 2012
Current income tax payable (a)	$190	$267
Non-income tax payable (b)	160	220
Accounts payable	55	234
Payables to automotive original equipment manufacturers, net	18	442
Other liabilities	56	420

Total accrued expenses and other liabilities	$479	$1,583

(a) Includes reserves for uncertain income tax positions, including interest and penalties, primarily related to Brazil.

(b) Represents reserves for other non-income tax matters, including interest and penalties, primarily related to Brazil.

10.	Derivative Instruments and Hedging Activities

We enter into derivative instruments, including interest rate and foreign-currency swaps and options in connection with our market risk management activities. Derivative instruments are used to manage interest rate risk relating to specific groups of assets and liabilities, including debt. In addition, we use foreign exchange contracts to mitigate foreign-currency risk associated with foreign-currency-denominated debt. Our primary objective for utilizing derivative financial instruments is to manage market risk volatility associated with interest rate and foreign-currency risks related to the assets and liabilities.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

Interest Rate Risk

We execute interest rate swaps to modify our exposure to interest rate risk by converting certain fixed-rate instruments to a variable-rate and certain variable-rate instruments to a fixed rate. We monitor our mix of fixed- and variable-rate debt in relation to the rate profile of our assets. When it is cost-effective to do so, we may enter into interest rate swaps to achieve our desired mix of fixed- and variable-rate debt.

We enter into economic hedges to mitigate exposure for the following categories.

•	Debt — We do not apply hedge accounting to our derivative portfolio held to mitigate interest rate risk associated with our debt portfolio. Typically, the significant terms of the interest rate swaps match the significant terms of the underlying debt resulting in an effective conversion of the rate of the related debt.

•	Other — We enter into interest rates swaps to economically hedge our net fixed versus variable interest rate exposure.

Foreign Currency Risk

We enter into derivative financial instruments to mitigate the risk associated with variability in cash flows related to foreign-currency financial instruments. Currency swaps are used to economically hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to the same currency of the assets being financed. Similar to our interest rate derivatives, the swaps are generally entered into or traded concurrent with the debt issuance with the terms of the swap matching the terms of the underlying debt.

We have not elected to treat any foreign-currency derivatives as hedges for accounting purposes principally because the changes in the fair values of the foreign-currency swaps are substantially offset by the foreign-currency revaluation gains and losses of the underlying assets and liabilities.

Condensed Combined Balance Sheet Presentation

The following table summarizes the fair value amounts of derivative instruments reported on our Condensed Combined Balance Sheet. The fair value amounts are presented on a gross basis, are segregated by type of contract. At June 30, 2013 and December 31, 2012, $0 million and $21 million of the derivative contracts in a receivable position were classified as other assets on the Condensed Combined Balance Sheet, respectively. At June 30, 2013 and December 31, 2012, $0 million and $48 million of derivative contracts in a liability position were classified as accrued expenses and other liabilities on the Condensed Combined Balance Sheet, respectively.

	June 30, 2013			December 31, 2012
	Derivative contracts in a			Derivative contracts in a
($ in millions)	receivable position	payable position	Notional amount	receivable position	payable position	Notional amount
Economic hedges
Interest rate risk
Debt				$21	$29	$6,174
Other					1	990

Total interest rate risk				21	30	7,164
Foreign exchange risk					18	471

Total economic hedges				21	48	7,635

Total derivatives				$21	$48	$7,635

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

Condensed Combined Statement of Comprehensive Income Presentation

The following table summarizes the location and amounts of gains and losses on derivative instruments reported in our Condensed Combined Statement of Comprehensive Income.

	Three months ended June 30,		Six months ended June 30,
($ in millions)	2013	2012	2013	2012
Economic derivatives
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Other income, net of losses			$(7)	$(3)

Total interest rate contracts			(7)	(3)

Foreign exchange contracts (a)
Interest on long-term debt		$3	36	3

Total foreign exchange contracts		3	36	3

Gain recognized in earnings on derivatives		$3	$29

(a)	Amounts exclude gains and losses related to the revaluation of the related foreign-denominated debt or receivable. Gains of $34 million and $0 million were recognized for the six month period ended June 30, 2013 and 2012, respectively.

11.	Income Taxes

For interim income tax reporting we estimate our annual effective tax rate and apply it to our year to date ordinary income. Tax jurisdictions with a projected or year to date loss for which a tax benefit cannot be realized are excluded. The tax effects of unusual or infrequently occurring items, including changes in judgment about valuation allowances and effects of changes in tax laws or rates, are reported in the interim period in which they occur.

12.	Fair Value of Financial Instruments

For purposes of this disclosure, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

The following table presents the carrying and estimated fair value of financial instruments. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at June 30, 2013 and December 31, 2012.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

	June 30, 2013					December 31, 2012
		Estimated fair value
($ in millions)	Carrying value	Level 1	Level 2	Level 3	Total	Carrying value	Estimated fair value
Financial assets
Finance receivables and loans, net	$3,863			$3,764	$3,764	$15,050	$15,934
Notes receivable from AFI						72	69
Derivative assets						21	21
Financial liabilities
Derivative liabilities						48	48
Short-term borrowings - third party	442			442	442	2,800	2,813
Long-term debt - third party	3,236			3,211	3,211	8,154	8,211
Debt payable to Ally Financial Inc.						1,848	1,790

The following describes the methodologies and assumptions used to determine fair value for the significant classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market-based return) and not in forced liquidation or distressed sale.

•	Finance receivables and loans, net — The fair value of finance receivables was based on discounted future cash flows using applicable spreads to approximate current rates applicable to each category of finance receivables (an income approach using Level 3 inputs). The carrying value of commercial receivables in certain markets and certain other automotive-lending receivables for which interest rates reset on a short-term basis with applicable market indices are assumed to approximate fair value either because of the short-term nature or because of the interest rate adjustment feature. The fair value of commercial receivables in other markets was based on discounted future cash flows using applicable spreads to approximate current rates applicable to similar assets in those markets.

•	Debt — Debt valued using internally derived inputs, such as prepayment speeds and discount rates, was classified as Level 3.

•	Derivative instruments — We execute over-the-counter derivative contracts, such as interest rate swaps and caps. We utilize third-party-developed valuation models that are widely accepted in the market to value these over-the-counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are used in the model. We classified these over-the-counter derivative contracts as Level 2 because all significant inputs into these models were market observable.

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on-balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Accordingly, we classified these derivative contracts as Level 3.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. In the event that we do not enter into legally enforceable agreements that enable the posting and receiving of collateral, we will consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA), if warranted.

13.	Contingencies and Other Risks

In the normal course of business, we enter into transactions that expose us to varying degrees of risk.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

Concentration with GM

The profitability and financial condition of our operations are heavily dependent upon the performance, operations, and prospects of GM, and their dealers. We have preferred provider agreements that provide for limited exclusivity privileges with respect to subvention programs offered by GM. These agreements do not provide us with any benefits relating to standard rate financing or lease products. Our preferred provider agreements with GM terminate on December 31, 2013.

Legal Proceedings

We are subject to potential liability under various governmental proceedings, claims, and legal actions that are pending or otherwise asserted against us. We are named as defendants in a number of legal actions, and we are involved in governmental proceedings arising in connection with our respective businesses. Some of the pending actions purport to be class actions, and certain legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We establish reserves for legal claims when payments associated with the claims become probable and the payments can be reasonably estimated. Given the inherent difficulty of predicting the outcome of litigation and regulatory matters, it is generally very difficult to predict what the eventual outcome will be, and when the matter will be resolved. The actual costs of resolving legal claims may be higher or lower than any amounts reserved for the claims.

Other Contingencies

We are subject to potential liability under various other exposure including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse impact on our results of operations, financial position, or cash flows.

14.	Related Party

Pursuant to AFI’s Bylaws dated December 30, 2009 (the Bylaws), we must, subject to certain limited exceptions, conduct all transactions with our affiliates, current or former officers or directors, or any of their respective family members on terms that are fair and reasonable and no less favorable to AFI-IO than we would obtain in a comparable arm’s-length transaction with an independent third party.

Related party transactions are primarily settled in cash. Certain related party transactions are settled by non-cash capital contributions or dividends. AFI, as a parent, has provided guarantees on certain AFI-IO loan obligations.

A summary of the balance sheet effect of transactions with AFI follows:

($ in millions)	June 30, 2013	December 31, 2012
Assets
Investment in Ally Financial Inc. affiliated companies		$8
Notes receivable from AFI		72

Total assets		$80

Liabilities
Debt payable to Ally Financial Inc.		$1,848
Accrued expenses and other liabilities	$31	45

Total liabilities	$31	$1,893

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

A summary of the income statement effect of transactions with AFI follows:

	Three months ended June 30,		Six months ended June 30,
($ in millions)	2013	2012	2013	2012
Net financing revenue
Interest expense on loans with Ally Financial Inc.		$27	$20	$58
Guarantee fees expense		6	5	11
Other expense
Allocated corporate overhead expense (Refer to Note 1)	$7	17	23	33

15.	Subsequent Events

On October 1, 2013, AFI completed the disposal of the auto finance operations in Brazil to GMF. The aggregate consideration for this acquisition was $611 million, subject to certain closing adjustments. We have evaluated subsequent events through October 1, 2013, the date our financial statements were issued.

$1,000,000,000

Offer to Exchange up to $1,000,000,000 aggregate principal amount of new

4.75% Senior Notes due 2017,

which have been registered under the Securities Act,

for any and all of its outstanding 4.75% Senior Notes due 2017

PRELIMINARY PROSPECTUS

October     , 2013

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

The exchange agent for the exchange offers is:

Wells Fargo Bank, National Association

By Registered & Certified Mail: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	By Regular Mail or Overnight Courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479

In Person by Hand Only:

WELLS FARGO BANK, N.A.

12th Floor - Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):

(612) 667-6282

For Information or Confirmation by

Telephone:

(800) 344-5128

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

(a) The certificate of formation, as amended to date (the “Certificate of Formation”), of General Motors Financial Company, Inc. (the “Company”), together with its bylaws, provide that the Company shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Texas permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

(b) The Company has also adopted provisions in its Certificate of Formation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Texas. In addition, the Company has entered into indemnification agreements with its directors. Under the Company’s Certificate of Formation, and as permitted by the laws of the State of Texas, a director is not liable to the Company or its shareholders for breach of fiduciary duty. Such limitation does not affect liability for: (i) a breach of the director’s duty of loyalty to the Company or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on October 2, 2013.

General Motors Financial Company, Inc.

By:	/s/ Daniel E. Berce
Daniel E. Berce
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Daniel E. Berce, Chris A. Choate and Frank E. Brown III and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do and perform each and every act and think requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel E. Berce Daniel E. Berce	Director, President and Chief Executive Officer (Principal Executive Officer)	October 2, 2013

/s/ Chris A. Choate Chris A. Choate	Executive Vice President, Chief Financial Officer and Treasurer (Principal Accounting Officer)	October 2, 2013

/s/ Daniel Ammann Daniel Ammann	Director	October 2, 2013

/s/ Stephen J. Girsky Stephen J. Girsky	Director	October 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on October 2, 2013.

AmeriCredit Financial Services, Inc.

By:	/s/ Daniel E. Berce
Daniel E. Berce
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Daniel E. Berce, Chris A. Choate and Frank E. Brown III and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do and perform each and every act and think requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel E. Berce Daniel E. Berce	Director, President and Chief Executive Officer (Principal Executive Officer)	October 2, 2013

/s/ Chris A. Choate Chris A. Choate	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Accounting Officer)	October 2, 2013

/s/ Susan B. Sheffield Susan B. Sheffield	Director and Executive Vice President, Corporate Finance	October 2, 2013

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated July 21, 2010, among General Motors Holdings LLC, Goalie Texas Holdco Inc. and AmeriCredit Corp. and incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2010.

3.1	Articles of Incorporation of the Company, filed May 18, 1988, and Articles of Amendment to Articles of Incorporation, filed August 24, 1988, and incorporated herein by reference to Exhibit 3.1 to Registration Statement No. 33-31220 on Form S-1 filed with the Securities and Exchange Commission.

3.2	Amendment to Articles of Incorporation, filed October 18, 1989, and incorporated herein by reference to Exhibit 3.2 to Registration Statement No. 33-31220 on Form S-1 filed with the Securities and Exchange Commission.

3.3	Articles of Amendment to Articles of Incorporation of the Company, filed November 12, 1992, and incorporated herein by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1992, filed with the Securities and Exchange Commission.

3.4	Amended & Restated Bylaws of the Company incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2010.

3.5	Amended and Restated Certificate of Formation of General Motors Financial Company, Inc. (formerly known as AmeriCredit Corp.) incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2010.

4.1	Certificate of Merger merging Goalie Texas Holdco Inc. with and into AmeriCredit Corp. incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2010.

4.2	Indenture, dated June 1, 2011, between General Motors Financial Company, Inc. and Deutsche Bank Trust Company Americas, concerning the Company’s $500 million 6.75% Senior Notes due 2018, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 3, 2011.

4.3	Indenture, dated August 16, 2012, between General Motors Financial Company, Inc., AmeriCredit Financial Services, Inc., the guarantor, and Wells Fargo Bank, N.A., as trustee, concerning the Company’s $1.0 billion 4.75% Senior Notes due 2017, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 16, 2012.

4.3.1	Registration Rights Agreement, dated August 16, 2012, between General Motors Financial Company, Inc., AmeriCredit Financial Services, Inc., the guarantor, and Deutsche Bank Securities Inc., incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 16, 2012.

4.4	Indenture, dated May 14, 2013, among General Motors Financial Company, Inc., AmeriCredit Financial Services, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee, concerning the Company’s $1.0 billion 2.75% Senior Notes due 2016, $750 million 3.25% Senior Notes due 2018 and $750 million 4.25% Senior Notes due 2023, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 14, 2013.

4.4.1	Registration Rights Agreement, dated May 14, 2013, among General Motors Financial Company, Inc., AmeriCredit Financial Services, Inc., as guarantor, and Deutsche Bank Securities Inc., as representatives of the initial purchasers, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 14, 2013.

5.1(@)	Opinion of Hunton & Williams LLP

10.1	Employment Agreement, dated September 30, 2010, between the Company and Daniel E. Berce incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2010.

Exhibit No.	Description
10.2	Employment Agreement, dated September 30, 2010, between the Company and Chris A. Choate incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2010.

10.3	Employment Agreement, dated September 30, 2010, between the Company and Steven P. Bowman incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2010.

10.4	Employment Agreement, dated September 30, 2010, between the Company and Kyle R. Birch incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2010.

10.5	Sale and Servicing Agreement, dated as of February 26, 2010, among AmeriCredit Syndicated Warehouse Trust, AmeriCredit Funding Corp. XI, AmeriCredit Financial Services, Inc., Deutsche Bank AG New York Branch and Wells Fargo Bank, NA, incorporated by reference herein to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

10.5.1	Indenture, dated February 26, 2010, among AmeriCredit Syndicated warehouse Trust, Deutsche Bank AG New York Branch and Wells Fargo Bank, NA, incorporated by reference herein to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

10.5.2	Note Purchase Agreement, dated February 26, 2010, among AmeriCredit Syndicated Warehouse Trust, AmeriCredit Funding Corp. XI, AmeriCredit Financial Services, Inc., Deutsche Bank AG New York Branch and Wells Fargo Bank, NA, incorporated by reference herein to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

10.5.3	First Supplemental Indenture, dated August 20, 2010, between AmeriCredit Syndicated Warehouse Trust and Wells Fargo Bank, N A, incorporated herein by reference to Exhibit 10.11.3 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 27, 2010.

10.5.4	Amendment No. 1, dated August 20, 2010, to Sale and Servicing Agreement, dated February 26, 2010, among AmeriCredit Syndicated Warehouse Trust, AmeriCredit Funding Corp. XI, AmeriCredit Financial Services, Inc., Deutsche Bank AG New York Branch and Wells Fargo Bank, NA, incorporated herein by reference to Exhibit 10.11.4 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 27, 2010.

10.5.5	Omnibus Amendment to the Sale and Servicing Agreement, the Indenture and Note Purchase Agreement, dated February 17, 2011, among AmeriCredit Syndicated Warehouse Trust, AmeriCredit Funding Corp. XI, AmeriCredit Financial Services, Inc., Deutsche Bank AG, New York Branch, and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 22, 2011.

10.5.6	Fourth Omnibus Amendment to the Sale and Servicing Agreement, the Indenture, the Custodian Agreement and the Note Purchase Agreement, dated May 10, 2012, among AmeriCredit Syndicated Warehouse Trust, as Issuer, AmeriCredit Funding Corp. XI, as a Seller, AmeriCredit Financial Services, Inc., as a Seller and as Servicer, Deutsche Bank AG, New York Branch, as Administrative Agent, Wells Fargo Bank, National Association, as Trustee, Backup Servicer and Trust Collateral Agent, the Purchasers that are party to the Note Purchase Agreement and the Agents that are party to the Note Purchase Agreement, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 11, 2012.

10.6	2011-A Servicing Supplement, dated January 31, 2011, among ACAR Leasing Ltd., AmeriCredit Financial services, Inc., APGO Trust and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2011.

10.6.1	Indenture, dated January 31, 2011, among GMF Leasing Warehouse Trust, Wells Fargo Bank, National Association, AmeriCredit Financial services, Inc., Deutsche Bank AG, New York Branch, and JPMorgan Chase Bank, N.A., incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2011.

10.6.2	Note Purchase Agreement, dated January 31, 2011, among GMF Leasing Warehouse Trust, AmeriCredit Financial services, Inc., GMF Leasing LLC, Deutsche Bank, AG, New York Branch, and JPMorgan Chase Bank, N.A., incorporated herein by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2011.

Exhibit No.	Description
10.6.3	Second Omnibus Amendment to the Credit and Security Agreement, the 2011-A Exchange Note Supplement, the Indenture, the Note Purchase Agreement, the Amended and Restated Servicing Agreement and the 2011-A Servicing Supplement, dated January 30, 2012, by and among GMF Leasing Warehouse Trust, as Issuer, AmeriCredit Financial Services, Inc., ACAR Leasing Ltd., as Titling Trust, GMF Leasing LLC, as Seller, APGO Trust, as Settlor, Deutsche Bank AG, New York Branch, as an Administrative Agent (under the Note Purchase Agreement) and as Agent for the DB Purchaser Group, JPMorgan Chase Bank, N.A., as an Administrative Agent (under the Note Purchase Agreement) and as Agent for the JPM Purchaser Group, and Wells Fargo Bank, National Association, as Administrative Agent (under the 2011-A Exchange Note Supplement and the Credit and Security Agreement), Collateral Agent, Indenture Trustee and 2011-A Exchange Noteholder, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 3, 2012.

10.6.4	Third Omnibus Amendment to the Credit and Security Agreement, the 2011-A Exchange Note Supplement, the Indenture, the Note Purchase Agreement and the 2011-A Servicing Supplement, dated January 25, 2013, by and among GMF Leasing Warehouse Trust, as Issuer, AmeriCredit Financial Services, Inc., ACAR Leasing Ltd., as Titling Trust, GMF Leasing LLC, as Seller, APGO Trust, as Settlor, Deutsche Bank AG, New York Branch, as an Administrative Agent (under the Note Purchase Agreement) and as Agent for the DB Purchaser Group, JPMorgan Chase Bank, N.A., as an Administrative Agent (under the Note Purchase Agreement) and as Agent for the JPM Purchaser Group, and Wells Fargo Bank, National Association, as Administrative Agent (under the 2011-A Exchange Note Supplement), Collateral Agent, Indenture Trustee and 2011-A Exchange Noteholder, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 31, 2013.

10.7	2011-A Servicing Supplement, dated July 15, 2011, among GM Financial Canada Leasing Ltd., FinanciaLinx Corporation, GMF Canada Leasing Trust, Deutsche Bank AG, Canada Branch, and BMO Nesbitt Burns Inc., incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 21, 2011.

10.7.1	Series 2011-A Indenture Supplement, dated July 15, 2011, among ComputerShare Trust Company of Canada, BNY trust Company of Canada, Deutsche Bank AG, Canada Branch and BMO Nesbitt Burns Inc., incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 21, 2011.

10.7.2	Note Purchase Agreement, dated July 15, 2011, among GMF Canada Leasing Trust, FinanciaLinx Corporation, GM Financial Canada Leasing Ltd., Deutsche Bank AG, Canada Branch, BMO Nesbitt Burns Inc. and BNY Trust Company of Canada, incorporated herein by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 21, 2011.

10.7.3	First Omnibus Amendment to the 2011-A Borrower Note Supplement, the Note Purchase Agreement, the Servicing Agreement and the 2011-A Servicing Supplement, dated as of July 13, 2012, by and among Computershare Trust Company of Canada in its capacity as trustee of GMF Canada Leasing Trust, as Issuer, GM Financial Canada Leasing Ltd., as Borrower, FinanciaLinx Corporation, individually and in its capacity as Servicer, Deutsche Bank AG, Canada Branch, as an Administrative Agent, BMO Nesbitt Burns Inc., as an Administrative Agent, BNY Trust Company of Canada, as Indenture Trustee, the Purchasers identified on the signature pages thereto, AmeriCredit Financial Services, Inc., as Performance Guarantor, and the Agents identified on the signature pages thereto, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 19, 2012.

10.8	Note Purchase Agreement, dated as of January 10, 2012, among GM Financial Automobile Receivables Trust 2012-PP1, as Issuer, AFS SenSub Corp., as Seller, AmeriCredit Financial Services, Inc., as Servicer and as Custodian, Azalea Asset Management, Inc., as Note Purchaser, and Wells Fargo Bank, National Association, as Trustee, incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 23, 2012.

10.8.1	Indenture, dated as of January 4, 2012, between GM Financial Automobile Receivables Trust 2012-PP1, as Issuer, and Wells Fargo Bank, National Association, as Trustee and Trust Collateral Agent, incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 23, 2012.

10.8.2	Purchase Agreement, dated as of January 4, 2012, between AFS SenSub Corp., as Purchaser, and AmeriCredit Financial Services, Inc., as Seller, incorporated herein by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 23, 2012.

Exhibit No.	Description
10.8.3	Sale and Servicing Agreement, dated as of January 4, 2012, among GM Financial Automobile Receivables Trust 2012-PP1, as Issuer, AFS SenSub Corp., as Seller, AmeriCredit Financial Services, Inc., as Servicer, and Wells Fargo Bank, National Association, as Backup Servicer and Trust Collateral Agent, incorporated herein by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 23, 2012.

10.9	Purchase and Sale Agreement, dated as of November 21, 2012, among Ally Financial Inc., General Motors Financial Company, Inc. and General Motors Company, incorporated herein by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 15, 2013.

10.10	3-Year Revolving Credit Agreement, dated as of November 5, 2012, among General Motors Holdings LLC, General Motors Financial Company, Inc., GM Europe Treasury Company AB, General Motors Do Brasil Ltda., the Subsidiary Borrowers from time to time Parties hereto, and the Several Lenders from time to time Parties hereto, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on February 26, 2013.*

10.11	Share Transfer Agreement, dated November 21, 2012, between Ally Financial, Inc. and the Company, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 2, 2013.

12.1(@)	Statement Re: Computation of Ratios

21.1(@)	Subsidiaries of General Motors Financial Company, Inc.

23.1(@)	Consent of Deloitte & Touche LLP

23.2(@)	Consent of Deloitte & Touche LLP

23.3(@)	Consent of Hunton & Williams LLP (contained in their opinion filed as Exhibit 5.1)

24.1(@)	Power of Attorney (included on the signature pages hereto)

25.1(@)	Statement of Eligibility of Trustee on Form T-1

99.1(@)	Form of Letter of Transmittal

99.2(@)	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

99.3(@)	Form of Notice of Guaranteed Delivery

99.4(@)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.5(@)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

(@)	Filed herewith.
*	Portions of this exhibit have been omitted under a request for confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934 and filed separately with the Securities and Exchange Commission.